                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934



     Filed by the Registrant [X]
     Filed by a party other than the Registrant [_]

     Check the appropriate box:

     [X]  Preliminary Proxy Statement
     [_]  Confidential For Use of the Commission Only [as permitted by
           Rule 14a-6(e)(2)]
     [_]  Definitive Proxy Statement
     [_]  Definitive Additional Materials
     [_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                          AVTEL COMMUNICATIONS, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


     Payment of filing fee (Check the appropriate box):
     [_]  No fee required.
     [X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-
          11.


(1)  Title of each class of securities to which transaction applies: Common
     Stock

(2)  Aggregate number of securities to which transaction applies: 38,330,056

(3) Per unit price or their underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (*) $2.56

(4)  Proposed maximum aggregate value of transaction: $98,124,943

(5)  Total fee paid: $19,625

     [_]  Fee previously paid with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid: _____________________

(2)  Form, Schedule or Registration Statement no.: ________________

(3)  Filing party: __________________________________________

(4)  Date filed: _____________________________________________


     (*) Based on the average of the bid and asked prices reported on the NASDAQ Electronic Bulletin Board on August 22, 1997.

                               PRELIMINARY COPY

                                                                           AVTEL
                                                            COMMUNICATIONS, INC.
                                                            --------------------


September 9, 1997

To the Shareholders of AvTel Communications, Inc.:

     You are cordially invited to attend a Special Meeting of Shareholders of AvTel Communications, Inc. (the "Company" or "AvTel"), to be held at 10:00 a.m., local time, on September 26, 1997, at the Company's offices at 130 Cremona Drive, Suite C, Santa Barbara, California (the "Special Meeting"). Copies of the Notice of Special Meeting of Stockholders, Proxy Statement and Proxy are enclosed.

     At the Special Meeting you will be asked to approve two proposals that will materially change the Company. As described in the enclosed Proxy Statement, you will be asked to approve a Stock Exchange Agreement dated April 29, 1997, as amended (the "Exchange Agreement"), between the Company and Matrix Telecom, Inc., a Texas corporation ("Matrix"). The Exchange Agreement provides for the acquisition by the Company, by way of a stock for stock exchange (the "Share Exchange"), of all of the issued and outstanding capital stock of Matrix in exchange for shares of the Company's Common Stock. After giving effect to the Share Exchange, the former shareholders of Matrix will hold approximately 84% of the issued and outstanding Common Stock of the Company which would allow such shareholders, if acting in concert, to control the election of directors and other matters which are subject to a vote of the Company's shareholders.

     The consummation of the Share Exchange is subject to the satisfaction of
several conditions.   These include the approval of the Company's shareholders
of a change in the Company's state of incorporation from Utah to Delaware. To effect this reincorporation in Delaware, the Company will be merged (the "Reincorporation Merger") with and into AvTel Communications, Inc., a Delaware corporation ("AvTel Delaware"). AvTel Delaware is a newly-formed, wholly-owned subsidiary of the Company formed for the sole purpose of the Reincorporation Merger. AvTel Delaware will be the surviving corporation in the Reincorporation Merger. The Reincorporation Merger will occur immediately before or concurrently with the Share Exchange.

     The Agreement and Plan of Merger relating to the Reincorporation Merger will provide that AvTel Delaware will issue to the Company's shareholders one share of AvTel Delaware Common Stock for each four shares of the Company's Common Stock outstanding immediately prior to the Reincorporation Merger. The Company's Series A Convertible Preferred Stock and its outstanding options will be similarly adjusted. Accordingly, by approving the Reincorporation Merger, the shareholders of the Company will also be approving, in effect, a four to one reverse stock split of their shares. Shareholders will receive cash in lieu of any fractional shares that would otherwise be issued as part of the Reincorporation Merger.

     Approval of the Reincorporation Merger will also constitute approval of the Certificate of Incorporation and Bylaws of AvTel Delaware as the surviving entity in the Reincorporation Merger. In addition, the Company believes that, concurrently with the Share Exchange, two of the Company's four directors, Frank Dziuba and Barry Peters, will resign and will be replaced by three nominees of Matrix. These proposals and related matters are described in greater detail in the enclosed Notice of Special Meeting of Shareholders and Proxy Statement.



          130 CREMONA DRIVE, SUITE C, SANTA BARBARA, CALIFORNIA 93117
               TELEPHONE:  (805) 685-0355   FAX:  (805) 685-9685

     The Company's management believes that the combination of AvTel and Matrix will benefit AvTel by, among other things, expanding AvTel's product offerings and customer base, improving AvTel's access to capital sources, thus reducing the cost of capital to the Company, and allowing AvTel to benefit from Matrix's established corporate infrastructure. Matrix has a much more developed administrative and billing infrastructure, and has regulatory authorizations as a long-distance provider in place in 49 states. Other reasons for the Share Exchange are set forth in the Proxy Statement in greater detail. Although the Board of Directors believes that the Share Exchange is in the best interests of the shareholders of AvTel, no fairness opinion has been sought from an investment bank that the transaction is fair from a financial point of view to AvTel's shareholders. Nor has an opinion or private letter ruling been obtained with respect to the tax treatment of the Share Exchange or the Reincorporation Merger.

     The Board of Directors of the Company has unanimously approved the Share Exchange, the Reincorporation Merger and all related transactions. The affirmative vote of the holders of a majority of the outstanding shares of each of the Company's Common Stock and the Company's Preferred Stock is needed to approve and adopt the proposals outlined above.

     Certain shareholders, including the Company's current Directors, who own shares representing approximately 61% of the issued and outstanding shares of the Company's Common Stock have indicated that they will vote their shares in favor of the proposals contemplated by the attached Proxy Statement. In addition, the holders of all shares of the Company's Preferred Stock have indicated that they will vote their shares in favor of the proposals. Accordingly, without the affirmative vote of any other shareholder, there will be sufficient votes for approval and adoption of the proposals submitted in the Proxy Statement.

     THE BOARD OF DIRECTORS BELIEVES THAT THE SHARE EXCHANGE AND REINCORPORATION MERGER ARE ADVANTAGEOUS TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY RECOMMENDED APPROVAL THEREOF BY THE SHAREHOLDERS.

     APPROVAL OF THE PROPOSED SHARE EXCHANGE WITH MATRIX IS CONDITIONED UPON APPROVAL OF THE PROPOSAL TO REINCORPORATE IN DELAWARE. AS A CONSEQUENCE, A VOTE AGAINST THE PROPOSAL TO APPROVE THE REINCORPORATION MERGER, WILL CONSTITUTE A VOTE AGAINST THE SHARE EXCHANGE. WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE IN ORDER THAT AS MANY SHARES AS POSSIBLE MAY BE REPRESENTED AT THE SPECIAL MEETING.

                                    Sincerely,

                                    AVTEL COMMUNICATIONS, INC.

                                    /s/ ANTHONY E. PAPA

                                    Anthony E. Papa
                                    President & Chief Executive Officer

                               PRELIMINARY COPY


                                                                           AVTEL
                                                            COMMUNICATIONS, INC.
                                                            --------------------


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 26, 1997


     Notice is hereby given that a Special Meeting of Shareholders of AvTel Communications, Inc. (the "Company" or "AvTel") will be held at 130 Cremona Drive, Suite C, Santa Barbara, California, on September 26, 1997, at 10:00 a.m., local time (the "Special Meeting").

     The items of business to be conducted at the Special Meeting are:

     1. The ratification and approval of a Stock Exchange Agreement dated April 29, 1997, as amended, in the form attached to the Proxy Statement as Exhibit A (the "Exchange Agreement") between the Company and Matrix Telecom, Inc., a Texas corporation ("Matrix"), pursuant to which:

          A. The Company will acquire Matrix by way of a stock for stock exchange (the "Share Exchange") with the shareholders of Matrix (the "Matrix Shareholders");

          B. The Matrix Shareholders, after giving effect to the Share Exchange, will own approximately 84% of the issued and outstanding Common Stock of the Company;

          C. Holders of outstanding Matrix stock options would receive non-qualified stock options of the Company; and

          D. The Company will enter into a Registration Rights and Lockup Agreement in the form attached as Exhibit B to the Exchange Agreement which will provide certain registration rights for, and restrictions on, the Matrix Shareholders.

     2. The ratification and approval of an Agreement and Plan of Merger between the Company and AvTel Communications, Inc., a Delaware corporation ("AvTel Delaware") substantially in the form attached to the Proxy Statement as Exhibit B, pursuant to which:

          A. Concurrently with, or immediately prior to, the Share Exchange, the Company will change its state of incorporation from Utah to Delaware by merging with and into AvTel Delaware, a newly-formed, wholly-owned subsidiary of the Company (the "Reincorporation Merger");

          B. AvTel Delaware shall succeed to all the rights, benefits, duties and obligations of the Company (including its rights, benefits, duties and obligations under the Exchange Agreement described in the proposal above);

          C. Outstanding shares of the Company's Common Stock and Preferred Stock (and outstanding options to purchase Common Stock) will be converted into shares of AvTel Delaware (or options, as the case may be) on a four to one basis, with cash to be paid in lieu of any fractional shares;

          D. The Certificate of Incorporation of AvTel Delaware, as the surviving corporation, will be in substantially the form attached to the Proxy Statement as Exhibit C; and

          E. The Bylaws of AvTel Delaware, as the surviving corporation, will be in substantially the form attached to the Proxy Statement as Exhibit D.

All as described more fully in the accompanying Proxy Statement.

     3. Such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The approval of the Reincorporation Merger by the Company's shareholders is a condition precedent to the consummation of the transactions contemplated by the Share Exchange. Therefore, a vote against the Reincorporation Merger proposal is a vote against both the Share Exchange and the Reincorporation Merger.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSALS TO CONSUMMATE THE SHARE EXCHANGE, AND TO REINCORPORATE IN DELAWARE, WHICH PROPOSALS ARE DESCRIBED IN MORE DETAIL IN THE ACCOMPANYING PROXY STATEMENT

     Any action may be taken on the foregoing proposals at the Special Meeting on the date specified above, or on any date or dates to which the Special Meeting may be adjourned. Shareholders of record at the close of business on August 16, 1997, are entitled to vote at the Special Meeting and at any adjournments thereof.

     It is not anticipated that any other business will come before the Special Meeting. If, however, such matters are presented, proxies will be voted thereon as determined by a majority of the Board of Directors.

                              AVTEL COMMUNICATIONS, INC.

                              /s/ JAMES P. PISANI

                              James P. Pisani
                              Executive Vice President.
                              Chief Operating Officer & Secretary



Santa Barbara, California
September 9, 1997


                            YOUR VOTE IS IMPORTANT



     Please immediately date, sign and return your proxy in the enclosed envelope. If you attend the meeting, you may withdraw your proxy and vote in person.


                         THANK YOU FOR ACTING PROMPTLY

                               PRELIMINARY COPY

                                                                          AVTEL
                                                            COMMUNICATIONS, INC.
                                                            -------------------

                                PROXY STATEMENT

     This Proxy Statement and the attached Form of Proxy are being furnished to the shareholders of AvTel Communications, Inc., a Utah corporation (the "Company" or "AvTel") on behalf of the Board of Directors of the Company in connection with a special meeting (the "Special Meeting") of Shareholders to be held September 26, 1997, at the Company's principal offices, at 10:00 a.m., local time, and at any adjournments thereof. The Company's principal offices are located at 130 Cremona Drive, Suite C, Santa Barbara, California 93117 and its telephone number is (805) 685-0355.

     These proxy solicitation materials are first being mailed to shareholders on or about September 5, 1997. The specific proposals to be considered and acted upon at the Special Meeting include (i) the approval of the Stock Exchange Agreement dated April 29, 1997, as amended (the "Exchange Agreement"), between the Company and Matrix Telecom, Inc., a Texas corporation ("Matrix"), pursuant to which the Company will acquire, by way of a stock for stock exchange (the "Share Exchange"), all of the issued and outstanding capital stock of Matrix (and options to acquire Common Stock of Matrix) in exchange for shares of the Company's Common Stock (and options to acquire the Company's Common Stock) to be issued to the shareholders of Matrix (the "Matrix Shareholders"); and (ii) a proposal to change the Company's state of incorporation from Utah to Delaware by way of merger by the Company with and into AvTel Communications, Inc., a Delaware corporation ("AvTel Delaware"), a wholly-owned subsidiary of the Company (hereinafter referred to as the "Reincorporation Merger"), and, as part of the conversion of shares in the Reincorporation Merger, to effect a four for one reverse stock split of the Company's shares of Common Stock (the "Reverse Stock Split"). The Reincorporation Merger and the Reverse Stock Split are conditions to the completion of the Share Exchange. These proposals are described in greater detail in this Proxy Statement.

     Approval of these proposals will also constitute shareholder approval of certain other matters, including (i) approval of a Registration Rights and Lockup Agreement with the Matrix Shareholders in substantially the form of Exhibit B to the Exchange Agreement attached as Exhibit A hereto (the "Registration Rights and Lockup Agreement"), (ii) approval of the Merger Agreement between the Company and AvTel Delaware in substantially the form of Exhibit B hereto, (iii) approval of the Certificate of Incorporation of AvTel Delaware in substantially the form of Exhibit C hereto, and (iv) approval of the Bylaws of AvTel Delaware in substantially the form of Exhibit D hereto.

                               TABLE OF CONTENTS
                               -----------------
                                                                        PAGE NO.

THE SPECIAL MEETING; INFORMATION CONCERNING

VOTING AND PROXY SOLICITATION..............................................  4
 Record Date and Outstanding Shares........................................  4
 Voting and Solicitation...................................................  4
 Revocability..............................................................  4

THE SHARE EXCHANGE.........................................................  5
 Background and Reasons for Transaction....................................  5
 Terms of the Share Exchange...............................................  7
 Comparative Per Share Data................................................  9
 Management of AvTel Delaware After the Share Exchange.....................  9
 Relationship with Matrix.................................................. 11
 Accounting Treatment...................................................... 12
 No Legal Opinions or Tax Rulings.......................................... 12
 Regulatory Approval....................................................... 12
 Vote Required............................................................. 12
 Recommendation of Management.............................................. 13

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.......................... 13
 Balance Sheets, June 30, 1997............................................. 13
 Statements of Operations For the Six Month Period Ended June 30, 1997..... 17
 Statements of Operations For the Year Ended December 31, 1996............. 18
Notes to Unaudited Pro Forma Condensed Financial Information............... 19

THE REINCORPORATION MERGER................................................. 21
 General................................................................... 21
 Principal Reasons for the Reincorporation Merger.......................... 22
 Regulatory Approval....................................................... 24
 Comparison of Shareholder Rights under Utah and Delaware
     Corporate Law and Charter Documents................................... 24
 Dissenter's Rights as a Result of the Reincorporation Merger.............. 32
 Federal Income Tax Consequences........................................... 33
 Vote Required............................................................. 33
 Recommendation of Management.............................................. 34

DESCRIPTION OF THE COMPANY................................................. 34
 Background................................................................ 34
 Business of the Company................................................... 34
 Management's Discussion and Analysis of Financial
     Condition and Results of Operation.................................... 36
 Properties................................................................ 38
 Litigation................................................................ 38
 Market for Common Equity and Related Stockholder Matters.................. 39

DESCRIPTION OF MATRIX...................................................... 40
 Background................................................................ 40
 Business of Matrix........................................................ 40
 Selected Financial Data................................................... 42
 Statement of Operations Data.............................................. 43


  Management's Discussion and Analysis of Financial
    Condition and Results of Operation.................................... 45
  Transactions with Affiliates............................................ 49
  Regulation.............................................................. 50
  Intellectual Property................................................... 50
  Employees............................................................... 50
  Properties.............................................................. 50
  Litigation.............................................................. 51
  Capitalization and Related Matters...................................... 51

SHAREHOLDER PROPOSALS..................................................... 51

OTHER MATTERS............................................................. 51

INDEX TO FINANCIAL STATEMENT OF THE COMPANY AND MATRIX.................... 52

EXHIBITS
  Exhibit A - Stock Exchange Agreement
  Exhibit B - Agreement and Plan of Merger
  Exhibit C - Certificate of Incorporation of AvTel Delaware
  Exhibit D - Bylaws of AvTel Delaware
  Exhibit E - Utah Revised Business Corporations Act

REVOCABLE PROXY FOR SPECIAL MEETING OF SHAREHOLDERS SEPTEMBER 26, 1997

                              THE SPECIAL MEETING
             INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

RECORD DATE AND OUTSTANDING SHARES

  As of August 16, 1997 (the "Record Date"'), the outstanding securities of the Company consisted of 7,136,827 shares of voting common stock ("Company Common Stock"), and 1,000,000 shares of Series A Convertible Preferred Stock ("Company Preferred Stock"). The presence in person or by proxy of holders of a majority of the issued and outstanding shares of Company Common Stock and a majority of the issued and outstanding shares of Company Preferred Stock will constitute a quorum for the transaction of such business as shall properly come before the meeting.

VOTING AND SOLICITATION

  Each share of Company Common Stock has one vote on all matters. The shares of the Company Preferred Stock are non-voting. However, the Utah Revised Business Corporations Act ("URBCA") provides that the Reincorporation Merger must be approved by a majority of the shares of the Company Preferred Stock, voting separately as a class. Accordingly, the affirmative vote of a majority of the outstanding shares of Company Common Stock and a majority of the outstanding shares of Company Preferred Stock is needed to approve the matters submitted for approval pursuant to this Proxy Statement.

  The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or telegram. Anthony E. Papa, James P. Pisani and Frank Dziuba, directors and executive officers of the Company, and Barry A. Peters, a director, own, collectively, an aggregate of 4,357,508 shares, representing 61% of the issued and outstanding Common Stock of the Company as of the Record Date. As directors, Messrs. Papa, Pisani, Dziuba and Peters have unanimously recommended approval by the shareholders of the proposals set forth in this Proxy Statement and have indicated their intentions to vote in favor of the adoption and approval of such proposals. All of the holders of the Company Preferred Stock have indicated their intentions to vote in favor of the adoption and approval of the proposals. Accordingly, there will be sufficient votes for approval and adoption of the proposals submitted for approval pursuant to this Proxy Statement without the affirmative vote of any other shareholders besides Messrs. Papa, Pisani, Dziuba, Peters and the holders of the Company Preferred Stock. To the knowledge of the Company's Board of Directors, as of the Record Date, none of AvTel's directors or executive officers held any shares of the capital stock of Matrix.

  The Board of Directors is not aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, including any adjournment or postponement thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment.

REVOCABILITY

  A shareholder giving a proxy has the power to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date or by personal attendance and voting at the Special Meeting. Subject to such revocation, all shares represented by each properly executed proxy received by the Company will be voted in accordance with the instructions indicated thereon, and if instructions are not indicated, will be voted in favor of all proposals.

                              THE SHARE EXCHANGE

BACKGROUND AND REASONS FOR TRANSACTION

     In October 1996, the Company completed a transaction in which it acquired all of the issued and outstanding capital stock of AvTel Holdings, Inc., a California corporation ("A.I."), in exchange for 4,252,508 shares of Company Common Stock. After giving effect to this transaction, among other things, (i) the shareholders of A.I. acquired approximately 61% of the issued and outstanding Company Common Stock, (ii) the Company's Board of Directors and executive management was replaced by that of A.I., (iii) the Company had access, directly or indirectly, to the increased capital resources available to A.I., and (iv) the Company began to implement a strategy to expand and grow its business as a non-facilities based telecommunications carrier providing a comprehensive array of broadband voice and data network services. This business development strategy involved, among other things, selected acquisitions and strategic alliances and pursuit of capital resources necessary for the Company to implement this strategy and to finance the anticipated expansion and growth.

     In November 1996 and February 1997, respectively, the Company acquired all the issued and outstanding capital stock of Silicon Beach Communications, Inc., an Internet Service Provider ("ISP") and software development firm based in Santa Barbara, California and of WestNet Communications, Inc., an ISP based in Ventura, California.

     In early March, 1997, Anthony E. Papa, and James P. Pisani, President and Chief Executive Officer and Executive Vice President, Chief Operating Officer, respectively, of the Company began preliminary discussions with several representatives of Matrix concerning a possible transaction in which the businesses of AvTel and Matrix would be combined. These discussions resulted, primarily, from the Company's perception of Matrix's attractiveness as an acquisition candidate based on product and marketing synergies, the availability of capital resources and the existence of a management and administrative infrastructure. (See "DESCRIPTION OF MATRIX")

     At its April 3, 1997 meeting, the Board of Directors reviewed the potential Matrix transaction and authorized Mr. Papa and Mr. Pisani to enter into negotiations with Matrix in an effort to determine whether the terms of a proposed transaction could be agreed upon. At that meeting, the Board of Directors also authorized management to retain legal counsel in connection with the transaction. The Board discussed the possibility of retaining an outside financial advisor to render a fairness opinion in connection with the transaction. After reviewing the extensive financial analysis prepared by the Company's management and accountants, and the estimated costs of retaining an outside financial advisor, the Board determined that any value that might be provided by such a financial advisor would not be worth the cost to the Company. The Company's management, assisted by legal counsel, entered into negotiations with Matrix and its counsel with respect to the provisions of the proposed agreement and related documents. On April 14, 1997, the Company announced publicly its intention to enter into a business combination with Matrix.

     During this period, management circulated to the members of the Board copies of preliminary drafts of the Exchange Agreement and related documents reflecting negotiations with Matrix to date, together with materials describing
the remaining unresolved issues.   Thereafter, extensive review and negotiation
of the provisions of the draft Exchange Agreement and related documents by
representatives of both sides ensued.   During this process, the Board of
Directors continued to evaluate and consider other near- and short-term alternative strategies to implement its growth and expansion plans and related corporate financing objectives, including the private placement of its debt and equity securities and obtaining credit facilities from private and institutional sources.

     The Board met again on April 25, 1997, at which time the Exchange Agreement and the fairness of the Matrix offer were again analyzed and considered by the Board in detail. The Board reviewed with legal counsel and management the points negotiated with Matrix and the resulting changes to the Exchange Agreement and related documents. After a full discussion of the proposed transaction structure, the draft documentation, related financial and legal issues, the Company's other prospects for acquisition partners, and the Company's financial condition and operations, the Board of Directors unanimously voted to approve the execution and delivery of the Exchange Agreement on behalf of the Company, subject to the receipt of required shareholder and regulatory approvals. The Exchange Agreement was executed by the parties on April 29, 1997, at which time they issued a joint press release announcing such execution to the public. The Company and Matrix amended the Exchange Agreement as of August

25, 1997, to extend the time for closing, to adjust the number of shares of Matrix Common Stock and the number of options to be converted in the Share Exchange, to finalize the terms of the Reverse Stock Split, to update the related disclosure schedules and to make other modifications to the transaction.

     The Board of Directors concluded that the terms of the Exchange Agreement would provide greater advantages for the Company in accomplishing these strategies than other alternatives then being considered for a number of reasons. Matrix's business focus is primarily that of a long distance telephone provider, a business in which the Company is not presently engaged but one in which the Company had planned to develop or acquire because of the opportunities for revenue growth and market expansion and because of the cross marketing opportunities for the Company's ISP and other operations. (See "DESCRIPTION OF MATRIX"). Matrix also has an established and larger corporate infrastructure than that of the Company, including sales, billing, accounting and administrative functions. In addition, Matrix has access to over 6,000 independent sales agents pursuant to long-term distribution agreements. These existing resources will provide opportunities for the Company to improve efficiencies and consolidate various similar functions that are either in an incubation stage or are being performed using specialized resources (e.g., executive management, sales, etc.) that could more effectively be used elsewhere.

     Matrix also has available to it significantly greater capital resources, including working capital, than those presently available to the Company. The Company has pursued various financing opportunities and has received expressions of interest from several sources of capital including venture capital firms, institutional lenders and other private sources. However, by virtue of the Exchange Agreement, the Company will have the opportunity to avail itself of capital resources on an intercompany basis and without the distraction, delay and expense of other capital funding alternatives. Moreover, the availability of this capital in this manner will likely be on terms, including interest rates, maturity, debt covenants and the like, that are more favorable to the Company than those which would generally be available from outside sources. Also, the combination of the Company's and Matrix's operations, asset and business base and financial condition are likely to provide greater opportunities for outside financing for the Company in the future.

     The Share Exchange was also perceived by the Board of Directors to be in the best interest of the Company and its shareholders because it should allow AvTel to meet the applicable listing criteria of the National Market System of NASDAQ. Promptly following the completion of the Share Exchange, the Company intends to seek a listing on the National Market System. The Company believes that such qualification will improve the liquidity of its Common Stock and as a result will be beneficial to shareholder value.

     The Company did not engage an investment banking firm or financial advisor to assist it in the negotiations with or for the valuation of the Share Exchange nor has it obtained a fairness or similar valuation opinion with respect to the Share Exchange. The negotiations were conducted at arms-length and, in arriving at the exchange ratio for the shares of the Company Common Stock that will, subject to shareholder approval, be exchanged for common stock of Matrix, the Company's management considered, among other things, (a) Matrix's current and prospective business operations, revenues, profitability, existing infrastructure (including established sales, billing, accounting and other functions); (b) comparable values ascribed to other similar enterprises in the same business as that in which Matrix is engaged (including other enterprises whose financial statements and results of operation are publicly available); and
(c) customary financial valuation and analysis methods including net book values, multiples of earnings and revenues and similar valuation techniques.

     Accordingly, on the basis of these considerations, the Board unanimously approved the execution of the Exchange Agreement and, subject to shareholder approval, the consummation of the transactions contemplated therein.

TERMS OF THE SHARE EXCHANGE.

     A copy of the Exchange Agreement, as amended, is attached as Exhibit A to this Proxy Statement. The following discussion regarding the terms of the Exchange Agreement is subject to, and qualified in its entirety by, the detailed provisions of the Exchange Agreement and the exhibits thereto.

     CONVERSION OF SHARES. Pursuant to the terms of the Exchange Agreement, at the Closing, as defined therein, all of the issued and outstanding shares of Matrix Common Stock will be exchanged for 9,582,514 shares of AvTel Delaware Common Stock (after adjustment for the Reverse Stock Split discussed below), representing an exchange ratio of 2.482 shares of AvTel Delaware Common Stock to one share of Matrix Common Stock (the "Exchange Ratio"). AvTel Delaware will not issue any fractional shares or interests in the AvTel Delaware Common Stock in the Share Exchange. If any holder of Matrix Common Stock would otherwise be entitled to a fractional share upon exchange thereof, AvTel Delaware will round the number of shares of AvTel Delaware Common Stock to be issued to such shareholder to the nearest whole share. Matrix will become a wholly-owned subsidiary of AvTel Delaware as a result of the Share Exchange.

     The 9,582,514 shares to be issued by AvTel Delaware will represent approximately 84% of the issued and outstanding AvTel Delaware Common Stock.
Of the 9,582,514 shares to be issued by AvTel Delaware, 1,999,997 will be issued to Best Connections, Inc. ("Best"), a wholly-owned subsidiary of Matrix. These shares are held by Best subject to options awarded pursuant to an option plan for Matrix's outside sales agents. Under Delaware law, these shares may not be voted or counted in determining a quorum for the purpose of taking any corporate
action so long as they are held by Best.   (See "Best Option Plan"), below).
The remaining 7,582,517 shares to be held by Matrix Shareholders after the Share Exchange will represent approximately 81% of the outstanding AvTel Delaware Common Stock (excluding the shares held by Best). As a result, the Matrix Shareholders, if acting in concert, will be able to control the election of Directors of AvTel Delaware and other matters which are subject to a vote of the shareholders of AvTel Delaware. (See "Description of Matrix - Capitalization and Related Matters").

     CONVERSION OF STOCK OPTIONS. Matrix currently has outstanding non-qualified stock options to purchase 9,000 shares of Matrix Common Stock, all of which are held by three former employees of Matrix. The current exercise price of each of these options is $5.56 per share. Pursuant to the Exchange Agreement, these options will be converted into options to purchase 22,338 shares of AvTel Delaware Common Stock, at an exercise price of $2.24 per share. These options will be fully vested and exercisable in full by their holders as a result of the Share Exchange. These options will be in addition to the options to purchase 324,819 shares of the Company Common Stock currently outstanding (after adjustment for the Reverse Stock Split).

     BEST OPTION PLAN.   Best markets Matrix's telephone services through
approximately 6,000 outside sales agents pursuant to distribution agreements.
In February 1997, Best, in cooperation with Matrix, established its 1997 Stock Option Plan (the "Best Option Plan") in order to benefit and provide increased incentives to this outside sales force. In connection with the establishment of the Best Option Plan, shareholders of Matrix transferred 805,840 shares of Matrix Common Stock to Best. Best has awarded (or committed to award) options to purchase these shares to members of the outside sales force pursuant to the terms of the Best Option Plan. In connection with the Share Exchange, these Matrix shares will be converted into 1,999,997 shares of AvTel Delaware Common Stock. Options to purchase AvTel Delaware Common Stock under the Best Option Plan (to the extent they become exercisable) will have an exercise price of $1.50 per share (after adjustment for the transactions contemplated hereby).

     REPRESENTATIONS AND WARRANTIES.   Pursuant to the Exchange Agreement each
of AvTel and Matrix have made certain representations and warranties to the other concerning, among other things, (i) their respective capitalization and capital structure, (ii) their respective corporate organization and status,
(iii) their authority to execute the Exchange Agreement and to perform their respective obligations thereunder, (iv) the accuracy of their respective financial statements and the lack of any material adverse events since the date of the last of such financial statements, (v) the existence of contracts with their respective affiliates, (vi) the existence of employee benefit plans,
(vii) the existence of litigation, actual or threatened, (viii) the accuracy of tax returns previously filed by each party and (ix) the need for third party consents in connection with the transactions contemplated by the Exchange Agreement. Pursuant to the Exchange Agreement, the accuracy of the representations and warranties of each of AvTel and Matrix is a condition to the other party's obligation to complete the transactions contemplated thereby. Further, the representations and warranties of the parties will survive the closing of the Exchange Agreement for a period of one year. The Matrix Shareholders are third party beneficiaries of the representations and warranties made by AvTel.

     CONDITIONS TO CLOSING. The obligation of Matrix to complete the Exchange Agreement is subject to and conditional upon, among other things, (i) approval by the shareholders of the Company of the Exchange Agreement and the transactions contemplated thereby, including the Reincorporation Merger and the Reverse Stock Split, (ii) the receipt of any and all governmental or other third party consents required to effect the transactions contemplated by the Exchange Agreement, (iii) the execution by Matrix Shareholders holding at least 90% of the Matrix Common Stock of an Exchange Statement in the form attached as Exhibit A to the Exchange Agreement, (iv) the execution by AvTel of the Registration Rights and Lockup Agreement, and (v) the accuracy of the representations and warranties of AvTel in the Exchange Agreement as of the date thereof and as of the closing date of the Exchange Agreement and the performance by AvTel of its obligations under the Exchange Agreement as of the closing date of the Exchange Agreement.

     The obligation of AvTel to complete the Exchange Agreement is subject to and conditional upon, among other things, (i) the approval by the shareholders of the Company of the Exchange Agreement and the transactions contemplated thereby, including the Reincorporation Merger, (ii) the receipt of any and all governmental or other third party consents required to effect the transactions contemplated by the Exchange Agreement, (iii) the execution by Matrix Shareholders holding at least 90% of the Matrix Common Stock of an Exchange Statement, (iv) the execution by Matrix and Matrix Shareholders holding at least 90% of the Matrix Common Stock of the Registration Rights and Lockup Agreement, and (v) the accuracy of the representations and warranties of Matrix in the Exchange Agreement as of the date thereof and as to the closing date of the Exchange Agreement and the performance by Matrix of its obligations under the Exchange Agreement as of the closing date of the Exchange Agreement.

     After the Closing, each holder of shares of Matrix Common Stock shall, upon the surrender of the certificate or certificates representing such shares to AvTel Delaware's registrar and transfer agent, be entitled to receive a certificate or certificates evidencing shares of the AvTel Delaware Common Stock. On the effective date of the Share Exchange (the "Effective Date"), (i) each share of Matrix Common Stock so surrendered prior to the Effective Date will be canceled and extinguished and automatically converted into the right to receive that number of shares of AvTel Delaware Common Stock required by the Exchange Ratio; and (ii) all outstanding stock options of Matrix immediately prior to the Closing will be canceled and extinguished and automatically converted into options to purchase that number of shares of AvTel Delaware Stock required by the Exchange Ratio.

     As a condition precedent to the consummation of the transactions contemplated by the Exchange Agreement, the Company's shareholders are to adopt and approve all required or necessary resolutions providing for the reincorporation of the Company in Delaware and the Reverse Stock Split. (See "The Reincorporation Merger").

     REGISTRATION RIGHTS AND LOCKUP AGREEMENT. Pursuant to the terms of the Exchange Agreement, the Company, Matrix and the Matrix Shareholders will enter into the Registration Rights and Lockup Agreement effective as of the Closing of the Share Exchange. Pursuant to the Registration Rights and Lockup Agreement, certain persons and entities who hold an aggregate of 58.1% of the outstanding Matrix Common Stock will agree, for a two-year period commencing on the closing of the transactions contemplated by the Exchange Agreement, not to offer, pledge, sell, or otherwise dispose of any shares of AvTel Delaware issued to them pursuant to the terms of the Exchange Agreement.

     The Registration Rights and Lockup Agreement will require that AvTel Delaware use its best efforts to become listed on the NASDAQ Small Cap System or the NASDAQ NMS whereupon it will be required to file a shelf registration statement providing for the sale by the Matrix Shareholders of all securities issued to them in connection with the Exchange Agreement, subject to the two-year holding restriction imposed on certain of the Matrix Shareholders described above. Under the Registration Rights and Lockup Agreement, AvTel Delaware is obliged to use its reasonable efforts to keep the shelf registration statement effective on a continuous basis for a period described in the Registration Rights and Lockup Agreement. In addition, if AvTel Delaware securities are not listed on the NASDAQ Small Cap System or the NASDAQ NMS within six months following the Closing or AvTel is otherwise unable to qualify for use of a shelf registration statement within such period, the Matrix Shareholders are entitled to exercise certain "demand" registration rights with respect to the AvTel Delaware Common Stock received by them in connection with the Exchange Agreement. The Matrix Shareholders may require AvTel Delaware to undertake up to two registrations of their securities. All costs and expenses of both shelf and demand registrations (excluding any underwriting discounts and fees of counsel to the Matrix Shareholders) will be borne by AvTel Delaware.

     The full text of the Registration Rights and Lockup Agreement is included in the Exchange Agreement. This summary does not purport to be complete and is qualified by reference to the full text of the Registration Rights and Lockup Agreement included in Exhibit A to this Proxy Statement.

COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Avtel and Matrix and per share data on a pro forma combined basis, based on the assumptions that (i) the Share Exchange was effective at the beginning of the periods indicated and was accounted for using the purchase method of accounting, and (ii) the Reorganization Merger was effective at the beginning of the periods indicated. The unaudited pro forma combined per share data provided below is not necessarily indicative of the results of operations or the financial position which would have occurred had the transactions been consummated on the indicated dates or which may be attained in the future. This data should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Avtel and Matrix and the unaudited pro forma condensed combined financial statements, which are included in this Proxy Statement. The unaudited pro forma combined per share data below is shown for illustrative purposes only.

                                                    AT OR FOR THE YEAR       AT OR FOR THE SIX
                                                    ENDED DECEMBER 31,     MONTHS ENDED JUNE 30,
                                                           1996                     1997
AVTEL:
      Book value per Common share                         $(0.03)                   $(0.06)
      Cash dividends declared per Common share                -                         -
      Net loss per Common share                            (0.05)                    (0.04)
MATRIX:
      Book value per Common share                           2.46                      2.51
      Cash dividends declared per Common share                 -                         -
      Net income per Common share                           0.88                      0.05
PRO FORMA:
      Book value per Common share                            N/A                      0.94
      Cash dividends declared per Common share                 -                         -
      Net income per Common share                           0.26                         -
AVTEL EQUIVALENTS(1):
      Book value per Common share                            N/A                      0.38
      Cash dividends declared per Common share                 -                         -
      Net income per Common share                           0.10                         -

N/A - Not Applicable
(1) Represents pro forma amounts based upon the Exchange Ratio of 2.482 shares of AvTel Delaware Common Stock for each share of Matrix Common Stock.

MANAGEMENT OF AVTEL DELAWARE AFTER THE SHARE EXCHANGE.

     BOARD OF DIRECTORS OF AVTEL DELAWARE. Frank Dziuba and Barry A. Peters, who are currently Directors of the Company, have indicated that they will resign as directors immediately prior to the Closing of the Share Exchange, as contemplated by the Exchange Agreement. The Company expects that John E. Allen, Ronald W. Howard and Gregory T. Mutz will be appointed to fill the vacancies on the Board of AvTel Delaware. Accordingly, if all of the conditions to the completion of the Share Exchange are satisfied, including approval by the shareholders of AvTel, the composition of the Board of Directors of AvTel Delaware will be as follows:

       NAME                POSITION WITH AVTEL UTAH              POSITION WITH AVTEL DELAWARE
-------------------   -----------------------------------   -------------------------------------
Anthony E. Papa       President, Chief Executive Officer     Chairman of the Board, President,
                      and Director                           Chief Executive Officer and Director

James P. Pisani       Executive Vice President, Chief        Executive Vice President, Chief
                      Operating Officer, Chief Financial     Operating Officer, Chief Financial
                      Officer, Secretary and Director        Officer, Secretary and Director

John E. Allen         None                                   Director
Ronald W. Howard      None                                   Director
Gregory T. Mutz       None                                   Director

  Certain biographical information with respect to each of the persons named above is set forth below.

  ANTHONY E. PAPA, age 35, is Chairman of the Board, President and Chief Executive Officer of the Company, and will continue to hold those offices with AvTel Delaware. Mr. Papa is also one of the principal shareholders of the Company. Before being elected a Director in October, 1996, Mr. Papa had served as President of ICS Communications, Inc.("ICS"), Richardson, Texas, a national provider of cable television, wireless paging, local and long-distance telephone services from December 1992. Before joining ICS, Mr. Papa served as general manager for Spectradyne, Inc., the largest provider of pay-per-view entertainment and interactive services to the hospitality industry. Mr. Papa is a director of International School of Information Management, Inc., an accredited university and an electronic publisher and provider of electronic services. Mr. Papa received a B.S. in Management from Iona College, in New Rochelle, New York.

  JAMES P. PISANI, age 33, is Executive Vice-President, Chief Operating Officer, Chief Financial Officer and Secretary of the Company, and will continue to hold those offices with AvTel Delaware. Mr. Pisani is also a principal shareholder of the Company and, prior to being elected a Director in October 1996, he served as Vice President of Sales for ICS. While at ICS, Mr. Pisani was responsible for that firm's business-to-business and consumer sales activities. Prior to joining ICS, from June 1989 to June 1994, Mr. Pisani served as Vice-President of a national mortgage banking firm serving, primarily, institutional accounts. Mr. Pisani graduated from Princeton University in 1986, with a degree in Economics.

  JOHN E. ALLEN, age 61, is Vice Chairman of the Board of Amli Residential Properties Trust and President of Amli Realty Co. ("AMLI"), which he co-founded in 1980. Prior to co-founding AMLI, he was a partner at the Chicago law firm of Mayer, Brown & Platt, with which he had been associated since 1964. Mr. Allen is a member of the Board of Directors of UICI, an insurance and financial services company. Mr. Allen received a B.S. in Business from Indiana University in 1961 and a J.D. from Indiana University School of Law in 1964.

  RONALD W. HOWARD, age 49, has been employed by United Group Association, Inc., a management company ("UGA"), since July 1, 1997, and prior to that date served as a consultant to UGA in a financial and management advisory capacity since November, 1996. Prior to his consulting with UGA, Mr. Howard was Executive Vice President of Associates First Capital Corporation, a financial services company, from August 1990 to July 1996. Additionally, from 1993 to 1996, Mr. Howard served as Chairman of Associates Investment Corporation, an industrial loan chartered bank located in Salt Lake City, Utah. Mr. Howard also serves as a member of the Board of Directors of U.S. Metroline Services, Inc., U.S. Telco, Inc. and as an executive officer of Sun Network Technologies, LLC. Mr. Howard earned a B.S. in Marketing from Sacred Heart University, in Fairfield, Connecticut.

  GREGORY T. MUTZ, age 51, is chairman of the Board of Amli Residential Properties Trust and Chairman of the Board of AMLI, which he co-founded in 1980. Mr. Mutz is also a Director of Baldwin & Lyons, Inc., a Director of the Illinois Chapter of The Nature Conservancy and a member of the Board of Visitors at
DePauw University.   Prior to co-founding AMLI, he was an officer with White,
Weld & Co., Incorporated (1976-78) and associated with the law firm of Mayer, Brown & Platt (1973-76). He received a B.A. from DePauw University in 1967 and a J.D. from the University of Michigan law School in 1973. He is also a member of the Urban Land Institute.

  EXECUTIVE COMPENSATION/EMPLOYMENT AGREEMENTS.   The Company currently  has
employment agreements in place with each of Messrs. Papa and Pisani. Under these employment agreements, generally, each executive is employed for a term commencing in August 1996 and expiring July 31, 1999. However, as described below, these employment agreements will be terminated effective upon the Closing of the Share Exchange.

  In connection with the execution of the Exchange Agreement, Messrs. Papa and Pisani have agreed that, upon closing of the transactions contemplated thereby, their respective employment agreements shall be terminated and will no longer be of any force and effect. Thereafter, their employment relationship with AvTel Delaware will be on an at-will basis. Mr. Papa will continue to serve as Chairman of the Board, President and Chief Executive Officer of the Company and Mr. Pisani will continue to serve as Executive Vice President and Chief Operating Officer, Chief Financial Officer and Secretary. Both Mr. Papa and Mr. Pisani will continue to serve as directors of the Company and will continue to serve as officers and employees of the Company (at the pleasure of the Board) at their current salaries. Messrs. Papa and Pisani have already waived their rights to receive guaranteed bonuses of $50,000 each under their employment agreements with the Company and have also waived their rights to performance bonuses for the fiscal year ending September 30, 1997, in the amount of 75% of their respective base salaries, which are called for by their current employment agreements. Upon consummation of the Share Exchange, neither of Messrs. Papa or Pisani will be entitled to guaranteed bonuses, but may receive bonuses from time to time at the discretion of the Board of Directors.

  Frank Dziuba will continue to be employed as the Company's Senior Vice President - Software Development, and Steve DeWindt will continue to be employed as the Presdient of the Company's Business Network Services Division pursuant to the terms of their existing employment agreements with the Company.

  CONTROL BY JENSEN HOLDERS. Following completion of the Share Exchange, Mr. Ronald L. Jensen, various adult children of Mr. Jensen and several corporations controlled by Mr. Jensen and members of his family (collectively, the "Jensen Holders") will hold approximately 69% of the outstanding AvTel Delaware Common Stock (excluding the shares to be held by Best) and will constitute AvTel Delaware's largest single stockholding group. Accordingly, the Jensen Holders can be expected to have the ability to control the direction of the Company.

RELATIONSHIP WITH MATRIX

  The Matrix Loan. Under the terms of the Exchange Agreement, Matrix was required to provide to the Company an unsecured loan (the "Matrix Loan") in the maximum aggregate amount of $500,000. When the Exchange Agreement was amended on August 25, 1997, the maximum aggregate amount of the Matrix Loan was increased to $750,000. The loan is in the form of a revolving credit facility under which the Company is permitted to draw down up to three increments of $250,000 each. As of August ___, 1997, the Company has borrowed the full $750,000 permitted under the Matrix Loan.

  The Matrix Loan bears interest at a rate equal to 8% per annum until October 31, 1997. Thereafter, the interest rate increases to a rate equal to 12% per annum until maturity. If the loan is not paid at maturity, the interest rate increases to 15% per annum. Interest is payable monthly, and all principal and accrued interest outstanding under the Matrix Loan are due and payable on December 1, 1997. If the Share Exchange is not consummated, the Company will have to attempt to access some other source of funds in order to repay the Matrix Loan. See "Description of the Company - Management's Discussion and Analysis of Financial Condition and Results of Operation - Liquidity and Capital Resources."

  Current Operational Transactions with Matrix. AvTel currently sells Matrix's long distance telephone services to its customers. Because these sales have only very recently commenced, this business has not yet accounted for any significant revenues of the Company.

ACCOUNTING TREATMENT.

  The Share Exchange will be treated for accounting purposes as a reverse acquisition of AvTel by Matrix. After the Share Exchange, the Matrix Shareholders will own approximately 81% of the outstanding AvTel Delaware Common Stock (excluding the shares held by Best). The acquisition will be accounted for using the purchase method and the results of operations of AvTel will be recorded by Matrix from the date of acquisition forward. In addition, it is anticipated that AvTel Delaware's fiscal year end will become December 31.

NO LEGAL OPINIONS OR TAX RULINGS.

  The proposed acquisition of Matrix by AvTel Delaware is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986. If the acquisition qualifies as a tax-free reorganization, no gain or loss will be recognized for income tax purposes by either AvTel Delaware or Matrix, or their respective shareholders, as a result of the acquisition. Management of the Company does not believe that the Share Exchange will have any materially adverse tax consequences for the Company's shareholders. However, neither AvTel Delaware nor Matrix has requested a tax ruling from the Internal Revenue Service or an opinion of legal counsel with respect to the acquisition. Accordingly, no assurance can be given that the acquisition will qualify as a tax-free reorganization.

REGULATORY APPROVAL.

  The shares of the AvTel Delaware Common Stock to be issued to the Matrix Shareholders will not be registered under the Securities Act of 1933, as amended (the "Act") in reliance on the exemption from such registration requirements provided by Section 4(2) of the Act for transactions not involving any public offering. In order to claim the availability of such exemptions, the Matrix Shareholders will make representations with respect to their acquisition of shares of AvTel Delaware's Common Stock, such shares will be restricted securities, and the certificates will bear legends restricting their subsequent resale in the absence of registration under the Securities Act or the availability of an exemption therefrom. The representations and warranties to be made by the Matrix Shareholders at the closing of the Share Exchange are included in the Exchange Statement to be executed and delivered by each Matrix Shareholder at the Closing.

  The acquisition of Matrix is also subject to regulatory approval by the Federal Communications Commission ("FCC") and the corresponding state telecommunications regulatory authorities of certain states in which Matrix operates. The Company has been advised by Matrix that most of these regulators require only the filing of a prior notice of the Share Exchange, and that those states that require a formal approval process will not delay the closing of the Share Exchange if an appropriate application has been filed. Accordingly, the Company does not foresee any substantial difficulty or delay in completing the Share Exchange as a result of the required regulatory approvals.

VOTE REQUIRED.

  Under Utah law, the affirmative vote of a majority of the outstanding shares of Company Common Stock is required for approval of the proposed Share Exchange. If approved by the Company's shareholders, it is anticipated that the Share Exchange would be completed within thirty (30) days of such approval, concurrently with or immediately after consummation of the Reincorporation Merger. However, consummation of the Share Exchange is subject to the satisfaction or waiver of various conditions precedent, including the delivery of an executed Exchange Statement by each of the Matrix Shareholders and optionholders.

  Certain shareholders, including the Company's current Directors, who own shares representing approximately 61% of the issued and outstanding shares of the Company Common Stock have indicated that they will vote their shares in favor of the Share Exchange. Accordingly, without the affirmative vote of any other shareholder, there will be sufficient votes for approval and adoption of the Share Exchange.

RECOMMENDATION OF MANAGEMENT.

  THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE TRANSACTIONS CONTEMPLATED BY THE PROPOSED SHARE EXCHANGE ARE DESIRABLE AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE
SHAREHOLDERS VOTE "FOR" SUCH PROPOSAL.   MANAGEMENT BELIEVES THAT THE
SHAREHOLDERS WILL BENEFIT THROUGH MATRIX'S EXISTING BUSINESS BASE, OPERATIONS, FINANCIAL AND OTHER RESOURCES AVAILABLE TO MATRIX. (SEE "DESCRIPTION OF MATRIX").

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The unaudited pro forma condensed combined financial statements present (i) the transactions contemplated by the Exchange Agreement as a reverse acquisition of the Company by Matrix using the purchase method of accounting, (ii) the combination of Best, an affiliated company of Matrix, and Matrix in a share exchange accounted for as entities under common control using historical costs, and (iii) the acquisition of WestNet Communications, Inc. ("WNI") by AvTel using the purchase method of accounting, all as if these transactions had been consummated, with respect to the statements of operations, at the beginning of the earliest period presented, or, with respect to the balance sheet, as of the date presented. Such information is derived from and should be read in conjunction with, the separate historical financial statements of the Company and Matrix and other financial information appearing elsewhere in this Proxy Statement. The unaudited pro forma condensed combined financial statements have been included for comparative purposes only and do not purport to be indicative of the results of operations or financial position which actually would have been obtained if the transaction contemplated by the Exchange Agreement had been consummated at the beginning of the earliest period presented or as of the date presented or of the results of operations or financial position which may be obtained in the future.

  In connection with the reverse acquisition, AvTel will change its fiscal year end from September 30 to December 31. For purposes of these pro forma financial statements, the financial information of AvTel has been presented based on a fiscal year end of December 31 by combining appropriate historical periods of AvTel.

   Because the purchase price is determined based on the trading price of AvTel shares immediately prior to the public announcement of the Share Exchange, which results in a significantly higher value than the total value of the underlying tangible and intangible net assets, a significant amount of goodwill results. The operations of AvTel do not support the carrying value of such goodwill, accordingly, immediately following the transaction, and as a result of the transaction, such goodwill will be written off to operations.

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                                 BALANCE SHEET
                                 JUNE 30, 1997

                                                                           Matrix/Best
                                                           Pro Forma        Pro Forma                                   Pro Forma
Assets                           Matrix        Best       Adjustments       Combined        AvTel     Adjustments       Combined
------                           ------       -----      ------------      -----------      -----     -----------       ---------
                                                           (Note B)                                   (Note C)
Current assets
  Cash and cash equivalents   $ 4,240,644    211,169                 --     4,451,813      431,405                --     4,883,218
  Accounts receivable, net      8,465,520         --                 --     8,465,520      205,871                --     8,672,391
  Due from affiliates             964,300         --                 --       964,300       86,000    (500,000)/(6)/       550,300
  Other current assets          1,570,087         --                 --     1,570,087       18,869                --     1,588,956
                              -----------   ---------   ----------------   ----------    ---------    --------------    ----------
                               15,240,551     211,169                 --   15,451,720      743,145          (500,000)   15,694,865
Property and equipment, net     1,418,196      15,137                 --    1,433,333      523,805                --     1,957,138
Loans to affiliates             1,924,303          --                 --    1,924,303           --                --     1,924,303
Investments                            --   3,317,940   (3,317,940)/(2)/           --           --                --            --
Goodwill, net                          --          --                 --           --      567,614    7,557,588/(2)/            --
                                                                                                     (8,125,202)/(5)/
Other assets, net                   3,369          --                 --        3,369        5,499                --         8,868
Deferred income taxes             134,288          --                 --      134,288           --                --       134,288
                              -----------   ---------   ----------------   ----------    ---------    --------------    ----------
                              $18,720,707   3,544,246         (3,317,940)  18,947,013    1,840,063        (1,067,614)   19,719,462
                              ===========   =========   ================   ==========    =========    ==============    ==========

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                                BALANCE SHEET
                                JUNE 30, 1997
                                 (CONTINUED)


                                                                             Matrix/Best
Liabilities and                                              Pro Forma        Pro Forma                                   Pro Forma
 Stockholders' Equity            Matrix          Best       Adjustments       Combined       AvTel         Adjustments    Combined
---------------------            ------          ----       -----------       --------       -----         -----------    ---------
                                                              (Note B)                                       (Note C)

Current liabilities
  Accounts payable and other
  accrued  expenses           $ 2,063,743           --                 --     2,063,742      201,434                       2,265,176

  Accrued network services
   costs                        4,328,597           --                 --     4,328,597           --           --          4,328,597

  Deferred revenue                     --           --                 --            --      123,013           --            123,013

  Sales and excise tax
   payable                      1,341,572           --                 --     1,341,572           --           --          1,341,572

  Due to affiliates             2,207,665      177,008                 --     2,384,673      199,041           --          2,583,714

  Income tax payable               20,447           --                 --        20,447           --           --             20,447

  Lease obligations -
   current portion                     --           --                 --            --       32,368           --             32,368

  Note payable                         --           --                 --            --      628,099     (500,000)/(6)/      128,099
                              -----------    ---------   ----------------    ----------    ---------   ---------------    ----------
                                9,962,023      177,008                 --    10,139,031    1,183,955     (500,000)        10,822,986

Lease obligation, less
 current portion                       --           --                 --            --       77,889            --            77,889

Stockholders' Equity
  Preferred stock                      --           --                 --            --    1,000,000            --         1,000,000
  Common stock                  8,255,626           --     3,367,238/(2)/    11,622,864        7,136       (5,352)/(1)/       11,367
                                                                                                      (11,613,281)/(4)/
  Paid in capital in excess
   of par value                        --    3,209,779    (3,209,779)/(2)/           --      135,475        5,352/(1)/    18,307,721
                                                                                                        6,993,196/(2)/
                                                                                                       11,173,698/(4)/

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                                 BALANCE SHEET
                                 JUNE 30, 1997
                                  (CONTINUED)

                                                                      Matrix/Best
Liabilities  and                                       Pro Forma       Pro Forma                                   Pro Forma
 Stockholders' Equity        Matrix        Best       Adjustments      Combined      AvTel       Adjustments        Combined
---------------------        ------        ----       -----------     -----------    -----       -----------       ---------
                                                       (Note B)                                   (Note C)
  Retained earnings
  (accumulated deficit)       942,641      157,459   (157,459)(2)      942,641     (564,392)      564,392/(2)/     (7,182,561)
                                                                                               (8,125,202)/(5)/
Treasury Stock
                             (439,583)          --    (3,317,940)   (3,757,523)          --        439,583/(4)/    (3,317,940)
                          -----------    ---------   -----------    ----------    ---------    ----------------    ----------
                            8,758,684    3,367,238    (3,317,940)    8,807,982      578,219            (567,614)    8,818,587
                          -----------    ---------   -----------    ----------    ---------    ----------------    ----------
                          $18,720,707    3,544,246    (3,317,940)   18,947,013    1,840,063          (1,067,614)   19,719,462
                          ===========    =========   ===========    ==========    =========    ================    ==========

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                 FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1997

                                                                                      Matrix/Best
                                                                 Pro Forma             Pro Forma
                                    Matrix          Best         Adjustments           Combined         AvTel
                                    ------          ----         -----------          -----------       -----
                                                                   (Note D)
Revenues                          $26,829,063        497,300      (497,300)/(2)/       26,829,063      1,346,084
Cost of revenues                   18,314,213            --                  --        18,314,213        314,560
                                  -----------        -------      --------------       ----------      ---------
Gross margins                       8,514,850        497,300      (497,300)/(2)/        8,514,850      1,031,524

Operating expenses
 Selling, general and
   administrative                   7,800,920       471,542            (497,300)       7,775,162      1,268,338
  Depreciation and
   amortization                       364,200         2,890                              367,090         59,845
      Total operating             -----------       -------      --------------       ----------      ---------
       expenses                     8,165,120       474,432            (497,300)       8,142,252      1,328,183
                                  -----------       -------      --------------       ----------      ---------

Operating income (loss)               349,730        22,868                  --          372,598       (296,659)

Interest expense                      (6,864)            --                  --           (6,864)        (3,481)
Other income, net                     (44,238)           35                  --          (44,203)        30,290
Income (loss) before              -----------       -------      --------------       ----------      ---------
  income taxes                        298,628        22,903                  --          321,531       (269,850)


Income tax expense (benefit)          125,426           --           9,619/(3)/          135,045             --
                                  -----------      -------       --------------       ----------      ---------
                                      173,202       22,903               (9,619)         186,486       (269,850)
Equity in net income (loss)
 of DNS                                   --            --                   --               --            --

Net income (loss)                $   173,202        22,903               (9,619)         186,486       (269,850)
                                  ===========      =======       ==============       ==========      =========
Net income (loss) per common
 share                                  $0.05                                               0.06          (0.04)
                                  ===========                                         ==========      =========

Weighted average shares
 outstanding                        3,484,260                                          3,055,147      7,123,751
                                  ===========                                         ==========      =========

                                                                   AvTel/
                                                     Pro Forma     WNI Pro Forma      Pro Forma        Pro Forma
                                    WNI              Adjustments   Combined            Adjustments    Combined
                                --------------      -------      ---------------     ------------     ----------
                                                      (Note E)                         (Note F)
Revenues                          $   108,583            --           1,454,667               --     28,283,730
Cost of revenues                       18,526            --             333,086               --     18,647,299
                                  -----------       -------      --------------       ----------     ----------
Gross margins                          90,057            --           1,121,581               --      9,636,431

Operating expenses
 Selling, general and
   administrative                      84,726            --           1,353,064               --      9,128,226
  Depreciation and
   amortization                         7,000       6,400(2)             73,245         (8,683)/2/      431,652
                                  -----------       -------      --------------        ----------     ---------
      Total operating
         expenses                      91,726         6,400           1,426,309            (8,683)    9,559,878
                                  -----------       -------      --------------                       ---------
Operating income (loss)                (1,669)       (6,400)           (304,728)            8,683        76,553
Interest expense                           --            --              (3,481)               --       (10,345)
Other income, net                      (8,990)           --              21,300                --       (22,903)
Income (loss) before              -----------       -------      --------------        ----------      ---------
  income taxes                        (10,659)       (6,400)           (286,909)            8,683         43,305


Income tax expense (benefit)               --            --                  --        (116,857)/(3)/     18,188
                                  -----------       -------       --------------       ----------      ---------
Equity in net income (loss)
of DNS                                     --            --                  --                --             --

Net income (loss)                     (10,659)       (6,400)           (286,909)          125,540         25,117
                                  ===========       =======       =============        ==========      =========
Net income (loss) per common
share                                                                     (0.04)                              --
                                                                 ==============                        =========
Weighted average shares
 outstanding                                                          7,129,584                        9,364,913
                                                                 ==============                        =========

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996


                                                                                  Matrix/Best
                                                               Pro Forma          Pro Forma                              Pro Forma
                                   Matrix         Best         Adjustments        Combined         AvTel      WNI      Adjustments
                                   ------         ----         -----------       -----------       -----      ---      -----------
                                                                 (Note D)                                                (Note E)
Revenues                          $71,558,295    1,280,273   (1,280,273)/(2)/     71,558,295      263,139    964,658             --
Cost of revenues                   47,674,396           --                 --     47,674,396       89,121    129,049             --
                                  -----------    ---------   ----------------     ----------    ---------    -------    -----------
Gross margins                      23,883,899    1,280,273   (1,280,273)/(2)/     23,882,899      174,018    835,609             --
Operating expenses
 Selling, general and
  administrative                   18,798,926    1,193,332   (1,280,273)          18,711,985      504,991    521,018             --
 Depreciation and
  amortization                        993,940       10,021           --            1,003,961           --     84,000    77,000/(2)/
                                   ----------    ---------   ----------------     ----------    ---------    -------    -----------
Total operating expenses           19,792,866    1,203,353   (1,280,273)          19,715,946      504,991    605,018    77,000
                                   ----------    ---------   ----------------     ----------    ---------    -------    -----------

Operating income (loss)             4,091,033       76,920                 --      4,167,953     (330,973)   230,591        (77,000)
Interest expense                     (230,922)          --                 --       (230,922)        (945)        --             --
Other Income, net                     271,172       18,619                 --        289,871       21,268    (60,175)            --
                                    ---------    ---------   ----------------     ----------    ---------    -------    -----------
Income (loss) before income         4,131,283       95,619                 --      4,226,902     (310,650)   170,416        (77,000)
 taxes
Income tax expense (benefit)        1,686,878           --        40,160/(3)/      1,727,038           --         --             --
                                  -----------    ---------   ----------------     ----------    ---------    -------    -----------
                                    2,444,405       95,619            (40,160)     2,499,864     (310,650)   170,416        (77,000)
Equity in net income (loss)           122,327           --                 --        122,327           --         --             --
 of DNS
Net income (loss)                 $ 2,566,732       95,619            (40,160)     2,622,191     (310,650)   170,416        (77,000)
                                  ===========    =========   ================     ==========    =========    =======    ===========
Net income (loss) per             $      0.88                                           1.05        (0.05)
 common share                     ===========                                     ==========    =========
Weighted average shares             2,919,978                                      2,490,865    5,908,169
 outstanding                      ===========                                     ==========    =========

                                     AvTel/          Pro Forma
                                  WNI Pro Forma      Adjust-       Pro Forma
                                   Combined           ments        Combined
                                  -------------      ---------     --------
                                                     (Note F)
Revenues                            1,227,797               --   72,786,092
Cost of revenues                      218,170               --   47,892,566
                                    ---------    -------------   ----------
Gross margins                       1,009,627               --   24,893,526
Operating expenses
 Selling, general and
  administrative                    1,026,009               --   19,737,994
 Depreciation and
  amortization                        161,000               --    1,164,961
                                    ---------    -------------   ----------
   Total operating expenses         1,187,009              --    20,902,955
                                    ---------    -------------   ----------
Operating income (loss)              (177,382)              --    3,990,571
Interest expense                         (945)              --     (231,867)
Other Income, net                     (38,907)              --      250,964
                                    ---------                    ----------
Income (loss) before income          (217,234)              --    4,009,668
 taxes
Income tax expense (benefit)               --    (42,977)/(3)/    1,684,061
                                    ---------    -------------   ----------
                                     (217,234)          42,977    2,325,607
Equity in net income (loss)                --               --      122,327
 of DNS
Net income (loss)                    (217,234)          42,977    2,447,934
                                    =========    =============   ==========
Net income (loss) per                   (0.04)                         0.26
                                    =========                    ==========
Weighted average shares             5,943,169                     9,068,309
 outstanding                        =========                    ==========

     NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

     (A)  Basis of Presentation

          The unaudited pro forma condensed financial information reflects the exchange of 376,727 shares of Matrix stock for 100% of the outstanding shares of Best Connections, Inc.("Best"), an affiliated company. Due to the existence of the common control of Matrix and Best, their share exchange was accounted for as a combination of entities under common control with the assets of Best being recorded at their historical cost basis. The unaudited pro forma condensed financial information also reflects the exchange of 35,000 shares of AvTel common stock, $100,000 cash and secured promissory notes of $177,000 for 100% of the oustanding shares of WestNet Communications, Inc. ("WNI"). The transaction was accounted for as a purchase. Additionally, the unaudited pro forma condensed financial information also reflects the exchange of AvTel common stock for all of the outstanding common stock of Matrix pursuant to the Share Exchange. Although AvTel common stock is being used in the Share Exchange, for accounting purposes the Share Exchange is being treated as a reverse acquisition of AvTel by Matrix. After the Share Exchange, the former shareholders of Matrix will own 81% of AvTel. This transaction will be accounted for using the purchase method of accounting.

     June 30, 1997 Pro Forma Balance Sheet Adjustments
     -------------------------------------------------

     (B) Matrix/Best - The pro forma adjustments applicable to the June 30, 1997 balance sheet assume the Best share exchange took place as of June 30, 1997.

         (1) Matrix issues 376,727 shares of Matrix stock for 100% of the outstanding shares of Best. Best's primary asset consists of 805,840 shares of Matrix common stock. As part of the Best/ Matrix merger, Matrix assumes the Best obligation related to 805,840 outstanding options to purchase common shares at $3.75 per share (1,999,997 post-Reverse Stock Split AvTel shares at $1.50 per share). Such outstanding options will result in compensation expense in the future for AvTel as such options vest.

         (2) To eliminate Best's investment in Matrix common stock and reflect issuance of Matrix common shares for Best.

     (C) Matrix/AvTel - The pro forma adjustments applicable to the June 30, 1997 balance sheet assume the AvTel Share Exchange took place as of June 30, 1997 and reflect a preliminary purchase price allocation.

         (1) Reflects 1 for 4 reverse split of AvTel's common stock.

         (2) This adjustment reflects recording of the purchase price of AvTel by Matrix using the trading value of the AvTel shares immediately prior to the public announcement of the Share Exchange as required for a reverse acquisition.

         The preliminary allocation of the purchase price is as follows:

                                               Carrying         Fair        Pro Forma
                                                Value          Value       Adjustment
                                             ------------   ------------   -----------

 Current Assets                              $   743,145        743,145             -
 Property and equipment                          523,805        523,805             -
 Goodwill                                        567,614     8,1256,202    (7,557,588)
 Other assets                                      5,499          5,499             -
 Current liabilities                          (1,183,955)    (1,183,955)            -
 Lease obligation, less current portion          (77,889)       (77,889)            -
                                                            $ 8,135,807
                                                            ===========

  The purchase price is comprised of the following:
       preferred stock $1,000,000
       common stock     7,135,807
                        ---------
                       $8,135,807

     (3) For purposes of the determination of the purchase price, the trading value of AvTel common shares for a period immediately prior to the public announcement of the Share Exchange was used. This resulted in a price per share of $1.00 pre reverse split and a total purchase price of $8,135,807.

     (4) This adjustment recapitalizes Matrix based on par value of AvTel common stock.

     (5) Goodwill recorded in the acquisition results from recording the reverse purchase acquisition utilizing the market trading price of AvTel common stock which significantly exceeds the fair value of the underlying net tangible and intangible assets of AvTel. Accordingly, immediately following the Share Exchange the resulting goodwill in the amount of $8,125,202 will be charged to operations of AvTel.

     (6) To eliminate $500,000 advance to AvTel by.

 (D) Matrix and Best six months ended June 30, 1997 and year ended December 31, 1996 pro forma statements of operations adjustments.

     (1) For purposes of the Unaudited Pro Forma Condensed statements of operations presented the acquisition of Best is assumed to have been completed as of January 1, 1996.

     (2) To eliminate commission revenue at Best and commission expense at Matrix.

     (3) This adjustment reflects the tax impact of Best's income at 42% (the combined federal and state). Best was a limited liability company prior to June 30, 1997.

 (E) AvTel and WNI's six months ended June 30, 1997 and year ended December 31, 1996 pro forma statements of operations adjustments.

     (1) For purposes of the Unaudited Pro Forma Condensed Statements of Operations presented the acquisition of WNI is assumed to have been completed as of January 1, 1996. The acquisition by AvTel of Silicon Beach Communications, Inc. in November 1996 and of the 20% minority interest of The Friendly Net, LLC in March 1997 have not been included in these pro forma financial statements due to their not being material for these purposes.

     (2) To amortize goodwill at AvTel related to the WNI acquisition over 36 months.

 (F) Matrix and AvTel's six months ended June 30, 1997 and year ended December 31, 1996 pro forma statements of operations adjustments.

     (1) For purposes of the Unaudited Pro Forma Condensed Statements of Operations presented the Share Exchange is assumed to have been completed as of January 1, 1996.

     (2) To eliminate $8,683 amortization of goodwill at AvTel for the six month period ended June 30, 1997. There was no goodwill amortization for the year ended December 31, 1996.

     (3) To adjust income tax expense to reflect utilization of AvTel losses at a combined federal and state rate of 42%.

     (4) For purposes of determining the purchase price, the trading value of AvTel shares was used for a period immediately preceding the announcement of the Share Exchange. However, the net asset values of AvTel including goodwill cannot be supported by the operations of AvTel. Accordingly, immediately following the Share Exchange, the resulting goodwill in the amount of $8,125,202 will be charged to operations. Since this is a one time charge resulting from the Share Exchange, it is not reflected in the pro forma statements of operations.

                           THE REINCORPORATION MERGER

GENERAL.

  The proposed Reincorporation Merger would be effected by a merger of the Company with and into its wholly-owned subsidiary, AvTel Delaware, which was formed solely for purposes of the Reincorporation Merger and has no operating history. The proposed Reincorporation Merger would be accomplished under the terms of an Agreement and Plan of Merger between the Company and AvTel Delaware in substantially the form annexed hereto as Exhibit B (the "Merger Agreement"). The summary of the Merger Agreement contained herein is qualified in its entirety by the full text of the Merger Agreement. Upon effectiveness of the Reincorporation Merger, the separate existence of the Company will cease, AvTel Delaware will survive, all the properties, rights, privileges, powers and franchises of the Company will vest in AvTel Delaware and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of AvTel Delaware.

  Upon effectiveness of the Reincorporation Merger, the shares of the Company Common Stock will automatically be converted into shares of common stock of AvTel Delaware ("AvTel Delaware Common Stock"), on a four to one basis. Accordingly, the 7,136,827 shares of Company Common Stock currently outstanding would be converted into approximately 1,784,206 shares of AvTel Delaware Common Stock (less a nominal number of shares reflecting cash paid for fractional shares). The 1,000,000 outstanding shares of the Company Preferred Stock will be converted into 250,000 shares of AvTel Delaware's Series A Preferred Convertible Stock ("AvTel Delaware Preferred Stock"), having substantially the same rights, preferences and privileges as the Company Preferred Stock. In addition, all options to purchase Company Common Stock outstanding on the effective date of the Reincorporation Merger will become options to purchase that number of shares of AvTel Delaware Common Stock equal to one quarter of the number of shares of Company Common Stock specified in the relevant option agreement. The exercise price per share for such options will be increased to four times the exercise price per share set forth in the relevant option agreement.

  AvTel Delaware will be governed, as to corporate matters, by the Delaware General Corporation Law and by a new Certificate of Incorporation (the "Delaware Certificate") and new Bylaws (the "Delaware Bylaws"), copies of which are attached hereto as Exhibits C and D, respectively, which will result in certain
fundamental changes in the rights of shareholders.   For a description of these
and other changes in shareholders' rights, see "Comparison of Shareholder Rights under Utah and Delaware Corporation Laws and Charter Documents". All references in this Proxy Statement to the Delaware Certificate and the Delaware Bylaws are qualified in their entireties by reference to the full text of these documents.

  The Reincorporation Merger will effect only a change in the legal domicile of the Company and other changes of a legal nature, certain of which are described in this Proxy Statement. The Reincorporation Merger will NOT result in any change in the business, management, assets or liabilities or location of the principal facilities of the Company. However, all of such items will be changed materially by the Share Exchange. See "The Share Exchange", above. Shareholders should note that their approval of the Reincorporation Merger also will constitute their approval of the assumption by AvTel Delaware of the Company's obligations. After the Reincorporation Merger, the shares of Common Stock of AvTel Delaware will continue to be traded on the Electronic Bulletin Board of the NASDAQ Stock Market, ("NASDAQ") or if the Company's application thereto is accepted, on the NASDAQ National Market System ("NASDAQ NMS"). If the Company for any reason fails to qualify for trading on the NASDAQ NMS, management intends to apply for trading on the NASDAQ Small Cap System. Trading in shares of AvTel Delaware Common Stock will continue to be quoted under the symbol "AVCO".

  Anthony E. Papa and James P. Pisani, Frank Dziuba and Barry A. Peters, the persons who currently serve as directors of the Company, will serve as directors of AvTel Delaware immediately upon the effectiveness of the Reincorporation Merger for the same term as they would otherwise serve as directors of the Company. However, upon the closing of the Share Exchange, it is expected that Messrs. Dziuba and Peters will resign. The remaining directors of the Company intend to appoint John E. Allen, Ronald W. Howard and Gregory T. Mutz, persons designated by Matrix, to fill the vacancies on the Board of AvTel Delaware (See "The Share Exchange - Management of AvTel Delaware After the Share Exchange").

  The Company will continue to maintain its executive offices in Santa Barbara, California. Certificates for Company Common Stock will be deemed to represent shares of AvTel Delaware Common Stock as adjusted by the Reverse Stock Split. Following the Reincorporation Merger, previously outstanding stock certificates for Company Common Stock will constitute "good delivery" in connection with sales through a broker, or otherwise, of shares of AvTel Delaware Common Stock.

  Following the Reincorporation Merger and the Share Exchange, the Company will cause Letters of Transmittal to be delivered to shareholders requesting that stock certificates in the Company be delivered to the Company's transfer agent, American Registrar and Transfer Company, for replacement by stock certificates of AvTel Delaware. It will not be necessary for shareholders to exchange their Company stock certificates for AvTel Delaware stock certificates, although shareholders may exchange their certificates if they wish.

PRINCIPAL REASONS FOR THE REINCORPORATION MERGER.

  The Reincorporation Merger is a condition precedent to the transaction contemplated by the Exchange Agreement which the Board of Directors believes is in the best interests of the Company and its shareholders. See "The Share Exchange". Other reasons for the proposed reincorporation are summarized below.

  ABILITY TO ATTRACT AND RETAIN DIRECTORS. The Board of Directors believes that a Reincorporation Merger will enhance the Company's ability to attract and retain qualified members of the Board of Directors as well as encourage directors to continue to make independent decisions in good faith on behalf of the Company. The Company believes that the more favorable corporate environment afforded by Delaware will enable it to compete more effectively with other public companies, most of which are incorporated in Delaware, to attract new directors and to retain its current directors. Reincorporation in Delaware will allow the Company the increased flexibility and predictability afforded by Delaware law.

  ADVANTAGES OF DELAWARE CORPORATION LAW. For many years, Delaware has followed a policy of encouraging incorporation under its jurisdiction. In furtherance of that policy, Delaware has long been the leading state in adopting, construing and implementing comprehensive and flexible corporate laws responsive to the legal and business needs of corporations. As a result, Delaware's General Corporation Law ("Delaware Law" or "DGCL") has become widely regarded as the most extensive and well-defined body of corporate law in the United States. Because of Delaware's prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated an ability and a willingness to act quickly and effectively to meet changing business needs. Moreover, the Delaware courts have rendered a substantial number of decisions interpreting and explaining Delaware Law. The Reincorporation Merger accordingly will be beneficial to AvTel Delaware in that it will provide (i) a greater degree of predictability and certainty regarding how AvTel Delaware affairs should be conducted in order to comply with applicable laws (such predictability and certainty resulting from a large body of case law decided under those laws) and (ii) the comfort and security resulting from the responsiveness of Delaware's legislature and courts to the needs of corporations organized under Delaware's jurisdiction. For these reasons, many U.S. corporations have initially chosen Delaware as their home state for their state of incorporation or have subsequently changed their corporate domicile to Delaware in a manner similar to the proposed Reincorporation Merger.

  ANTITAKEOVER IMPLICATIONS.   Certain aspects of the Reincorporation Merger,
including the application of DGCL (S)203 to the Company, the limitations to be included in the Delaware Bylaws on a shareholder's ability to make proposals at an annual or special meeting of the Company, and various other provisions of the Delaware Certificate and Delaware Bylaws, none of which previously applied to the Company, may have the effect of deterring hostile takeover attempts. DGCL
(S)203, for example, from which AvTel Delaware does NOT intend to opt out, restricts certain "business combinations" with "interested shareholders" for three (3) years following the date on which a person becomes an interested shareholder, unless the Board of Directors approves the business combination. The Utah Revised Business Corporation Act ("URBCA") does not contain comparable provisions with respect to business combinations. A hostile takeover attempt may have a positive or a negative effect on the Company and its shareholders, depending on the circumstances surrounding a particular takeover attempt. Takeover attempts that have not been negotiated or approved by the board of directors of a corporation can seriously disrupt the business and management of a corporation and, generally, present to the shareholders the risk of terms which may be less than favorable to all of the shareholders than would be available in a board-approved transaction. Board approved transactions may be carefully planned and undertaken at an opportune time in order to obtain maximum value for the corporation and all of its shareholders with due consideration to matters such as the recognition or postponement of gain or loss for tax purposes, the management and business of the acquiring corporation and maximum strategic deployment of corporate assets.

  Unsolicited takeover attempts may be unfair or disadvantageous to a corporation and its shareholders for other reasons. A non-negotiated takeover bid may be timed to take advantage of temporarily depressed stock prices. Further, a non-negotiated takeover bid may be designed to foreclose or minimize the possibility of more favorable competing bids or may involve the acquisition of only a controlling interest in the corporation's stock, without affording all shareholders the opportunity to receive the same economic benefits.

  By contrast, in a transaction in which an acquirer must negotiate with an independent board of directors, such board of directors can and should take into account the underlying and long-term values of the corporation's assets, the possibilities for alternative transactions on more favorable terms, the possible advantages of a tax-free reorganization, the anticipated favorable developments in the corporation's business not yet reflected in the stock price and the equality of treatment of all the corporation's shareholders.

  The Board of Directors recognizes that hostile takeover attempts do not always have the unfavorable consequences or effects described above and may frequently be beneficial to the shareholders, providing all of the shareholders with considerable value for their shares. However, the Board of Directors believes that the potential steps to reduce the likelihood of such takeover attempts are in the best interests of the Company and its shareholders.

  Notwithstanding the belief of the board of directors as to the benefits to shareholders of the changes, shareholders should recognize that one of the effects of such changes may be to discourage a future attempt to acquire control of the Company which is not presented to and approved by the Board of Directors, but which a substantial number and perhaps even a majority of the Company's shareholders might believe to be in their best interests or in which shareholders might receive a substantial premium for their shares over the current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so.

   Although the Reincorporation Merger is required as a condition to the consummation of the Share Exchange, pursuant to which the Matrix Shareholders will acquire 84% of the outstanding capital stock of the Company's successor, AvTel Delaware, the Reincorporation Merger is not being proposed in order to prevent any known attempt to acquire control of the Company (or such successor), obtain representation on the Board of Directors or take any significant action affecting the Company (or such successor).

  DIRECTORS' LIABILITY AND INDEMNIFICATION. Over the past decade, the frequency and magnitude of claims and litigation against directors and officers of corporations have increased. Over the same period, the cost of directors' and officers' insurance policies has increased substantially, with the amount of risk covered by such policies having significantly decreased. As a result, and because potential personal liability associated with service as a director or officer of a corporation can be significant, it has become increasingly difficult for corporations to find and retain talented and experienced directors and officers. Although, as more particularly described below, the URBCA and the Company's existing Amendment and Restated Articles of Incorporation and Bylaws allow the corporation to reduce or eliminate a director's personal liability to the corporation and to indemnify directors, officers and agents of the corporation, the Reincorporation Merger should enable the corporation to more effectively reduce the potential personal liability of members of the Board of Directors associated with their service as directors and to expand the scope of the Company's indemnification of its directors and officers. This should enable the Company to continue finding and retaining talented and experienced directors and officers.

  In 1986, Delaware amended its corporate law to allow corporations to limit the personal monetary liability of its directors for their conduct as directors under certain circumstances. The Directors have elected to adopt such a provision in the Delaware Certificate. It should be noted that Delaware Law does not permit a Delaware corporation to limit or eliminate the liability of its directors for intentional misconduct, bad faith conduct or any transaction from which the director derives an improper personal benefit or for violations of federal laws. The Board of Directors believes that the Reincorporation Merger will enhance the Company's ability to recruit and retain directors in the future; however, the shareholders should be aware that such a provision inures to the benefit of the directors, and the interest of the Board of Directors in recommending the Reincorporation Merger may, therefore, be in conflict with the interests of the shareholders.

  POSSIBLE DISADVANTAGES. Despite the unanimous belief of the Board of Directors that the Reincorporation Merger is in the best interests of the Company and its shareholders, it should be noted that Delaware Law has been criticized by some commentators on the grounds that it does not afford minority shareholders the same substantive rights and protections as are available in a number of other states by, for example, making it more difficult for minority shareholders to elect directors and influence corporate policies. See "Comparison of Shareholder Rights under Utah and Delaware Corporate Laws and Charter Documents".

  Despite the unanimous belief of the Board of Directors as to the benefits to shareholders of the Reincorporation Merger, the Reincorporation Merger may be disadvantageous to the extent that it has the effect of discouraging a future takeover attempt that is not approved by the Board of Directors but may be deemed by a majority of the shareholders to be in their best interests (because, for example, the possible takeover could cause shareholders to receive a substantial premium for their shares over their then current market value or over the shareholders' cost basis in such shares). As a result of such effects of the Reincorporation Merger, shareholders who might wish to participate in a tender offer may not have an opportunity to do so.

REGULATORY APPROVAL.

  The change of domicile of the Company to Delaware may be deemed to constitute the issuance and sale of securities within the meaning of the U.S. Securities Act of 1933, as amended (the "Securities Act"). The deemed issuance of securities will not be registered under the Securities Act and will be effected in reliance upon the exemptions provided by Section 3(a)(9) of the Securities Act and Rule 145 promulgated under the Securities Act. However, the issuance of the shares of AvTel Delaware Common Stock pursuant to the Reincorporation Merger will require the Company to file applications, notices or obtain permits from various states in which the Company's shareholders are domiciled and, before mailing this Proxy Statement, the Company filed an application for a permit authorizing the sale and issuance of such securities with the California Department of Corporations, and has filed notices with the states of Iowa, Minnesota, Nevada and New Mexico.

COMPARISON OF SHAREHOLDER RIGHTS UNDER UTAH AND DELAWARE CORPORATE LAW AND CHARTER DOCUMENTS

  GENERAL. Subject to shareholder approval prior to the effective time (the "Effective Time") of the Reincorporation Merger, the Company will change its domicile to Delaware and shall thereafter be governed by the DGCL and by the Delaware Certificate and the Delaware Bylaws ("Delaware Charter Documents"). Upon the filing with and acceptance by the Secretary of State of Delaware of a Certificate of Merger in Delaware, the Company will become AvTel Delaware and the outstanding shares of Company Common Stock will be deemed for all purposes to evidence ownership of, and to represent, shares of AvTel Delaware Common Stock.

  The Delaware Charter Documents effectively replace the Company's current Amended and Restated Articles of Incorporation ("Utah Articles") and Amended and Restated Bylaws ("Utah Bylaws") (together, the "Utah Charter Documents") by (i) changing the authorized capital (See "Authorized Capital Stock"), (ii) setting a range of 5 - 9 persons as the authorized number of directors and authorizing the Board to fix the number of directors within that range by resolution (the Utah Bylaws set a range of 3-5 persons and authorize the Board to amend the bylaws to fix the number within that range), and (iii) providing officers, directors and agents of AvTel Delaware with certain indemnification rights in addition to those currently provided for the Company.

  If the Reincorporation Merger is consummated, holders of Company Common Stock and Company Preferred Stock (and holders of options, warrants or other securities exchangeable for or convertible into Company Common Stock) will become holders of AvTel Delaware Common Stock, which will result in their rights as shareholders being governed by the laws of the State of Delaware. In addition, their rights as shareholders will be governed by the Delaware Charter Documents. It is not practical to describe all of the differences between the Delaware Articles and the Utah Articles and the Delaware Bylaws and the Utah Bylaws or all of the differences between the laws of the States of Delaware and Utah. The following is a summary of some of the significant rights of the shareholders under Utah and Delaware Law and under the Utah and Delaware Charter Documents. This summary is qualified in its entirety by reference to the full text of such documents and laws. See the Delaware Certificate and the Delaware Bylaws, copies of which are attached to the Proxy Statement as Exhibits C and D, respectively.

  AUTHORIZED CAPITAL STOCK. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, and 5,000,000 shares of Preferred Stock. The authorized capital stock of AvTel Delaware will be 20,000,000 shares of AvTel Delaware's Common Stock $.01 par value and 1,000,000 shares of AvTel Delaware's Preferred Stock, $.01 par value. The Company has issued and outstanding 1,000,000 shares of Series A Convertible Preferred Stock which will be converted into an aggregate of 250,000 shares of AvTel Delaware Series A Convertible Preferred Stock having substantially the same rights, preferences and privileges, including certain rights to convert such AvTel Delaware Series A Convertible Preferred Stock into the AvTel Delaware Common Stock. (For details with respect to the Series A Convertible Preferred Stock, see the Certificate of Incorporation of AvTel Delaware attached as Exhibit C.) The conversion ratio of one to one will remain the same. No holder of Company Common Stock has preemptive rights with respect to any class of stock of AvTel Utah and no such preemptive rights will be afforded the holders of AvTel Delaware Common Stock under the Delaware Charter Documents. Upon consummation of the Reincorporation Merger and the Share Exchange, there will be issued and outstanding: (a) approximately 11,366,720 shares of AvTel Delaware Common Stock, of which 9,582,514 shares or 84% of the total issued and outstanding will be held by the Matrix Shareholders; (b) 250,000 shares of Series A Convertible Preferred Stock of AvTel Delaware (convertible into 250,000 shares of AvTel Delaware Common Stock); (c) 324,819 shares of AvTel Delaware Common Stock reserved for issuance pursuant to outstanding stock options, including those granted under the Company's 1997 Stock Incentive Plan (the "1997 Plan") which will be assumed by AvTel Delaware pursuant to the Reincorporation Merger, and the outstanding options of Matrix, which will be assumed by AvTel Delaware after the Share Exchange; and (d) 100,000 shares of AvTel Delaware Common Stock reserved for issuance in connection with the possible grant of stock options in the future under the 1997 Plan. The 11,366,720 shares of AvTel Delaware Common Stock to be outstanding (and the 9,582,514 shares to be held by the Matrix Shareholders) include 1,999,997 shares that will be held by Best. Under Delaware law, these shares may not be voted or considered in determining the presence of a quorum for shareholder action.

  VOTING RIGHTS WITH RESPECT TO EXTRAORDINARY CORPORATE TRANSACTIONS

  DELAWARE. Approval of mergers and consolidations and sales, leases or exchanges of all or substantially all of the property or assets of a corporation, requires the affirmative vote or consent of the holders of a majority of the outstanding shares entitled to vote, except that, unless required by the certificate of incorporation, no vote of shareholders of the corporation surviving a merger is necessary if: (i) the merger does not amend the certificate of incorporation of the corporation; (ii) each outstanding share immediately prior to the merger is to be an identical share after the merger and
(iii) either no common stock of the corporation and no securities or obligations convertible into common stock are to be issued in the merger, or the common stock to be issued in the merger plus that initially issuable on conversion of other securities issued in the merger does not exceed 20% of the common stock of the corporation outstanding immediately before the merger.

  UTAH. A merger, share exchange or sale of all or substantially all of the assets of a corporation (other than in the ordinary course of the corporation's business) requires the approval of a majority (unless the articles of incorporation, the Bylaws or a resolution of the board of directors requires a greater number) of the outstanding shares of the corporation (voting in separate voting groups, if applicable). No vote of the shareholders of the surviving corporation in a merger is required if: (i) the articles of incorporation of the surviving corporation will not be changed; (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger; (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% of the total number of voting shares of the surviving corporation outstanding immediately before the merger; and (iv) the number of participating shares (shares that entitle their holder to participate without limitation in distributions) outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger

(either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of participating shares of the surviving corporation outstanding immediately before the merger.

  SHAREHOLDERS CONSENT WITHOUT A MEETING

  DELAWARE. Unless otherwise provided in the certificate of incorporation, action requiring the vote of shareholders may be taken without a meeting, without prior notice and without a vote, by the written consent of shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and acted.

  UTAH. Unless otherwise provided in the articles of incorporation, action requiring the vote of shareholders may be taken without a meeting and without prior notice by one or more written consents of the shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted (if shareholder action is by less than unanimous written consent, notice shall be provided to the shareholders who did not consent at least ten (10) days before the consummation of the transaction, action or event authorized by the shareholders). In addition, any written consent for the election of directors must be unanimous and the shareholders of any corporation in existence prior to July 1, 1992, are required to adopt a resolution permitting action by less than unanimous written consent otherwise, the shareholders are only permitted to act by unanimous written consent.

  DISSENTERS' RIGHTS

  DELAWARE. Shareholders are entitled to demand appraisal of their shares in the case of mergers or consolidations, except where (i) they are shareholders of the surviving corporation and the merger did not require their approval under the DGCL; (ii) the corporation's shares are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by The National Association of Securities Dealers, Inc.; or (iii) the corporation's shares are held of record by more than 2,000 shareholders. Appraisal rights are available in either (i), (ii) or (iii) above, however, if the shareholders are required by the terms of the merger or consolidation to accept any consideration other than (a) stock of the corporation surviving or resulting from the merger or consolidation, (b) shares of stock of another corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. Or held of record by more than 2,000 shareholders, (c) cash in lieu of fractional shares, or (d) any combination of the foregoing Appraisal rights are not available in the case of a sale, lease, exchange or other disposition by a corporation of all or substantially all of its property and assets.

  UTAH. In connection with a merger, share exchange or sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation (other than in the ordinary course of the corporation's business), a dissenting shareholder, after complying with certain procedures, is entitled to payment from the corporation of the fair value of the shareholder's shares. The fair value is estimated by the corporation. However, if the shareholder is unwilling to accept the corporation's estimate, the shareholder may provide the corporation with an estimate of the fair value and demand payment of that amount. If the corporation is unwilling to pay that amount, the corporation shall apply for judicial determination of the fair value. Unless the articles of incorporation, Bylaws or a resolution of the Board of Directors provide otherwise, shareholders are not entitled to dissenters' rights when the shares are listed on a national securities exchange or the National Market System of NASDAQ, or are held of record by more than 2,000 holders. However, this exception does not apply if, pursuant to the corporate action, the shareholder will receive anything except (i) shares of the surviving corporation, (ii) shares of a corporation that is or will be listed on a national securities exchange, the National Market System of NASDAQ, or held of record by more than 2,000 holders, (iii) cash in lieu of fractional shares or (iv) any combination of the foregoing.

  DIVIDENDS

  DELAWARE. Dividends may be paid either (i) out of surplus (the excess at any time of the net assets of the corporation over the amount of its capital), or
(ii) in case there is no surplus, out of the corporation's net profits for the fiscal year in which the dividend is declared and/or its net profits for the preceding fiscal year.

  UTAH. A corporation is prohibited from making a distribution to its shareholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than its total liabilities (plus any amounts necessary to satisfy any preferential rights).

  ANTI-TAKEOVER STATUTES

  DELAWARE. Except under certain circumstances, the Delaware Law prohibits a "business combination" between the corporation and an "interested shareholder" within three (3) years of the shareholder becoming an "interested shareholder". Generally, an "interested shareholder" is a person or group that directly or indirectly, controls fifteen percent (15%) or more of the outstanding voting stock or is an affiliate or associate of the corporation and was the owner of fifteen percent (15%) or more of such voting stock at any time within the previous three (3) years. A "business combination" includes a merger, consolidation, sale or other disposition of assets having an aggregate value in excess of ten percent (10%) of the aggregate market value of the consolidated assets of the corporation or its outstanding stock, and certain transactions that would increase the interested shareholders' proportionate share ownership in the board of directors prior to the date the interested shareholder became an interested shareholder under the DGCL, such business combinations between a corporation and an interested shareholder are prohibited unless (a) prior to the date the person became an interested director the Board of Directors approved either the business combination or the transaction which resulted in the person becoming an interested shareholder; (b) the interested shareholder acquired at least eighty-five percent (85%) of the outstanding voting stock of the corporation in the transaction in which the shareholder became an interested shareholder excluding, for purposes of determining the number of shares outstanding, shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; (c) the business combination is approved by a majority of the board of directors and by the affirmative vote of two thirds of the votes entitled to be cast by disinterested shareholders at an annual or special meeting, (d) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held by more than two thousand (2,000) shareholders unless any of the foregoing results from action taken, directly or indirectly, by an interested shareholder or (e) the corporation has opted out of this provision. AvTel Delaware has not opted out of these provisions governing business combinations as permitted under the Delaware Law.

  UTAH. The Utah Control Share Acquisitions Act, set forth in Sections 61-6-1 through 61-6-12 of the Utah Code Annotated, provides, among other things, that, when any person obtains shares (or the power to direct the voting shares) of "an issuing public corporation" such that the person's voting power equals or exceeds any of three levels (20%, 33 1/3% or 50%), the ability to vote (or to direct the voting of) the "control shares" is conditioned on approval by a majority of the corporation's shares (voting in voting groups, if applicable), excluding the "interested shares". Shareholder approval may occur at the next annual meeting of the shareholders, or, if the acquiring person requests and agrees to pay the associated costs of the corporation, at a special meeting of the shareholders (to be held within fifty (50) days of the corporation's receipt of the request by the acquiring person). If authorized by the articles of incorporation or the Bylaws, the corporation may redeem "control shares" at the fair market value if the acquiring person fails to file an "acquiring person statement" or if the shareholders do not grant voting rights to control shares. If the shareholders grant voting rights to the control shares, and if the acquiring person obtained a majority of the voting power, shareholders may be entitled to dissenters' rights under the URBCA. An acquisition of shares does not constitute a control share acquisition if (i) the corporation's articles of incorporation or Bylaws provide that this Act does not apply, (ii) the acquisition is consummated pursuant to a merger in accordance with the URBCA or
(iii) under certain other specified circumstances.

  QUORUM OF DIRECTORS

  DELAWARE. Unless a greater or lesser number is required for a quorum by the certificate of incorporation or Bylaws (but in no event less than one-third of the votes of the entire board or committee), a majority of the directors then in office shall constitute a quorum.

  UTAH. A quorum of the board of directors consists of a majority of the fixed number of directors if the corporation has a fixed board size, or if the corporation's Bylaws provide for a variable board size, a majority of the number of directors prescribed, or if no number is prescribed, the number in office. However, the articles of incorporation or the Bylaws may establish a higher or lower number of directors to constitute a quorum, but in no event may the number be less than one-third of the number of directors.

  DERIVATIVE SUITS

  DELAWARE. The plaintiff must have been a shareholder of the corporation at the time of the transaction of which he complains or his stock thereafter must have devolved upon him by operation of law.

  UTAH. A person may not commence a derivative action unless the person was a shareholder of the corporation at the time when the transactions complained of occurred (unless the person became a shareholder through transfer by operation of law from a person who was a shareholder at the time). The complaint must be verified and allege with particularity (i) the demand made on the board of directors and that either the demand was refused or ignored by the board of directors, or (ii) if no demand was made on the board of directors, why the person did not make the demand. If a court finds that the proceeding was commenced without reasonable cause, the court may require the plaintiff to pay the defendant's reasonable expenses, including counsel fees.

  SPECIAL MEETINGS OF SHAREHOLDERS

  DELAWARE. Shareholders generally do not have the right to call meetings of shareholders unless such right is granted in the certificate of incorporation or Bylaws. However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated therefor, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware court of Chancery may order a meeting to be held upon the application of a shareholder.

  UTAH. Special meetings of the shareholders may be called by: (i) the board of directors (ii) the person or persons authorized by the Bylaws to call a special meeting, or (iii) the holders of shares representing at least 10% of all votes entitled to be cast on any issue proposed to be considered at the special meeting. The corporation shall give notice of the date, time and place of the meeting no fewer than ten (10) and no more than sixty (60) days before the meeting (unless otherwise required by law or the articles of incorporation). Notice of a special meeting must include a description of the purposes for which the special meeting is called.

  AMENDMENTS TO CHARTER

  DELAWARE. Amendments to the certificate of incorporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, except that if the certificate of incorporation requires the vote of a greater number of proportion of the directors or of the holders of any class of stock than is required by Delaware Law with respect to any matter, the provision of the certificate of incorporation may not be amended, altered or repealed except by such greater vote.

  UTAH. The board of directors may propose amendments to the articles of incorporation for submission to the shareholders. For an amendment to be adopted, (i) the board of directors must recommend the amendment to the shareholders (unless the board determines that because of a conflict of interest or other special circumstances it should not make a recommendation and communicates the basis for its determination to the shareholders), and (ii) unless the articles of incorporation, the Bylaws (if authorized by the articles of incorporation) or a resolution of the board of directors require a greater number, the amendment must be approved by (a) a majority of the votes entitled to be cast on the amendment by any voting group as to which the amendment would create dissenters' rights, (b) a majority of the votes entitled to be cast on the amendment by any voting group as to which the amendment would materially and adversely affect the voting group's rights in shares (including preferential rights, rights in redemption, preemptive rights, voting rights or rights in certain reverse splits), and (c) a majority of the votes cast for all other voting groups (voting separately, as applicable).

  NOTICE, ADJOURNMENT AND PLACE OF STOCKHOLDERS' MEETINGS.

  DELAWARE. There is no specific statutory requirement under Delaware law with regard to advance notice of director nominations and shareholder proposals. Absent a bylaw restriction, director nominations and shareholder proposals may be made without advance notice at the annual meeting. However, federal securities laws generally provide that shareholder proposals that the proponent wishes to include in the Company's proxy materials must be received not less than 120 days in advance of the date stated in the proxy statement released in connection with the previous year's annual meeting.

  The Delaware Bylaws provide that, in order for director nominations or shareholder proposals to be properly brought before the annual meeting, the shareholder must have delivered timely notice to the Secretary of the Corporation. To be timely under the Delaware Bylaws, notice must be received by the Secretary of the Company not later than the following dates: (i) with respect to a meeting of stockholders, 60 days in advance of such meeting if such meeting is to be held on a day which is within 30 days preceding the anniversary of the previous year's meeting, or 90 days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's meeting; and (ii) with respect to any other meeting of stockholders or a special meeting of stockholders, the close of business on the tenth day following the date of public disclosure of the date of such meeting. These notice requirements help ensure that shareholders are aware of all proposals to be voted on at the annual meeting and have the opportunity to consider each proposal in advance of the annual meeting.

  UTAH. The Utah Law and Utah Charter Documents require that notice of stockholders' meetings be given between ten (10) and sixty (60) days before a meeting unless the stockholders waive or reduce the notice period by unanimous consent in writing.

  Both Utah and Delaware law provide for adjournments of stockholders' meetings. The Utah Charter Documents require notice of the adjournment if the adjournment is for thirty (30) days or more. Delaware Law and the Delaware Charter Documents require that if the adjournment is for more than thirty (30) days or if a new record date is fixed, notice must be given to the stockholders as for an original meeting.

  Both the Delaware law and Utah law permit meetings of stockholders to be held at such place as is designated by or in the manner provided in the Bylaws. If not so designated, Delaware law requires that the meeting be held at the registered office of the Delaware corporation, while Utah law provides for the principal office of the corporation.

  STOCKHOLDER CONSENT IN LIEU OF MEETING.

  Under Utah and Delaware law, shareholders holding a majority of the outstanding voting power may execute an action by written consent in lieu of a shareholder meeting. Both Utah and Delaware law permit a corporation to eliminate such actions by written consent in its charter. The Delaware Certificate, like the Utah Certificate, does not prohibit actions by written consent. As a result, the Matrix Shareholders, acting together, will be able to elect directors and to take many other significant corporate actions by written consent. Delaware law will require AvTel Delaware to notify non-consenting shareholders promptly of any such action.

  DIRECTORS

  DELAWARE. The Delaware Bylaws provide that the number of members of the Board of Directors shall not be less than five (5), nor more than nine (9), with the actual number being determined by a resolution of the Board of Directors or by the holders of AvTel Delaware Common Stock at an annual meeting. A majority of the number of directors then in office constitutes a quorum for the transaction of business. The Delaware Bylaws provide that a vacancy among the directors may be filled for the unexpired term by the vote of a majority of the remaining directors in office, although less than a quorum.

  UTAH. The Utah Bylaws provide that the Board of Directors of the Company consists of not less than three (3), nor more than five (5) directors with actual number being determined by resolutions adopted by the Board of Directors or the holders of Company Common Stock. A majority of the number of directors constitutes a quorum for the transaction of business. The AvTel Utah Bylaws provide that a vacancy among the directors may be filled for the unexpired term by the affirmative vote of a majority of the remaining directors in office, though less than a quorum.

  ELECTION AND REMOVAL OF DIRECTORS

  DELAWARE. The Delaware Bylaws provide that Directors shall hold office until the next annual meeting of shareholders following their election. Any director, or the entire Board of Directors, may be removed only for cause, and only by the vote of a majority of the voting power of the Company.

  UTAH. The Utah Bylaws provide that each Director shall hold office until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified.

  LIMITATIONS ON THE LIABILITY OF DIRECTORS

  DELAWARE. The Delaware Certificate provides that a Director shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its shareholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for certain unlawful distributions under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. Furthermore, the Delaware Bylaws include a provision permitting AvTel Delaware to indemnify its officers, directors, employees and agents to the greatest extent permitted by the DGCL.

  UTAH. The Utah Articles includes provisions eliminating the liability of the directors for monetary damages to the fullest extent permitted under the URBCA. However, the URBCA is more limited than the Delaware Law. The URBCA does not limit liability for (i) the amount of a financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; (iii) unlawful distributions in violation of Section 16-10a-842 of the URBCA; or (d) an intentional violation of criminal law.

  INSPECTION OF BOOKS AND RECORDS

  DELAWARE. Any shareholder of record, upon written demand under oath stating the purpose thereof, has the right during the usual hours for business to inspect for any proper purpose, the corporation's stock ledger, a list of its shareholders and its other books and records and to make copies or extract therefrom.

  UTAH.   Upon providing the corporation with a written demand at least five (5)
business days before the date the shareholder wishes to make an inspection, a shareholder and his agent and attorneys are entitled to inspect and copy , during regular business hours, (i) the articles of incorporation, Bylaws, minutes of shareholders meetings for the previous three (3) years, written communications to shareholders for the previous three (3) years, names and business addresses of the officers and directors, the most recent annual report delivered to the State of Utah, and financial statements for the previous three
(3) years and (ii) if the shareholder is acting in good faith and for a proper purpose, excerpts from the records of the board of directors and shareholders (including minutes of meetings, written consents and waivers of notices), accounting records and shareholder lists.

  TRANSACTIONS WITH OFFICERS AND DIRECTORS.

  DELAWARE. Under the DGCL, contracts or transactions in which a director or officer is financially interested are not automatically void or voidable, if approved by the shareholders or the directors under substantially the same circumstances as in Utah. Approval by the shareholders, however, requires only a simple majority. Board approval must be by a majority of the disinterested directors, but interested directors may be counted for purposes of establishing a quorum.

  UTAH. The Utah Law provides that every director who is in any way, directly or indirectly, interested in a proposed contract or transaction with the Company is liable to account to the Company for any profit made as a consequence of the Company entering into such transaction unless such person (a) disclosed his or her interest at the meeting of directors where the proposed transaction was first considered, and, after his or her disclosure, the transaction was approved by the a majority of the disinterested directors; (b) disclosed his or her interest prior to a meeting or written consent of shareholders and, after his or her disclosure, the transaction was approved by the a majority of the disinterested shares; or (c) can show that the contract or transaction was fair and reasonable to the Company.

  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  DELAWARE. The Delaware Law permits a corporation to adopt provisions in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, with the following exceptions: (a) a breach of the director's duty of loyalty; (b) payment of an unlawful stock dividend or making an unlawful stock repurchase or redemption; (c) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; or
(d) in any transaction in which the director derived an improper personal benefit. The Delaware Certificate eliminates the liability of directors of the corporation for monetary damages to the fullest extent permissible under Delaware Law.

  The Delaware Law permits a corporation to indemnify its directors, officers, employees and other agents under circumstances similar to those for which the Utah Charter Documents provide. The Delaware Charter Documents require AvTel Delaware to indemnify all such persons whom it has the power to indemnify to the fullest extent legally permissible by the Delaware Law. The Delaware Bylaws permit AvTel Delaware to advance expenses to a director or officer, provided that the director or executive officer undertakes to repay amounts advanced unless it is ultimately determined that such person ultimately is entitled to indemnification, and subject to such other conditions as the Board may impose.

  Indemnification rights conferred on a person by the Delaware Bylaws are deemed to be contractual, in that their repeal or modification shall have prospective effect only and shall not affect rights in effect under the bylaws at the time of an alleged occurrence, act or omission that is the basis of a proceeding against the person or the corporation. Indemnification rights to which a person becomes entitled under the Delaware Bylaws continue after the person ceases to be a director, officer, employee or other agent of AvTel Delaware.

  Indemnification rights under the Delaware Law are not exclusive. Accordingly, AvTel Delaware's Bylaws specifically permit AvTel Delaware to indemnify its directors, officers, employees and other agents pursuant to an agreement, bylaw provision, shareholder vote or vote of disinterested directors or otherwise, any or all of which may provide indemnification rights broader than those currently available under the Utah or Delaware indemnification statutes.

  UTAH. The URBCA permits a corporation, if so provided in its articles of incorporation, its bylaws or in a shareholder resolution, to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages due to any action taken or any failure to take action as a director, except liability for: (a) improper financial benefits receive by a director; (b) intentional inflictions of harm on the corporation or its shareholders; (c) payment of dividends to shareholders making the corporation insolvent; and (d) intentional violations of criminal law. The Utah Charter Documents eliminate the liability of directors of the corporation for monetary damages to the fullest extent permissible under URBCA.

  Under the URBCA, a corporation may indemnify its directors, officers, employees and other agents made party to any proceeding because of their relationship to the corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if that person acted in good faith and in a manner reasonably believed to be in the corporation's best interests, and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The URBCA also permits a corporation to indemnify its directors, officers, employees and other agents in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is such an agent of the corporation, against expenses actually and reasonably incurred by such person in connection with the proceeding. The URBCA prohibits the indemnification of an agent in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding in which the agent is adjudged liable on the basis that the agent derived an improper personal benefit. The Utah Charter Documents permit indemnification of all such persons whom it has the power to indemnify to the fullest extent legally permissible under the URBCA. The URBCA permits a corporation to advance expenses incurred by a director, officer, employee or agent who is a party to a proceeding in advance of final disposition of the proceeding if that person provides (a) a written affirmation of his good faith belief that he acted in good faith, in the corporation's best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful; (b) a written undertaking by or on behalf of that person to repay the advance if it ultimately determined that indemnification by the Company is inappropriate; and (c) the corporation determines under the facts then known that indemnification would not be precluded. The Utah Charter Documents permit such advances.

  Both the Delaware Charter Documents and Utah Documents provide that AvTel Delaware and the Company, respectively, may purchase insurance on behalf of those persons entitled to be indemnified by the Company.

DISSENTER'S RIGHTS AS A RESULT OF THE REINCORPORATION MERGER.

  Shareholders have dissenter's rights in Utah as a result of the proposed Reincorporation Merger. Shareholders who oppose the Reincorporation Merger will have the right to receive payment for the value of their shares as set forth in sections 16-10(a)-1301 et .seq. of the URBCA. A copy of these sections is attached hereto as Exhibit E to this Proxy Statement. The requirements for a shareholder to properly exercise his or her rights under these provisions are very technical in nature, and the following summary is qualified in its entirety by the actual statutory provisions which should be carefully reviewed by any shareholder wishing to assert such rights.

    Under Utah Law, such dissenter's rights will be available only to those shareholders of the Company who (i) object to the proposed Reincorporation Merger in writing prior to or at the Special Meeting (a negative vote will not itself constitute such a written objection); (ii) does not vote any of his or her shares in favor of the proposed Reincorporation Merger at the Special Meeting; (iii) file a written demand with the Company prior to the Special Meeting requesting payment of the fair value of the shares held by such shareholders; and (iv) meet the other requirements of the governing Utah statutes.

    Within ten days after the effective date of the Reincorporation Merger and Share Exchange, AvTel Delaware will send to each shareholder who has satisfied all of the foregoing conditions a written notice in which AvTel Delaware will offer to pay dissenting shareholders for their shares at a price deemed by AvTel Delaware to be the fair value of such shares and supply a form for dissenting shareholders to demand payment. Shareholders will have sixty days to make their payment demands or lose such rights. If the fair value of the shares is agreed on between the dissenting shareholders and AvTel Delaware within 60 days after the effective date of the acquisition, AvTel Delaware will make payment within 60 days after the effective date on surrender of the certificates representing such shares.

    If the dissenting shareholders and AvTel Delaware do not agree on the fair value of the shares within the 60 day period, then within 60 days after receipt of written demand from any dissenting shareholders, AvTel Delaware shall initiate a judicial proceeding seeking determination of the fair value of such shares prior to giving effect to the Reincorporation Merger and Share Exchange. If AvTel Delaware fails to institute such a proceeding, it will pay the dissenting shareholders the amount demanded. All dissenting shareholders must be a party to the proceeding, and all such shareholders will be entitled to judgment against AvTel Delaware for the amount of the fair value of their shares, to be paid on surrender of the certificates representing such shares. The judgment will include an allowance for interest (at a rate determined by the court) to the date of payment.

    Within 20 days after demanding payment, whether or not a judicial proceeding is instituted, each shareholder demanding payment must submit the certificates representing his or her shares to AvTel Delaware for notation thereon that such demand has been made. Failure to do so will permit AvTel Delaware to terminate the shareholder's valuation rights under the Utah statute unless a court should otherwise direct.

  The loss or forfeiture of appraisal rights simply means the loss of the right to receive a cash payment from AvTel Delaware in exchange for shares. In such event the shareholder would still hold the appropriate number of shares of AvTel Delaware.

FEDERAL INCOME TAX CONSEQUENCES

  The Reincorporation Merger is intended to be a tax free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). Assuming the Reincorporation Merger qualifies as a reorganization, no gain or loss will be recognized to the holders of capital stock of the Company as a result of consummation of the Reincorporation Merger, and no gain or loss will be recognized by the Company or AvTel Delaware. Each former holder of capital stock of the Company will have the same basis in the capital stock of the AvTel Delaware received by such holder pursuant to the Reincorporation Merger as such holder has in the capital stock of the Company held by such holder at the time of consummation of the Reincorporation Merger. Each shareholder's holding period with respect to the AvTel Delaware capital stock will include the period during which such holder held the corresponding Company capital stock, provided the latter was held by such holder as a capital asset at the time of consummation of the Reincorporation Merger. The Company has not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the Reincorporation Merger.

  A successful IRS challenge to the reorganization status of the Reincorporation Merger would result in shareholders recognizing taxable gain or loss with respect to each share of Company Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of the AvTel Delaware Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the AvTel Delaware Common Stock so received would equal its fair market value as of the Effective Time, and the shareholder's holding period for such stock would begin the day after the Share Exchange.

  THE FOREGOING IS ONLY A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PROPOSAL TO REINCORPORATE IN DELAWARE INCLUDING THE APPLICABILITY OF THE LAWS OF ANY STATE OR OTHER JURISDICTION.

VOTE REQUIRED.

  Under Utah law, the affirmative vote of a majority of the outstanding shares of Company Common Stock and a majority of the outstanding shares of Company Preferred Stock, each voting as a class, is needed to approve the proposed Reincorporation Merger. If approved by the Company's shareholders, it is anticipated that the Reincorporation Merger would be completed within thirty
(30) days of such approval and that consummation of the Share Exchange would follow promptly thereafter. However, consummation of the Share Exchange is subject to the satisfaction or waiver of various conditions precedent, including the delivery of an executed Exchange Statement by each of the Matrix Shareholders and optionholders.

  Certain shareholders, including the Company's current Directors, who own shares representing approximately 61% of the issued and outstanding shares of the Company Common Stock have indicated that they will vote their shares in favor of the Reincorporation Merger. In addition, the holders of all shares of the Company's Preferred Stock have indicated that they will vote their shares in
favor of the Reincorporation Merger.   Accordingly, without the affirmative vote
of any other shareholder, there will be sufficient votes for approval and adoption of the Reincorporation Merger.

  Although the Board of Directors has recommended that the foregoing proposal be adopted, shareholders should be aware that the continuing Directors may have a personal interest in the Reincorporation Merger because it broadens the scope of indemnification available to Directors. The broader scope of indemnification available under Delaware Law could result in increased costs and expenses to the Company to the potential indirect detriment of the shareholders. See "Comparison of Shareholder Rights under Utah and Delaware Corporation Laws and Charter Documents".

RECOMMENDATION OF MANAGEMENT

     THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE TRANSACTIONS CONTEMPLATED BY THE PROPOSED REINCORPORATION MERGER ARE DESIRABLE AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" SUCH PROPOSAL.


                           DESCRIPTION OF THE COMPANY

BACKGROUND.

     The Company is a non-facilities based telecommunications carrier providing a comprehensive array of broadband voice and data network services. The Company was incorporated on October 27, 1981, but did not commence its current business until February, 1995 when it acquired, through a subsidiary, The Friendly Net, LLC ("TFN") a Utah limited liability company.

     The acquisition of TFN, a Utah-based Internet Service Provider ("ISP") was part of a general strategy to evaluate and acquire business enterprises in the telecommunications industry which, in the opinion of management, represented
opportunities for revenue growth and profitability.   The TFN acquisition was
accomplished through an agreement with the Company's wholly owned subsidiary, Hi, Tiger, Inc., pursuant to which 260,000 shares of Company Common Stock, options to purchase 75,000 shares of Company Common Stock and $21,000 in cash were exchanged for an 80% interest in TFN. The remaining 20% interest was acquired in March 1997 from Tree of Stars, Inc., a Nevada corporation ("TOSI"), whose President and principal shareholder is Paul G. Begum, a significant shareholder of the Company and its former President and Chairman.

     Prior to October 23, 1996, the Company conducted operations under the name "Hi, Tiger International, Inc.". The name change was effected in connection with the Company's acquisition of AvTel Holdings, Inc., a California corporation ("A.I.") on that date. As a result of the acquisition of A.I., the Company implemented a complete change in its Board of Directors and executive management, began to pursue several acquisitions and strategic alliances and started development of a sales and operational strategy to position the Company as a non-facilities based telecommunications carrier providing a comprehensive array of broadband voice and data network services.

     The acquisition of A.I. was effected pursuant to the merger of a wholly-owned subsidiary of the Company with and into A.I. (the "AI Merger") as a result of which the Company acquired 100% of the issued and outstanding capital stock of A.I. in exchange for 4,252,508 shares of the Company Common Stock, representing approximately 61% of the issued and outstanding Company Common Stock after giving effect to the AI Merger, and 1,000,000 shares of newly authorized shares of the Company's Series A Convertible Preferred Stock.

     Since the AI Merger, the Company has, under its current management team, aggressively pursued selective acquisitions, strategic alliances and the development and implementation of sales and marketing efforts.

BUSINESS OF THE COMPANY

     ACQUISITIONS AND STRATEGIC ALLIANCES. In November, 1996, the Company acquired Silicon Beach Communications, Inc. ("SBC"), a privately held California corporation that serves as an ISP and provides software development services. The acquisition was structured as a stock for stock transaction in which the Company issued an aggregate of 115,000 shares of Company Common Stock in exchange for all the issued and outstanding capital stock of SBC.

     In February, 1997, the Company acquired all the issued and outstanding capital stock of WestNet Communications, Inc. ("WNI"), a Ventura, California ISP. Following completion of this acquisition, the Company began to integrate the customer bases, network facilities and other operations of SBC and WNI in order to achieve desired efficiencies and economies of scale.

     SALES AND OPERATIONAL STRATEGY. Prior to the AI Merger, the Company's sales and operational strategy was directed, primarily, at increasing revenues through expansion of the customer base for the TFN ISP operations.

     Following the AI Merger, the Company's new executive management team also began to develop and implement a comprehensive sales and marketing strategy designed to position the Company as a leading provider of broadband network services, providing complete internetworking solutions for small- and mid-size business and professional offices and certain personal applications.

     This strategy is based on the assumption that network connectivity for these market applications is becoming a critical element in the ability of these business, professional and other organizations to improve productivity and lower costs through the use of a variety of telecommunications services, including branch office, remote office and telecommuter networking as well as network access to customers, vendors, financial institutions and the Internet. While management expects that these factors will result in an increased market demand for these services, there are no assurances regarding the size of such demand or that the Company will be selected to provide its services in response to such demand.

     The implementation of this strategy involves the creation and marketing of products and services designed for both business and personal applications, namely Business Network Services and Personal Network Services, respectively. The Company is developing and implementing sales and marketing strategies which, it believes, will result in monthly, recurring revenues from networking customers under multi-year term agreements. However, this strategy is in its formative stages and the Company is recruiting, hiring, training and developing the personnel resources necessary to manage and staff the sales and marketing efforts. Delays or other difficulties in these recruitment and other activities could adversely affect the Company's ability to timely and effectively implement these revenue-generating objectives.

     INTERNETWORKING. At an increasing rate, business, professional and other organizations are seeking to internetwork their Local Area Networks ("LANs") and Wide Area Networks ("WANs") to share information and computing resources for applications such as e-mail, transaction processing, the sharing of databases, multi-site engineering and product development and electronic image transfer. The communications traffic of many organizations has grown steadily during the past two decades leading to enterprise-wide networks facilitating rapid and efficient data communications between work groups, departments and branch locations. Additionally, a shift to enterprise-wide remote access has occurred due to increased business mobility, increased telecommuting, reduced cost of WAN services and widespread adoption of remote access standards. Internet and remote access devices extend the organization network beyond the branch office, bringing remote users closer to the enterprise and permitting connection to the corporate LAN so users can work anywhere, any time. Users can access e-mail, databases and servers as if they were in the corporate office.

     The Company believes that, as a result of these shifts, internetworking, the method used for interconnecting networks, has been undergoing rapid growth over the past ten years as reflected in the significant growth in sales and distribution of routers, remote access servers, intranet software and other various components that enable internetworking. As the computing paradigm migrates to client-server architectures, enterprise-wide networks allow those technologies to be implemented. The Company's strategy recognizes the opportunity to bridge the gap between telecom and computer providers and simplify networking complexities by becoming a single point of contact.

     NETWORK PROVISIONING. The Company believes that communications requirements such as bandwidth availability and network design are replacing computer requirements such as processor speed, memory or operating systems as the delimiting factors for business applications. Video conferencing, remote patient diagnostics with medical imaging and telecommuting are all business applications in which the success of the deployment is defined by the available bandwidth. The ultimate realization of this trend is the World-Wide Web ("WWW") and WWW applications developed with Internet-specific tools such as SUN Microsystems' Java(TM). These Web applications are computer platform and operating system independent but depend entirely upon connectivity and bandwidth for successful deployment and execution.

     As a result, connectivity is becoming one of the most important factors in enhancing business productivity and customer service. Large corporations have historically created private wide area networks through leased dedicated data lines. However, dedicated point-to-point facilities have several deficiencies:

     .    Leased lines are very expensive
     .    Remote offices and telecommuters are omitted
     . Leased lines are not suited for unscheduled and asynchronous communications

     As a result, small and medium size companies that have sought the benefits of internetworking have been required to use modems and dial-up telephone lines which are generally too slow to handle today's applications.

     Growing demands for high speed capabilities have given way to the emergence of new carrier-based data communication services to overcome the deficiencies of both dedicated leased and dial-up lines. WAN solutions vary substantially depending on an organization's size and communications needs. Traditionally, wideband digital transmission circuits (such as T1 and DS-1) were leased from public carriers to provide voice, fax and data communications links between larger offices and low speed leased lines (such as DS-O) for branch office connectivity. For some applications, however, this has proven expensive and inefficient because the entire bandwidth capacity is dedicated 24 hours per day, whether or not it is used.

     The birth of "packet" based services such as X.25 were developed to address the issue of allocation and utilization. Today, "fast packet" networking technologies such as Frame Relay and Asynchronous Transfer Mode ("ATM") have emerged as an integrated, cost-effective, flexible WAN solution. These networks allow for "bandwidth on demand" between any two endpoints on a WAN. While ATM is not generally available through public carriers, Frame Relay services are now widely offered throughout the United States and are increasing in demand.

     COMPANY STRATEGY. The Company intends to be a leading provider of broadband network services, providing complete internetworking solutions for small to mid-size offices. The Company's services are sold through a network of value added resellers and a direct sales force focused on select vertical markets.

     Wide Area Network connectivity for small to medium size offices is fast becoming a critical element in each organizations' infrastructure. These enterprises require branch office, remote office and telecommuter networking as well as network access to customers, vendors and the Internet. As a result, management believes that market demand has been created for flexible, cost-effective internetworking solutions representing the following primary market trends:

     .    Demand for WAN connectivity for small to medium size offices is increasing
     .    Capabilities of server integrated internetworking are increasing
     .    Outsourcing of network services is increasing

     Management believes that there are significant opportunities created by all three trends in becoming an affordable, single source provider of integrated voice and data internetworking solutions. The Company intends to market a variety of products and services tailored around its PointStream point-to-point facilities, FrameLink Frame Relay facilities, and Internet service through its subsidiaries, TFN, SBC and WNI, providing customers with access through 1+, 0+, 800#, PPP, SLIP, frame relay, T1, T3, ISDN and virtual network sharing.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

SIX MONTHS ENDED JUNE 30, 1997

     The decrease in total current assets from the fiscal year ended September 30, 1996, to the three months ended June 30, 1997, relates, primarily, to the use of cash for operating activities relating to the integration of the Company and AI following their merger, the integration of SBC and WNC, and increased selling and general administrative expenses.

     The increase in net fixed assets over the periods resulted primarily from the acquisitions of SBC and WNC in November, 1996 and February, 1997 respectively. The increase in notes receivable-related party is due to a short term loan to the Company's Senior Vice President of Software Development and Business Network Services Division President. The Company anticipates the repayment of the notes in full by October 31, 1997.

     The increase in total liabilities from the year ended September 30, 1996, to the quarter ended June 30, 1997, arose, primarily, from the increase in trade payables arising from the AI Merger and the acquisition of SBC and WNC; the increase in deferred revenue associated with the acquisition of SBC and WNC which, in the course of its business, is paid in advance by certain customers for ISP services; the increase in notes payable relating to certain promissory notes issued in connection with the AI Merger and acquisitions of SBC and WNC; a promissory note issued in connection with the Exchange Agreement with Matrix; and certain deferred compensation arrangements and accounts payable with certain officers and directors.

     Stockholders' equity decreased from September 30, 1996 to June 30, 1997, as a result of the operating losses experienced during the quarter due, primarily, to substantial costs and expenses incurred in connection with the AI Merger, the acquisitions of SBC and WNC, and increased management and other costs relating to the development and implementation of the Company's marketing strategies.
The AI Merger is treated, for accounting purposes, as a reverse purchase whereby the holders of AI's Common Stock acquired, after giving effect to the AI Merger, a controlling interest in the Company. For financial reporting purposes, comparative data for periods prior to the quarter ended June 30, 1997, reflects the financial condition and results of operation of AI only. Since AI did not begin operations until August, 1996, no comparative financial analysis is available for AI, with respect to the quarter ended June 30, 1996, as compared to similar data for the Company, for the same quarter in 1997, as to revenues, operating income and expenses, net income, cash and other topics that would normally be addressed in statements of operations and cash flows.

TWELVE MONTHS ENDED SEPTEMBER 30, 1996

     As of September 30, 1996, the Company had only been in operation since January 1995 (twenty-one months). During 1996, customers with repeat business for the Company's The Friendly Net ("TFN") operations accounted for a majority of the revenues generated.

     During fiscal 1996, general and administrative expenses decreased to 119% of gross revenues as compared to 163% for 1995 resulting in a loss from operations of $49,000 for the year ended September 30, 1996, compared to 1995 with losses from operations of $128,000 and 1994 prior to the acquisition of The Friendly Net with losses from operations of $22,000. During fiscal 1995 the increased general and administrative expenses were a result of increased activity in the search for potential acquisition candidates and the expenses resulting from staffing and training personnel for the operations of The Friendly Net, while the volume of revenues generated had not reached a point where the gross margin generated was sufficient to offset the cost of the initial start-up expenses.

LIQUIDITY AND CAPITAL RESOURCES

     Consistent with management's intentions to develop and execute the Company's business sales and marketing strategies, it is anticipated that the Company's needs for capital will in the near term exceed funds generated from operations. The Company has, as a result of the AI Merger, acquired access to the capital resources of AI. While these funds have been employed to support the recent implementation of the Company's business and other strategies, other capital resources will continue to be explored. Accordingly, management has evaluated a number of alternative solutions to the Company's capital needs, including secured and unsecured debt, capital equipment leases to facilitate the anticipated growth of sales, marketing and technical development, issuance of debt or equity securities, strategic alliances, or any combination of the foregoing.

     Prior to the quarter ended June 30, 1997 and pursuant to the terms of the Exchange Agreement, the Company has availed itself of an aggregate of $500,000 under the Matrix Loan. All amounts of principal and interest outstanding under the Matrix Loan are due and payable on the earlier to occur of one hundred eighty (180) days after termination of the Exchange Agreement or December 1, 1997. Management expects that, following consummation of the transactions contemplated by the Exchange Agreement, the Company will be able to avail itself of the additional capital resources of Matrix. While these additional resources should be sufficient to support the near term business development and other strategies of the combined companies, other capital resources may from time to time be required by the Company.

     There are no assurances that such other capital resources will be available to implement management's objectives with respect to the combined companies assuming that the transactions contemplated by the Exchange Agreement are consummated. Further, if for some reason the transactions contemplated by the Exchange Agreement are not consummated, the amounts outstanding under the Matrix Loan would become due and payable as early as December 1, 1997. In such a case, management would be required to explore alternative solutions to fulfill the Company's capital requirements, including, payment of the indebtedness under the Matrix Loan.

     Under the circumstances, there are no assurances that the additional funds necessary to satisfy the Company's repayment obligations and future capital needs will be available, or, if available, that they will be in sufficient amounts and under terms and conditions acceptable to the Company. If these additional funds are not available in sufficient amounts or at the times and under term acceptable to the Company, management may be required to significantly curtail, restrict or delay the execution of some parts of the Company's business strategy and such actions could have a material adverse effect on the Company's ability to execute its business plan and strategy.

INFLATION, COMPETITION AND REGULATION

     The Company's operations have not been, and in the near term are not expected to be, materially affected by inflation or changing prices. The Company encounters competition from a variety of firms offering Internet services in its market area. Many of these firms have long standing customer relationships and are well-staffed and well financed. The Company believes that competition in the Internet service industry is based on competitive pricing, although the ability, reputation and technical support of a concern is also significant. The Company does not believe that any recently enacted or presently pending proposed legislation will have a material adverse effect on its results of operations.

PROPERTIES

     The Company leases facilities in three locations. The Company's corporate location is approximately 1,500 square feet and is located at 130 Cremona Drive, Suite C, Santa Barbara, CA 93117. The Company leases these facilities on a month-to-month basis for a monthly rent of $1.65 per square foot. TFN's office location is approximately 1,100 square feet and is located at 350 West Broadway, Suite 111, Salt Lake City, UT 84101. TFN's office lease is rented on a month-to-month basis at a monthly rate of $1,000. SBC's office location is approximately 3,441 square feet and is located at 104 West Anapamu, Suite C, Santa Barbara 93101. SBC leases this space under a 5 year lease at a monthly rate of $4,645. In addition, the Company and its subsidiaries operate points-of-presence for the purpose of creating local access points to its network backbone. Only one of these locations, Provo, Utah, requires monthly rent in addition to what is listed above, with 20 square feet of space at a monthly rate of $100.00.

LITIGATION

     There is no pending legal proceeding to which the Company is party that in the opinion of management of the Company is likely to have a material adverse effect on the Company's business, financial condition or results of operations.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The Company Common Stock is traded over-the-counter on the NASDAQ Electronic Bulletin Board under the trading symbol "AVCO" (formerly "HITI"). There is no established public trading market for the Company Preferred Stock. The following high and low bid information for the Company Common Stock was provided by the NASDAQ Electronic Bulletin Board. The quotations provided reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. On April 11, 1997, (the trading day prior to the public announcement of the Company's intent to enter into the Matrix transaction) the high and low sales prices for the Company Common Stock were $2.00 and $1.12.

             YEAR ENDING
          SEPTEMBER 30, 1995        HIGH BID   LOW BID
First Quarter                        $0.7500    $0.6250
Second Quarter                       $0.6875    $0.6875
Third Quarter                        $0.6875    $0.5625
Fourth Quarter                       $0.5000    $0.5000

YEAR ENDING SEPTEMBER 30, 1996
                                    HIGH BID   LOW BID

First Quarter                        $0.5000    $0.5000
Second Quarter                       $0.8750    $0.5000
Third Quarter                        $1.4370    $0.7500
Fourth Quarter                       $1.0000    $1.0000

YEAR ENDING SEPTEMBER 30, 1997
                                    HIGH BID   LOW BID

First Quarter                        $1.3750    $0.5000
Second Quarter                       $0.8750    $0.5000
Third Quarter                        $4.5000    $0.7813
Fourth Quarter                       $3.7813    $2.4375
(through September 5, 1997)

     On September 5, 1997, the bid and asked quotations for the Company Common Stock as quoted on the NASDAQ Electronic Bulletin Board were $____ and $_____.

     The number of shareholders of record of the Company Common Stock as of August 16, 1997, was approximately 163. At that date there were two record holders of the Company Preferred Stock.

     Following the closing of the transactions contemplated by Exchange Agreement and subject to shareholder approval thereof, management intends to submit an application to allow trading of AvTel Delaware Common Stock on the NASDAQ National Market System ("NMS") or, if such application is for any reason rejected, on the NASDAQ Small Cap System ("SCS"). While management believes that the Company size, shareholder base and other factors will, following completion of the Exchange Agreement, enable it to obtain trading on NASDAQ NMS or NASDAQ SCS, there are no assurances that this will occur, in which event the trading in AvTel Delaware Common Stock will continue to be reported on NASDAQ Electronic Bulletin Board.

     The Company has not paid any cash dividends to date and does not anticipate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company's business. The terms of the Company's Series A Convertible Preferred Stock prevent the payment of any dividend on the Company Common Stock unless (i) all cumulative dividends on the Series A Convertible Preferred

Stock have been fully paid, and (ii) the holders of at 50% of the outstanding shares of the Series A Convertible Preferred Stock have approved such dividend.

                             DESCRIPTION OF MATRIX

     MATRIX IS A PRIVATELY-HELD CORPORATION AND, PRIOR THE CONSUMMATION OF THE SHARE EXCHANGE, HAS NOT BEEN SUBJECT TO THE REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE FOLLOWING INFORMATION CONCERNING MATRIX HAS BEEN PROVIDED TO THE COMPANY BY THE MANAGEMENT OF MATRIX FOR INCLUSION IN THIS PROXY STATEMENT.

BACKGROUND.

     Matrix is a provider of domestic and international long distance telecommunication services primarily to residential and small business customers in the United States. Matrix began operations in 1990. The majority of Matrix's sales and marketing is produced by three affiliated companies, each of which generate a substantial portion of Matrix's revenue. One of these affiliated companies is Best, which Matrix acquired by means of a share exchange effective July 1, 1997.

     The address of Matrix's principal place of business is 8721 Airport Freeway, Fort Worth, Texas 76180 and its phone number is (817) 581-9380.

BUSINESS OF MATRIX

     Matrix provides long distance service to over 200,000 customers in 49 states. Matrix's current strategy is to compete as a reseller, contracting with Sprint Corporation ("Sprint"), Pacific Gateway Exchange, Inc. ("PGE"), Cincinnati Bell Long Distance ("CBLD") and other quality carriers to provide switching and transmission of its customer's traffic. Matrix is fully certified or registered in all states where required and operates under Section 214 authority from Federal Communications Commission ("FCC"). Matrix has a national Carrier Identification Code ("CIC") which enables Matrix to manage and control its customer base more effectively. The CIC also permits Matrix to market to subscribers of other carriers by having the customer dial the CIC directly, a process which is known in the industry as "casual calling."

     Matrix has invested in call rating, billing, and customer service infrastructure. In addition, Matrix has entered into billing and collection agreements with local exchange carriers ("LECs"), including all of the Regional Bell Operating Companies ("RBOCs"), General Telephone Operating Companies ("GTOCs") and Sprint local telephone companies. These billing agreements permit Matrix to include its billing on the customer's local telephone bill. Matrix believes that these LEC billing agreements are the most effective mechanism for billing its residential customers, because of the convenience to its customers of receiving one bill for both local and long distance service and the benefits derived from the LECs' extensive collections infrastructure. Matrix's billing information systems and services also allows it to provide direct bills to its larger commercial customers, a market segment which Matrix is currently expanding.

     Matrix markets its services primarily through direct mail, outbound telemarketing and a network of over 6,000 independent agents. Approximately 25% of revenue is derived from casual calling. Although casual calling has been in existence since the mid-1980s, only recently have companies such as Matrix begun to aggressively pursue this market opportunity.

     MARKETING AND SERVICES. Since it commenced operations in May 1990, Matrix's primary focus has been on sales to the small business customer, defined as businesses with ten employees or less, and residential customers. The majority of sales have been generated through telemarketing, a network of about 6,000 independent agents, and casual calling derived from marketing by direct mail. Matrix further intends to expand its customer base by adding medium sized business customers (with billings up to $5,000 per month) through its Commercial Division. A discussion of Matrix's service offerings and residential and commercial marketing follows.

     Residential Services.  Matrix markets its residential services under the
     --------------------
Matrix brand name. Sales consist of both "1 plus" calling, for which the customer must select Matrix as its long distance carrier, and casual calling. Products consist of those indexed to AT&T's basic tariffed rate ("AT&T rate"), whereby the customer is offered a defined percentage discount off the AT&T rate. This satisfies the particular subscriber who prefers to be guaranteed a certain discount rather than pay a fixed cost per minute. As AT&T rates change, Matrix rates for these services change commensurably. The "1 plus" customer may also choose services which have fixed charges for either "peak" and "off peak" periods, or a "flat rate" which is the same 24 hours a day, 7 days a week. Products which follow the "peak-off peak" structure generally have slightly higher charges during the day, and lower charges during the nights and weekends, than "flat rate" products, and are often more attractive to residential subscribers who place the majority of their long distance calls during "off peak" periods.

     Casual calling represents about 25% of Matrix's revenue base and has the potential to grow faster than the basic residential market. A prerequisite to growing casual calling revenues is expansion of Matrix's leased facilities into additional equal access areas. This presently requires the connection of dedicated facilities known as Feature Group Ds ("FG-Ds") between LEC switching facilities and those of Matrix's underlying network provider. Matrix markets its residential services primarily through direct mail pieces that seek to educate potential customers regarding casual calling and its benefits. Direct mail is targeted towards residential customers within a specified geographic region and includes a service explanation and dialing instructions, a general pricing comparison, and a set of reminder stickers highlighting Matrix's CICs for customers to keep near their telephone. Matrix has periodically conducted subsequent mailings into its existing territory to stimulate incremental usage by new and existing customers, and to build brand awareness. Matrix's experience indicates that subsequent mailings into its geographic markets have generated incremental new customer usage, in some cases with response rates equal to initial mailings into such markets. Approximately 130 such areas are served today, and Matrix plans to expand its coverage to include approximately 70% of the U.S. domestic market by the end of 1997.

     Whether a residential customer dials Matrix's access codes or is presubscribed, their calls will appear on the customer's regular monthly local telephone bill.

     Matrix's inbound customer service department is designed to complement Matrix's "1 plus" and casual calling marketing strategies. Customer Service Representatives ("CSRs") are available 24 hours a day, 7 days a week in order to answer inquiries generated by Matrix's marketing campaigns, as well as to support existing customers. CSRs are trained to answer a broad range of inquiries from prospective customers relating to service, pricing, and optional features.

     Commercial Services.  In order to provide an additional distribution
     -------------------
channel for Matrix's telecommunications products and services, Matrix has developed and begun to implement a plan to build a direct commercial sales force. Matrix intends to open regional sales offices throughout the country in order to market these services. Matrix's commercial sales agents will market Matrix's services through personal contacts which will emphasize customer service, network quality, value-added services, reporting, rating and promotional discounts.

     In addition to competitive rates and a wide variety of products, Matrix is able to offer business customers a highly specialized direct bill summary package that includes call summaries by account code, department, employee, project, client, area code, country code, and time-of-day. Customer call management reports are available in a variety of media formats.

     Other Value-Added Services.  Matrix has introduced and is developing
     --------------------------
additional value-added services to extend features available to its existing customer base and to attract additional customers. Matrix currently offers 800 service, calling cards, and paging services as well as its basic long distance services. In addition, Matrix expects to introduce other enhanced products, and may decide to provide additional services, including the resale of local telecommunications services, cellular and other wireless products and services, Internet access, and other enhanced long distance products such as packet switching, video conferencing and conference calling.

     CUSTOMER SERVICES. To ensure that in-bound telemarketing and customer service are always available, Matrix's customer service department operates 24 hours a day, 7 days a week to provide full-service support for its residential and commercial customer base and to handle marketing inquiries from potential and existing customers.

     Matrix's call centers are equipped with state-of-the-art computer and telecommunications technology. Incoming calls are managed with the help of an automatic call distributor and an automated attendant. Such a system allows for management of call queue time, the formation of distinct work groups for different projects, and on-line monitoring of customer service calls for quality assurance purposes. Bilingual CSRs are available during day and evening shifts.

     BILLING AND DATA PROCESSING.   Matrix has dedicated substantial resources
to its management information systems. Matrix's information systems enable Matrix to (i) monitor and respond to the evolving needs of its customers by developing new and customized services; (ii) provide sophisticated billing information that can be tailored to meet the requirements of its customer base;
(iii) provide high quality customer service; (iv) detect and minimize fraud; (v) verify payables to suppliers; and (vi) integrate additions to its customer base. In addition, Matrix has complete facilities for rating, formatting and distributing direct bills to its larger commercial subscribers. Small business customers may receive either a direct or a LEC bill, depending upon the services provided to the customer.

     COMPETITION. The telecommunications industry is highly competitive and affected by rapid regulatory and technological change. Matrix believes that the principal competitive factors in its business include pricing, customer service, network quality, service offerings and the flexibility to adapt to changing market conditions. Matrix's future success will depend upon its ability to compete with AT&T, MCI, Sprint and other carriers (including the RBOCs when approved to enter the long distance market) and other long distance providers, many of which have considerably greater financial and other resources than Matrix.

     Matrix believes it competes favorably in its targeted markets, due to its effective sales channels, competitive pricing and customer service infrastructure. Matrix also believes that its success will depend increasingly on its ability to offer on a timely basis new services based on evolving technologies and industry standards.

SELECTED FINANCIAL DATA

The following selected operations data of Matrix for the years ended December 31, 1996, 1995 and 1994 and balance sheet data as of December 31, 1996 and 1995 have been derived from Matrix's audited financial statements included herein. The selected operations data of Matrix for the years ended December 31, 1993 and 1992, and balance sheet data as of December 31, 1994, 1993 and 1992 have been derived from unaudited financial statements of Matrix. The selected financial data as of June 30, 1997 and for the six months ended June 30, 1997 and 1996 have been derived from unaudited interim financial statements of Matrix. The results of operations for the first six months of the year are not necessarily indicative of the results for the full year. These selected financial data should be read in conjunction with Matrix's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Matrix's financial statements and notes thereto included elsewhere herein.

STATEMENT OF OPERATIONS DATA:

                                                     Years ended December 31,                       Six months ended June 30,
                                                     ------------------------                       -------------------------
                                    1992          1993          1994          1995          1996          1996           1997
                                    ----          ----          ----          ----          ----          ----           ----

Revenues                        $24,088,039    40,568,566    59,551,307    64,289,718    71,558,295    37,579,184     26,829,063

Operating income (loss)            (365,051)     (397,804)      604,109     2,422,393     4,091,034     2,176,360        349,730

Net income (loss)                    16,684      (474,797)      643,200    (2,440,493)    2,566,734      (261,215)       173,202

Net income (loss) per common
 share                                  N/A           N/A          0.36         (1.19)         0.88         (0.09)         (0.05)
Cash dividends per common
 share                                  N/A           N/A             -             -             -             -             -

Weighted average common
 shares outstanding                     N/A           N/A     1,800,000     2,044,296     2,919,978     2,754,037      3,484,260

BALANCE SHEET DATA:

                                                         As of December 31                           As of June 30
                                                         -----------------                           -------------

                                    1992          1993          1994          1995          1996          1997
                                    ----          ----          ----          ----          ----          ----

Working capital (deficit)       $  (418,851)     (326,746)     (140,741)      206,071     6,790,219     5,278,528

Total assets                     11,253,619    11,167,630    14,957,279    17,580,694    20,338,404    18,720,707

Long term debt                        -             -             -             -             -             -

Stockholders' equity              1,427,979     1,729,133     2,372,333     3,539,522     8,585,483     8,758,684

N/A - not applicable

Notes to Selected Financial Data of Matrix


(1) Matrix was originally formed May 29, 1990 as a Texas general partnership. The partners consisted of Matrix Communications, Limited ("MCL") a Texas limited liability partnership and Onward and Upward, Inc. ("OUI"). Effective January 1, 1994, the partnership was dissolved. Prior to the dissolution, cash distributions were made to OUI in satisfaction of its partnership interest. Concurrent with the dissolution, all remaining tangible and intangible assets and liabilities of Matrix then owned by MCL were transferred to Matrix Telecom, Inc., a Texas corporation. Effective June 30, 1995, MCL was liquidated and its sole asset (Matrix capital stock) was distributed to MCL's partners in proportion to their ownership interests.

(2) Matrix original stock issuance consisted of 100 common shares. Effective December 31, 1994, a 10 for 1 stock split was declared. Concurrent with the dissolution of MCL on June 30, 1995, Matrix's then outstanding 1,000 shares of common stock were canceled and 100,000 shares were distributed to the prior MCL partners in proportion to the ownership interest in MCL. Effective March 10, 1997, a 18 for 1 stock split was declared resulting in 3,484,260 shares being then outstanding. All share amounts have been restated to reflect the stock splits and share exchanges.

(3) In October 1995, Matrix issued 969,228 shares of its common stock valued at $3,607,682 in exchange for all of the outstanding common stock of DNS Communications, Inc., a Houston based long distance reseller. Subsequent to the acquisition, the operations of DNS generated substantial losses. DNS's customer churn rate and bad debts as well as projected cash flows were evaluated and as of December 31, 1995 it was determined that the remaining investment in the DNS acquired customer base totaling approximately $4,462,000 should be written off. See note 7 to Matrix's financial statements for the three years ended December 31, 1996 included elsewhere herein.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION


The following table sets forth statement of operations data as a percentage of revenues for the period indicated.
                                          ------------------------------          -----------------------------------------------

                                             Six months ending June 30,                   Years ending December 31,

                                           1997                 1996                1996                1995                1994
                                          ---------------------------            ------------------------------------------------

Revenues                                  100.00%             100.00%             100.00%             100.00%            100.00%
Cost of revenues                           68.26%              67.32%              66.62%              66.85%             67.29%
                                          -------          ----------            --------          ------------------------------
            Gross margin                   31.74%              32.68%              33.38%              33.15%             32.71%

Selling, general, and
administrative expenses                    29.08%              25.46%              26.27%              27.83%             30.32%
Depreciation and amoritzation               1.36%               1.43%               1.39%               1.55%              1.37%
                                          -------          ----------            --------          ------------------------------
             Total operating
             expenses                      30.43%              26.89%              27.66%              29.38%             31.69%

Operating income                            1.30%               5.79%               5.72%               3.77%              1.01%

Interest Expense                          (0.03)%             (0.47)%             (0.32)%             (0.01)%            (0.30)%
Other income, net                           0.09%               0.15%               0.38%               0.26%              0.15%
                                          -------          ----------            --------          ------------------------------
             Income before
             income taxes                   1.37%               5.47%               5.77%               4.02%              0.87%

Income tax expense (benefit)                0.72%               2.41%               3.42%               1.68%             (0.21)%
                                          -------          ----------            --------          ------------------------------
Income before equity in net
income (loss) of subsidiary                 0.65%               3.07%               2.36%               2.33%              1.08%

Equity in net income (loss) of
subsidiary                                  0.00%              (3.76)%              0.17%              (6.13)%              ---
                                          -------          ----------            --------          ------------------------------

             Net income (loss)              0.65%              (0.70)%              2.53%              (3.80)%            (1.08)%
                                          =======          ==========          ==========          ==============================

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

  Revenues: Total revenues for the six months ended June 30, 1997 decreased 28.6% or $10.8 million from $37.6 million for the six months ended June 30, 1996. The decrease was primarily the result of a reduction in sales by affiliated distributors for Matrix. Matrix is dependent upon sales generated by affiliated companies which represent 73.7% and 63.6% of total sales for the six months ended June 30, 1996 and 1997 respectively. Total sales for affiliated distributors for the six months ended June 30, 1996 were $28.2 million and decreased to $17.3 million for the six months ended June 30, 1997.
Additionally, the resale of certain AT&T long distance products was discontinued in June 1996. The customer base associated with these products continues to decline through normal attrition. Sales from this channel decreased from $2.6 million sales for the first six months in 1996 to $847,000 for the first six months in 1997. Matrix's strategy is to reduce its dependency upon a small number of sales distributors, ultimately decreasing the associated risk involved. Accordingly, revenues associated with non-affiliated sales channels (excluding the AT&T base) increased 22.8% or $1.7 million to $9.1 million for the six months ended June 30, 1997 from $7.4 million for the six months ended June 30, 1996. Sales generated by these non-affiliated channels represent 33.3% of total revenues for the six months ended June 30, 1997, compared to 19.3% for the same period in 1996.

  Gross margin: Gross margin decreased 30.7% to $8.5 million for the six months ended June 30, 1997 from $12.3 million for six months ended June 30, 1996. As a percentage of revenue, gross margin decreased 1.0% from 32.7% to 31.7% for the six months ended June 30, 1996 and 1997 respectively. The decrease primarily resulted from an increase in the cost of long distance services which includes network and bad debt. Matrix realized a reduction in network cost for the six months ended June 30, 1996 from credits received from a major network vendor. The first six months of 1997 reflect lower rates by the same vendor due to a re-negotiated contract in the fourth quarter of 1996; however, the effect is negated by the significant revenue decreases related to a major sales distributor whose product line carried high gross margins. Additionally, overall retail rates have been lowered to meet competitive industry demands; accordingly, Matrix is experiencing decreasing product margins. Bad debt as a percentage of revenue increased insignificantly to 2.8% for the six months ended June 30, 1997 from 2.4% for the six months ended June 30, 1996. Actual bad debt dollars decreased for the first six months in 1997 compared to the first six months in 1996 due to decreased revenues.

  Selling, general and administrative expenses: As a percentage of revenues, selling, general and administrative expenses increased 3.6 % the first six months of 1997 compared to the first six months of 1996, and actual expenses decreased $1.8 million from $9.6 million for the six months ended June 30, 1996 to $7.8 million for the same period in 1997. The primary reason for the decrease in actual expenses is that commissions paid to the sales distributors and billing and collections fees paid to the local exchange carriers decreased $2.5 million. Both commissions and billing and collection fees are variable with changes in revenues. Billing and collection fees did not change as a percentage of revenue significantly and its' decrease in actual dollars in the first six months of 1997 was primarily due to decreased revenues. Likewise, commissions decreased as revenues dropped; however, as a percentage of revenue, commissions decreased 2.4% compared to the first six months of 1996, primarily resulting from the prepayment of future commissions to CoreMarketing, LLC, a distributor affiliated with Matrix. The resulting prepaid commission expense is being amortized over the estimated eighteen month life of the customer base. Certain other selling, general and administrative expenses not necessarily variable with revenues increased approximately $1.0 million or 6.5% in the first six months of 1997 over the same period in 1996. First, salary expense increased approximately $68,000 primarily due to an increase in the number of employees in the call and provisioning centers to accommodate certain affiliates with their back office support, and to normal compensatory increases. Second, advertising expense of approximately $604,000 was expended in the 1997 period incurred for direct mailing to potential dial around casual customers. Third, professional and legal services and certain regulatory fees associated with doing business as a carrier increased a net amount of approximately $336,000 in the first six months of 1997 compared to the first six months of 1996. Professional and legal services increased $90,000 in the first six months of 1997, representing an increase in professional services of $183,000 and a decrease in legal expense of $93,000. Increases in professional services were primarily due to $84,000 to out source special programming projects, $72 ,000 to out source telemarketing services, and $17 ,000 to out source third party verification. Legal expenses decreased in 1996 primarily from bringing in house certain tariff, state and FCC reporting and filing requirements. Carrier fees specific to providing telecommunication service increased $246,000 in the first six months of 1997 as compared with the comparable period of 1996. This increase resulted from a new fee payable by Matrix for having reached a certain threshold of customers. Certain other overhead expenses decreased about $251,000 during the first six months of 1997 compared to the same period for 1996. Office, equipment, travel and rent expenses represented the greatest decrease.

  Depreciation and amortization: Depreciation and amortization decreased 32.2% or $173,000 to $364,000 for the six months ended June 30, 1997 from $537,000 for the six months ended June 30,1996, primarily as a result of older assets of Matrix being fully depreciated. As a percentage of sales, depreciation and amortization decreased in the first six months of 1997 compared to the same period in 1996 by a de minimis amount.

  Interest expense and other income: For the six months ended June 30, 1997, interest expense decreased 96.1% or $170,000 to $67,000 from $177,000 for the six months ended June 30, 1996. Actual dollars decreased in 1997 from a reduction in borrowing by Matrix for operations. As a percentage of revenues, both periods represent insignificant amounts. Other income decreased 57.3% for the period ended June 30, 1997 to $24,500 from $57,500 for the six months ended June 30,1996. Actual dollars earned from interest on cash investments changed insignificantly.

  Income tax: Income taxes decreased $711,000 to $194 ,000 from $905,000 primarily due to decreased operating income. The effective tax rate was 42.0% for the six months ended June 30, 1997 and 43.9% for the six months ended June 30, 1996.

  Equity in net income (loss) of DNS: For the six months ended June 30, 1996, Matrix's equity in the loss of a 100% owned subsidiary, DNS was ($1.4) million, and cash advances to DNS were $3.9 million. In July 1996, Matrix sold the customer base acquired in the DNS acquisition in addition to certain blocks of customers acquired during 1995 and 1996 together with related assets to a former officer of Matrix and a former shareholder of DNS for approximately $5.3 million. Matrix recorded a gain on this sale of approximately $3.2 million during the third quarter of 1996. The gain is recorded in equity in net income
(loss) of DNS in the statement of operations for the year ended December 31, 1996.

TWELVE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1995.

  Revenues: Total revenues for the year ended December 31, 1996 increased 11.3% or $7.3 to $71.6 million from $64.3 million for the year ended December 31,
1995.   This increase was due primarily to increases in revenues from a major affiliated distributor of the casual calling product. Prior to 1996, casual calling services were limited to the state of California; however, in 1996 direct mail marketing of casual calling services was expanded to eleven additional states increasing total revenues in 1996 over 1995 by greater than $2.8 million. Additional revenues were from the resale of certain AT&T long distance products. This sales program was implemented at the end of 1995 and increased total sales over 1995 by approximately $3.0 million. Finally, new distributors not actively selling Matrix products in 1995 increased total revenues in 1996 by $1.5 million. Attrition rates associated with long distance products are a normal industry occurrence; however, methods of calculation differ within the industry. Matrix calculates its attrition at approximately 6.0% per month.

  Gross margin: Gross margin increased 12.1% or $2.5 million, from $21.3 million for the year ended December 31, 1995 to $23.8 million for the year ended December 31, 1996. As a percentage of revenue, gross margin increased from 33.2% in 1995 to 33.4% in 1996. Changes in gross margin were affected by two factors accounted for in cost of long distance services. First, actual network cost for the year ended December 31, 1996 increased $5.5 million from $40.6 million for the year ended December 31, 1995 to $46.1 million for the year ended December 31, 1996. The majority of the actual dollars was due to increased revenues. As a percentage of revenue, network cost increased 1.3% in 1996 compared to 1995. The primary reason for the increase was increased revenues from distributors whose products are being sold at lower retail rates than in the prior year in response to the competitive demand of the industry; thus,
decreasing Matrix's product margins.   Second, bad debt expense decreased
$821,000 or 1.5% for the year ended December 31, 1996 from 3.7% for the year ended December 31, 1995. Approximately $494 ,000 of the reduction in actual bad debt resulted from revised estimates to reflect actual amounts received through the local exchange carriers, Matrix's billing and collection agents. Additionally, $327,000 of the reduction was related to travel card fraud.
Matrix changed its network vendor for its travel card services due to the new
vendor's ability to provide real time fraud monitoring.   Travel card fraud was
less than $100,000 in 1996. Overall, the percentage decrease in bad debt was greater than the percentage increase in the cost of network accounting resulting in a small change in gross margin.

  Selling, general and administrative expenses: Selling, general and administrative expenses increased 5.1% or $910,000 to $18.8 million for the year ended December 31, 1996 from $17.9 million for the year ended December 31, 1995. As a percentage of revenues, these expenses decreased 1.5% from 27.8% in 1995 to
26.3% in 1996.   Billing and collection expense reacts as variable expense and fluctuates with changes in revenues. Billing and collection fees for the year ended December 31, 1996 increased approximately $737,000 from $3.4 million for the year ended December 31, 1995. As a percentage of revenue, billing and collection fees changed insignificantly; therefore, its change was consistent with the increase in revenues. Salary expense increased $742 ,000 in 1996 for several reasons: $257,000 was paid for four new key employee positions in 1996, and $178 ,000 was paid in salary and commissions related to two new sales distributors in 1996. Additionally, $43 ,000 was paid in relocation and recruitment expense, $121,000 was paid in salaries for six new employees among several function areas, and $117,000 was paid in fees to temporary employment agencies. The remaining increases were primarily compensatory in nature. Commissions and professional and legal expense decreased by $454,000 and $267,000 respectively for the year ended December 31, 1996. Actual commission as a function of revenue normally changes in the same direction as changes in revenues; however, commissions in 1996 decreased, but revenues increased. As a percentage of revenues, commissions decreased 1.7% from 11.0% to 9.3% in 1996. The change is due to in an increasing revenue base in 1996 for which commissions are not paid; therefore commission as a percentage of revenues continues to decline as these particular revenue bases grow. Professional and legal expenses decreased $267,000 for the year ending December 31, 1996 compared to 1995. The decrease relates primarily to expending $240,000 for various lawsuits and other matters related to the conduct of its business. Management believes these contingencies upon resolution will not materially affect the financial condition of Matrix. Other net miscellaneous selling, general and administrative expenses increased approximately $153,000 in 1996 over the prior year. Matrix moved its corporate offices due to space constraints to a more suitable location and experienced approximately $81,000 in additional costs in holdover penalties related to the prior location.

  Interest expense and other income: Interest expense increased $225,000 from $6,300 in 1995 to $231,000 in 1996. Matrix increased its borrowing from a majority stockholder for use in operations. The note was extinguished by the end of second quarter in 1996. Other income increased $106,000 in 1996 from $166,000 in 1995. The increase was primarily from interest earned on cash investments in the third and fourth quarters of 1996 and income earned from affiliates from providing certain back office support.

  Income taxes: Income taxes increased $605 ,000 from $1.1 million for the year ended December 31,1995 to $1.7 million for the year ended December 31, 1996 due to increased operating income. The effective tax rate was 40.8% and 41.8% for the year ended December 31, 1996 and 1995 respectively.

  Equity in net income (loss) of DNS: In October 1995, Matrix issued 53,846 shares of its common stock valued at $3.6 million in exchange for all of the outstanding common stock of DNS Communications, Inc., a Houston based long distance reseller. The transaction was accounted for under the purchase method of accounting. The purchase price paid in excess of the book value of DNS net assets was pushed down to DNS and was allocated based upon the estimated fair value of the assets and liabilities acquired at the date of acquisition. Subsequent to the acquisition, the operations of DNS generated substantial losses. DNS's customer churn rate and bad debts as well as projected cash flows were evaluated and as of December 31, 1995 it was determined that the remaining investment in the DNS should be written off. In July 1996, Matrix sold the customer base acquired in the DNS acquisition in addition to certain blocks of customers acquired during 1995 and 1996 together with related assets to a former officer of Matrix and a former shareholder of DNS for approximately $5.3 million. Matrix recorded a gain on this sale of approximately $3.2 million. This gain is recorded in equity in net income (loss) of DNS in the 1996 statement of operations.

TWELVE MONTHS ENDED DECEMBER 31, 1995 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1994

  Revenues: Total revenues for the year ended December 31, 1995 increased 7.9% or $4.7 million from $59.5 million for the year ended December 31, 1994. The increase primarily resulted from an increase in billed minutes of use from casual calling customers. Matrix's major distributor of the casual product significantly increased marketing activities to the international consumer.

  Gross margin: Gross margin for the year ended December 31, 1995 increased 9.4% or $1.8 million from $19.5 million for the year ended December 31, 1994. As a percentage of revenues, gross margin increased .44% from 32.7% for the year ended December 31, 1994 to 33.2% for the year ended December 31, 1995. The increase in gross margin resulted primarily from a net reduction of approximately $2.9 million in cost of long distance services which includes network cost and bad debt. Actual network cost increased $2.6 million from $38.1 million for the year ended December 31, 1994 primarily from increased revenues in 1995; however, network cost as a percentage of revenues decreased
 .73% for the year ended December 31, 1995 from 63.9% for the year ended December 31, 1994. The decrease resulted primarily from moving travel card traffic to a new network provider resulting in savings of .08 cents per minute. Bad debt expense for the year ended December 31, 1995 increased as a percentage of revenue .29% or $348,000 from 3.37% for the year ended December 31, 1994.
Matrix was able to significantly reduce its travel card abuse by moving its traffic to a vendor capable of providing real time monitoring of travel card use. Other significant increases in bad debt expense were consistent with increases in revenue.

  Selling, general and administrative expenses: Selling, general and administrative expenses decreased $168,000 or .93% for the year ended December 31, 1995 from $18.1 million for the year ended December 31, 1994. For the year ended December 31, 1994, Matrix expended $1.1 million to deploy its nationwide Carrier Identification Code ("CIC"). The CIC allows the end user in equal access areas the opportunity to select a long distance carrier other than their primary carrier. Other selling, general and administrative expenses increased for the year ended December 31, 1995 compared to the year ended December 31, 1994. First, salaries increased $383,000 primarily from an increase in the number of employees during 1995. Second, Matrix expended $240,000 in 1995 for various lawsuits and other matters related to the conduct of its business. Third, carrier costs related to doing business within the telecommunications environment increased $241,000 primarily as a result of a change in estimates to reflect the actual costs. Finally, actual commissions increased $267,000 due to increased sales in 1995; however, as a percent of revenue, commissions decreased
 .42% as a result of an increase in billable minutes from a non commissioned product.

  Interest expense and other income: Interest expense decreased $171,000 or 96.4% for the year ended December 31, 1995 from $177,000 for the year ended December 31, 1994. The decrease resulted from Matrix decreasing its borrowing requirements. Matrix financed operations including its capital expenditures from operating cash in 1995. Interest income increased $77,000 for the year ended December 31, 1995 from $89,000 for the year ended December 31, 1994. The increase was primarily a result of earned income on cash investments.

  Income taxes: Income taxes increased $1.2 million to $1.1 million for the year ended December 31, 1995 from a tax benefit of approximately $127,000 for the year ended December 31, 1994. The increase was primarily due to increased operating income in 1995. The effective tax rate was 41.8% for the year ended December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

  The primary sources of operating cash flow for Matrix are revenues derived from the resale of domestic and international long distance services to the public. Minor sources of revenues are received for provision of back office support to affiliated and non affiliated companies and for earnings from investment income. The primary uses of cash are payments for the underlying network vendors for provisioning long distance services, for commissions paid to sales distributors and agents for solicitation of long distance services from business and residential customers, and for billing and collections services from the major local exchange carriers for billing and collecting directly from the end user of long distance services. Matrix has financed its growth, including its capital expenditures, through funds provided by operations. Net cash provided from operations totaled $2.2 million for the six months ended June 30, 1997 and $1.8 million for the year ended December 31, 1996.

  Matrix's accounts receivable decreased to $8.5 million at June 30, 1997 from $10.5 million as of December 31, 1996, a decrease of $2.0 million. The decrease is due to a corresponding decrease in sales generated for the six months ended June 30, 1997.

  Matrix loaned $2.4 million to affiliates (including, for these purposes, AvTel) in 1997. $1.9 million was loaned to Core Marketing, LLC for the quarter ended March 31, 1997, and $500,000 was loaned to AvTel for the quarter ended June 30, 1997. For the six months ended June 30, 1996, Matrix had loans outstanding from a wholly owned subsidiary, DNS for $3.9 million which were paid in July 1996.

  Current liabilities decreased to $10.3 million at June 30, 1997 from $11.7 million as of December 31, 1996, a decrease of $1.4 million. The decrease in current liabilities is due to a corresponding decrease in sales generated for the six months ended June 30, 1997.

  Matrix financed its capital expenditures for purchases of furniture and equipment from funds generated from operations for the six months ended June 30, 1997 and the year ended December 31, 1996 in the amounts of $127,000 and
$716,000 respectively.   During recent years, Matrix has generated sufficient
cash flow from operations to fund its investing activities and repayment of previous financing needs.

TRANSACTIONS WITH AFFILIATES

  Dependence on Jensen-Controlled Companies for Marketing Services. Mr. Ronald
L. Jensen and his adult children own approximately 35% of UICI, a publicly-traded insurance and financial services company. Among other things, UICI's marketing organizations sell Matrix long distance products to their customers. The adult Jensen children own approximately 80% of Core Marketing, LLC ("Core"). Core sells Matrix long distance services using its direct mail facilities and its telemarketing facilities. UGA, a company owned 100% by Ronald L. Jensen, has provided sales and marketing services to the Company. Effective December 31, 1996, UGA sold its agency force to UICI and its telemarketing and direct mail operations to Core. Matrix paid sales commissions and related payments to UICI, Core and UGA, together with certain other affiliated entities (including Best Connections, which has subsequently been acquired by Matrix) of $5,335,233 in 1996 and $6,314,878 and $5,108,123 in 1995 and 1994, respectively. For the six months ending June 30, 1997, such payments totaled $782,661.

  Network Services From Affiliate of Shareholders. Certain shareholders of Matrix including Mr. Jensen, his adult children, Howard Neckowitz, Gail Granton, Ron Anderson and Chuck Taylor, own in the aggregate in excess of 60% of the outstanding shares of Pacific Gateway Exchange, Inc. ("PGE"), a public company. PGE is a provider of international and domestic long distance telephone services. Matrix purchases long distance services from PGE for resale to its customers. Matrix paid PGE $20,527,236 for such services in 1996, and $17,195,182 and $9,259,150 in 1995 and 1994, respectively. For the six months ending June 30, 1997, such payments totaled $5,859,692.

  Loans to Affiliates. During the first six months of 1997, Matrix made a loan to Core in the total amount of $1,924,303. The loan is due September 1, 1998, and is interest-free. Also during this period, an outstanding receivable from a major shareholder for shares purchase was paid in the aggregate principal amount of $723,600.

  For additional information on the above transactions, see Note 3 to the Matrix Financial Statements for the year ending December 31, 1996, and Note 3 of the Matrix Financial Statements for the six months ending June 30, 1997.

  Conflicts of Interest. As noted above, the Company depends on certain relationships with UICI and Core. The interests of UICI, Core and other companies in which Mr. Jensen or other Matrix Shareholders own an interest may conflict with the interest of the Company, including with respect to the amount of compensation payable by the Company and the freedom of Mr. Jensen, such other shareholders and such companies to engage in other activities, and with respect to any negotiations of, disputes under, or breaches of any such agreements or arrangements.

  Pursuant to Delaware law, the Board of Directors of the Company will adopt a policy that all material transactions in which there may be a conflict of interest between the Company and Mr. Jensen or any other Matrix Shareholder (or any entity affiliated or controlled by any of them) are reviewed and approved by a majority of the independent members of the Board.

REGULATIONS

  The services which Matrix provides are subject to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent that they involve the provision, origination or termination of jurisdictionally interstate or international communications. The state public service commissions ("PSCs") retain jurisdiction over jurisdictionally intrastate communications. The FCC and relevant PSCs have the authority to regulate interstate and intrastate rates, respectively, ownership of transmission facilities and the terms and conditions under which Matrix's services are provided. In general, neither the FCC nor the relevant state PSCs exercise direct oversight over cost justification for Matrix's services or Matrix's profit levels, but either or both may do so in the future. However, Matrix is required by federal and state law and regulations to file tariffs listing the rates, terms and conditions of services provided. Matrix generally is also required to obtain certification from the relevant state PSC prior to the initiation of intrastate service, and is required to maintain a certificate issued by the FCC in connection with the provision of international services. Any failure to maintain proper federal and state tariffs or certification or any difficulties or delays in obtaining required authorization could have a material adverse effect on Matrix.

INTELLECTUAL PROPERTY

  Matrix has registered several trademarks for use in its marketing materials. The logo used by Matrix to market its long distance service is a registered trademark of Matrix. [ Also marks of Best?] While Matrix believes its registered trademarks are important to its business in terms of further protecting its existing common law right to use such trademarks, Matrix does not believe that failure to register its trademarks poses any material risk of infringement on its rights to use such trademarks.

EMPLOYEES

  As of July 31, 1997, Matrix had approximately 110 full-time employees,
including employees of Best, its wholly-owned subsidiary.   None of these
employees are represented by a union. Matrix supplements its permanent work force from time to time with contractors, administrative personnel through employment agencies, and part time employees. Matrix believes that it has good relations with its employees.

PROPERTIES

  Matrix currently leases approximately 24,050 square feet of space for its corporate headquarters at 8721 Airport Freeway in Fort Worth, Texas, pursuant to a lease agreement expiring on June 30, 2000. The monthly rent (not including electricity) as of June 30, 1997 is approximately $19,888.

LITIGATION

  Matrix is a party from time to time to litigation or proceedings incident to its business, including but not limited to, informal complaints before the FCC
and state agencies regarding certain marketing and billing issues.   There is no
pending legal proceeding to which Matrix is party that in the opinion of management of Matrix is likely to have a material adverse effect on Matrix's business, financial condition or results of operations.

CAPITALIZATION AND RELATED MATTERS

  The authorized capital stock of Matrix consists of 10,000,000 shares of Common Stock ("Matrix Common Stock") of which 3,860,987 shares are issued and outstanding and held, as of July 31, 1997, by 24 persons and entities. Of such shares, 805,840 shares are held by Best, a wholly-owned subsidiary of Matrix, and are the subject of options awarded or to be awarded by Best to outside sales agents. Under Delaware law, these shares may not be voted or counted in determining a quorum for shareholder action so long as they are held by Best.
Of the remaining 3,055,147 shares, 2,601,709, representing approximately 85% of such remaining outstanding shares of Matrix, are held by the Jensen Holders.
The remainder of the shares of Matrix Common Stock are held by employees or former employees of Matrix or other companies affiliated with Mr. Jensen. The Company has been informed by Matrix that no formal agreements exist among the shareholders of Matrix with respect to the voting of their common stock in Matrix or AvTel Delaware.

  There is currently no established public trading market for Matrix Common Stock. Matrix has not paid any cash dividends on the Matrix Common Stock.


                             SHAREHOLDER PROPOSALS

  No proposals have been submitted by shareholders of the Company for consideration at the Special Meeting. It is anticipated that the next annual meeting of shareholders will be held in February, 1998. Shareholders may present proposals for inclusion in the Proxy Statement to be mailed in connection with the next annual meeting of shareholders of the Company, provided such proposals are received by AvTel Delaware no later than September 12, 1997, and are otherwise in compliance with applicable laws and regulations and the governing provisions of the articles of incorporation and bylaws of the Company.

                                 OTHER MATTERS

  Management does not know of any business other than referred to in the Notice which may be considered at the meeting. If any other matters should properly come before the Special Meeting, such matters will be properly addressed and resolved and those in attendance will vote on such matters in accordance with their best judgment.

               AVTEL COMMUNICATIONS, INC.
                                           BY ORDER OF THE BOARD OF DIRECTORS
                                           /S/ ANTHONY E. PAPA

SANTA BARBARA, CALIFORNIA
SEPTEMBER 9, 1997

                         INDEX TO FINANCIAL STATEMENTS
                         -----------------------------

                                                                            Page
                                                                            ----

AvTel Communications, Inc. and Subsidiaries:
--------------------------------------------

Independent Auditor's Report............................................    F-1

Consolidated Balance Sheet, September 30, 1996..........................    F-2

Consolidated Statements of Operations, For the Years Ended
  September 30, 1996 and 1995...........................................    F-4

Consolidated Statements of Changes in Stockholders' Equity,
 For the Years Ended September 30, 1996 and 1995........................    F-5

Consolidated Statements of Cash Flows, For the Years Ended
  September 30, 1996 and 1995...........................................    F-8

Notes to Consolidated Financial Statements..............................   F-10

Consolidated Balance Sheets September 30, 1996
  and June 30, 1997 (Unaudited).........................................   F-20

Consolidated Statement of Operations For The
  Three Months and Nine Months Ending June 30, 1997
   and 1996 (Unaudited).................................................   F-22

Consolidated Statement of Cash Flows For The Nine
   Months Ending June 30, 1997 and 1996 (Unaudited).....................   F-23

Notes to Financial Statements (Unaudited)...............................   F-25


Matrix Telecom, Inc.:
---------------------

Independent Auditors' Report............................................   F-27

Balance Sheets, December 31, 1996 and 1995..............................   F-28

Statement of Operations
Years ended December 31, 1996, 1995 and 1994............................   F-29

                         INDEX TO FINANCIAL STATEMENTS
                         -----------------------------
                                  (Continued)
                                  -----------

                                                                           Page
                                                                           ----

Statements of Stockholders' Equity
Years ended December 31, 1996, 1995 and 1994............................   F-30

Statement of Cash Flows
Years ended December 31, 1996, 1995 and 1994............................   F-31

Notes to Financial Statements
December 31, 1996, 1995 and 1994........................................   F-33

Balance Sheets (Unaudited)
June 30, 1997 and December 31, 1996.....................................   F-43

Statements of Operations
For the Six Month Periods Ended June 30, 1997 and 1996 (Unaudited)......   F-44

Statements of Cash Flows
For the Six Month Periods Ended June 30, 1997 and 1996 (Unaudited)......   F-45

Notes to Financial Statements
June 30, 1997 and 1996 (Unaudited)......................................   F-46

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
Avtel Communications, Inc. and Subsidiaries
(Formerly Hi, Tiger International, Inc.)
Santa Barbara, California

Dear Members of the Board:

     We have audited the accompanying consolidated balance sheet of Avtel Communications, Inc. and Subsidiaries (formerly Hi, Tiger International, Inc.), as of September 30, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the two years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avtel Communications, Inc. and Subsidiaries (formerly Hi, Tiger International, Inc.), as of September 30, 1996, and the results of its operations and its cash flows for the two years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

                              Respectfully submitted,

                              /s/ Robison, Hill & Co.

                              Robison, Hill & Co.
                              Certified Public Accountants



Salt Lake City, Utah
December 12, 1996

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly Hi, Tiger International, Inc.)

                           CONSOLIDATED BALANCE SHEET


                                           SEPTEMBER 30,
                                           -------------
ASSETS                                          1996
------                                        --------
Current Assets
  Cash                                        $  9,420
  Note Receivable - Related Party                    -
  Interest Receivable                                -
  Accounts Receivable (Net of Allowance
    for Doubtful Accounts of $4,841)            17,936
                                              --------

     Total Current Assets                       27,356
                                              --------

Fixed Assets
  Equipment                                    159,306
  Equipment Lease                               21,280
  Furniture & Fixtures                           6,866
  Less Accumulated Depreciation                (84,426)
                                              --------

     Net Fixed Assets                          103,026
                                              --------

     Total Assets                             $130,382
                                              ========

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                  -------------------------------------------
                    (formerly Hi, Tiger International, Inc.)

                           CONSOLIDATED BALANCE SHEET
                                  (Continued)
                                  -----------


                                           SEPTEMBER 30,
                                           -------------
LIABILITIES AND STOCKHOLDERS' EQUITY           1996
------------------------------------        ---------
Current Liabilities
  Accounts Payable, Trade                      25,269
  Interest Payable                                  -
  Income Taxes Payable                            200
  Accrued Liabilities                           6,266
  Lease Obligation - Current Portion            6,120
  Accounts Payable - Related Party             40,900
                                            ---------

     Total Current Liabilities                 78,755
                                            ---------

Long Term Liabilities
  Lease Obligation - Long Term Portion          3,890
                                            ---------

     Total Long Term Liabilities                3,890
                                            ---------

     Total Liabilities                         82,645
                                            ---------

  Minority Interest                            18,911
                                            ---------

Stockholders' Equity
  Common Stock (Par Value $.001),
    50,000,000 shares authorized.
    2,513,299 shares
    issued and outstanding
    September 30, 1996                          2,513

  Paid in Capital in Excess of Par
    Value                                     520,249

  Retained Deficit                           (493,936)
                                            ---------

     Total Stockholders' Equity                28,826
                                            ---------

     Total Liabilities and
       Stockholders' Equity                 $ 130,382
                                            =========


The accompanying notes are an integral part of these financial statements.

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly Hi, Tiger International, Inc.)

                      CONSOLIDATED STATEMENT OF OPERATIONS


                                    For the Year Ended
                                       September 30,
                                    ------------------

                                      1996          1995
                                   ----------    ----------
REVENUES
--------
 Sales                             $  299,315    $  157,136
 Cost of Sales                         67,034        29,280
                                   ----------    ----------

  Gross Margin                        232,281       127,856

EXPENSES
--------
 General and Administrative           276,485       253,355
 Bad Debt Expense                       4,842         2,739
                                   ----------    ----------

  Total Operating Expense             281,327       256,094
                                   ----------    ----------

Income (Loss) From Operations         (49,046)     (128,238)

Other Income (Expense)
 Interest Income                        2,450         5,148
 Misc. Income                             811           128
 Interest Expense                      (6,999)       (9,223)
 Gain on Sale of Equipment                383             -
                                   ----------    ----------

  Net Other Income (Loss)              (3,355)       (3,947)
                                   ----------    ----------

Income (Loss) Before Taxes            (52,401)     (132,185)

Income Taxes                             (206)         (200)

Minority Income                        (2,727)        5,151
                                   ----------    ----------

Net Income (Loss)                  $  (55,334)   $ (127,234)
                                   ==========    ==========

Weighted Average Shares
 Outstanding                        2,425,672     2,163,172
                                   ==========    ==========

Loss Per Share                     $     (.02)   $     (.06)
                                   ==========    ==========


The accompanying notes are an integral part of these financial statements.

                  AVTEL COMMUNICATIONS, INC.  AND SUBSIDIARIES
                    (formerly Hi, Tiger International, Inc.)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                      Common  Stock
                                        Common Stock                   to be Issued         Capital in
                                 ----------------------------    ------------------------    Excess of      Earnings
                                    Shares         Amount          Shares      Par Value     Par Value      (Deficit)
                                 ------------   -------------    ----------   -----------   -----------    -----------

Balance September 30, 1994         1,947,300        $1,947         30,000         $  30        $299,673      $(311,368)

October 7, 1994 shares issued
 to an individual for cash
 at $.50 per share                    30,000        $   30        (30,000)        $ (30)              -              -

January 1, 1995 shares issued
 to a related corporation and
 individuals in exchange for
 ownership units of a Limited
 Liability Company at $.247
 per share (includes options
 to purchase 75,000 shares
 at $.75 per share (see NOTE 1
 Purchase of Subsidiary)             260,000        $  260              -             -        $ 64,080              -

April 25, 1995 shares issued
 to an individual for cash
 at $.50 per share subject to
 a Repurchase Agreement
    (See NOTE 6)                     100,000        $  100              -             -        $ 49,900              -

May 31, 1995 shares issued
 to a company for cash
 at $.40 per share                    49,999        $   50              -             -        $ 19,950              -

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly Hi, Tiger International, Inc.)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (Continued)

                                                                      Common  Stock
                                        Common Stock                   to be Issued         Capital in
                                 ----------------------------    ------------------------    Excess of      Earnings
                                    Shares         Amount          Shares      Par Value     Par Value      (Deficit)
                                 ------------   -------------    ----------   -----------   -----------    -----------
July 28, 1995 shares issued
 to an individual in
 exchange for services
 at $.377 per share                    5,000       $    5             -             -         $  1,880              -

Compensation Expense on
 Stock Options
  (See NOTE 5)                             -            -             -             -         $ 49,687              -

Net Loss                                   -            -             -             -                -      $(127,234)

Balance September 30, 1995         2,392,299       $2,392             -             -         $485,170      $(438,602)

March 25, 1996 exercise of
 Stock Options at $.50
 per share                            20,000       $   20             -             -         $  9,980              -

March 25, 1996 shares issued
 to an individual at
 $.50 per share                        5,000       $    5             -             -         $  2,495              -

March 28, 1996 shares issued
 to an individual at
 $.75 per share                       16,000       $   16             -             -         $ 11,984              -

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly Hi, Tiger International, Inc.)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (Continued)

                                                                      Common  Stock
                                        Common Stock                   to be Issued         Capital in
                                 ----------------------------    ------------------------    Excess of      Earnings
                                    Shares         Amount          Shares      Par Value     Par Value      (Deficit)
                                 ------------   -------------    ----------   -----------   -----------    -----------
July 30, 1996 exercise of
 Stock Options by Directors
 at $.01 per share                    50,000         $    50          -             -         $    450             -


August 6, 1995 exercise of
 Stock Options by Employees
 at $.01 per share                    10,000         $    10          -             -         $     90             -

August 8, 1996 shares issued
 to an individual at
 $1.00 per share                      10,000         $    10          -             -         $  9,990             -

September 3, 1996 exercise of
 Stock Options by Director
 at $.01 per share                    10,000         $    10          -             -         $     90             -


Net Loss                                   -               -                                               $ (55,334)
                                     -------         -------       -------       --------     --------     ----------

Balance September 30, 1996       $ 2,513,299         $ 2,513                                  $520,249     $(493,936)
                                 ===========         =======                                  ========     ==========

The accompanying notes are an integral part of these financial statements.

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly Hi, Tiger International, Inc.)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                              For the Year Ended
                                                 September 30,
                                              ------------------
                                                1996      1995
                                              --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------

Net Loss                                    $(55,334)    $(127,234)
                                            --------     ---------

Adjustments Used to Reconcile
 Net Loss to Net Cash

 Minority Income                               2,727        (5,151)

 Provided by (Used In)
 Operating Activities:
  Compensation Expense from
   Stock Options                                   -        49,687
 (Increase) Decrease in
   Accounts Receivable                         1,399       (19,336)
  (Increase) Decrease in
   Interest Receivable                         9,310        (5,148)
  Increase (Decrease) in
   Payables                                   19,162        51,274
  Increase (Decrease) in
   Interest Payable                          (41,892)        6,960
  Depreciation and Amortization               54,189        30,237
                                            --------     ---------

Net Adjustments                               44,895       108,523
                                            --------     ---------

Net Cash Used In Operating
 Activities                                  (10,439)      (18,711)
                                            --------     ---------


CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------

Acquisition of Equipment                     (43,664)      (15,833)
Acquisition of Subsidiary                          -       (21,000)
                                             -------       -------

Net Cash Used by Investing Activities        (43,664)      (36,833)
                                             -------       -------

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly Hi, Tiger International, Inc.)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (Continued)

                                                     For the Year Ended
                                                        September 30,
                                                     -------------------
                                                       1995       1994
                                                     --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
----------------------------------------

Proceeds From Capital Stock Issued                   $ 35,200     $70,000
Proceeds From Loans                                    46,000           -
Proceeds From Borrowing
  on Notes Payable                                          -           -
Cash Loans Made                                             -           -
Cash Payments on Notes Payable                        (26,900)     (5,173)
Cash Payments on Capital Leases                        (8,044)     (3,226)
                                                     --------     -------

Net Cash Provided by Financing
  Activities                                           46,256      61,601
                                                     --------     -------

Net Increase (Decrease) in Cash
  and Cash Equivalents                                 (7,847)      6,057

Cash and Cash Equivalents at
  Beginning of the Year                                17,267      11,210
                                                     --------     -------

Cash and Cash Equivalents at
  End of the Year                                    $  9,420     $17,267
                                                     ========     =======

SUPPLEMENTAL DISCLOSURE OF CASH
-------------------------------
  FLOW INFORMATION:
-------------------

Interest                                             $ 48,891     $ 2,263
Income Taxes                                         $    200     $   200

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
-----------------------------------------------------------------------

On February 14, 1995 the Company issued 260,000 shares of stock in exchange for an 80% ownership interest in a limited liability company.

On July 28, 1995 the Company issued 5,000 shares of stock in exchange for services.



The accompanying notes are an integral part of these financial statements.

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly Hi, Tiger International, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996


NOTE 1 - ORGANIZATION AND SUMMARY OF ACCOUNTING POLICIES
--------------------------------------------------------

     This summary of accounting policies for Avtel Communications, Inc. and Subsidiaries (formerly Hi, Tiger International, Inc.) is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Organization and Basis of Presentation
--------------------------------------

     The Company was organized under the laws of the State of Utah on October 27, 1981. The Company was in the development stage as of September 30, 1994. The Company commenced operations on January 1, 1995.

Nature of Business
------------------

     The Company provides a comprehensive array of broadband network services, focused primarily on the business customer. The Company's current management consists of key executives from the telecommunications industry who are developing and implementing a business strategy to integrate voice, data and video internetworking solutions for small and mid-size offices and select vertical markets. The Company has, since October 1, 1996, completed acquisitions and formed strategic alliances with companies that enable Avtel to offer a broad spectrum of communications services.

Purchase of Subsidiary
----------------------

     On February 14, 1995, Hi, Tiger, Inc. a wholly owned subsidiary of the Company, entered into an agreement whereby 260,000 shares of the Company's common stock, and options to purchase 75,000 shares of common stock at an exercise price of $.75 any time through December 31, 1996, and $21,000 cash were exchanged for an 80% interest in The Friendly Net, a Utah Limited Liability Company("TFN"). TFN, which began operations on January 1, 1995, had total assets with a historical cost value of $106,675, consisting of computer equipment with historical value of $100,934 and office furniture and fixtures with historical value of $5,741, and no liabilities on the date of the exchange. This transaction has been accounted for as a purchase using the recorded value of net assets of the seller due to the related party relationship. Accordingly, assets and liabilities are reflected at their historical values. Shareholders' equity has been restated to reflect shares exchanged in the reorganization as outstanding as of January 1, 1995, and income and expenses have been presented since January 1, 1995.

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly Hi, Tiger International, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
                                  (Continued)


NOTE 1 - ORGANIZATION AND SUMMARY OF ACCOUNTING POLICIES (Continued)
--------------------------------------------------------------------

Consolidation
-------------

     The consolidated financial statements include the accounts of the Company and Hi, Tiger, Inc. ("HTI") its wholly owned subsidiary and The Friendly Net LLC., HTI's majority-owned (80%) subsidiary. The effect of all intercompany balances and transactions have been eliminated in combination.

Cash Equivalents
----------------

     For the purpose of reporting cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Loss per Common Share
---------------------

     Earnings per common share are based upon the weighted average number of common shares outstanding during each year. Fully diluted earnings per share are not presented because they are anti-dilutive.

Fixed Assets
------------

     Fixed assets are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated economic useful lives of the related assets as follows:

     Computer equipment               3 years
     Office furniture and fixtures    5-10 years

     Upon sale or other disposition of property and equipment, the cost and related accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in the determination of income or loss.

     Expenditures for maintenance and repairs are charged to expense as incurred. Major overhauls and betterments are capitalized and depreciated over their estimated economic useful lives.

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly Hi, Tiger International, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
                                  (Continued)


NOTE 1 - ORGANIZATION AND SUMMARY OF ACCOUNTING POLICIES (Continued)
--------------------------------------------------------------------

Capital Lease
-------------

     The Company is the lessee of computer equipment under a capital leases expiring in 1997 and 1998. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are amortized over the lower of the lease term or their estimated productive lives. Amortization of assets under capital lease is included in depreciation expense for September 30, 1996 and 1995.

NOTE 2 - INCOME TAXES
---------------------

     The Company has accumulated tax losses estimated at $365,000 expiring in years beginning 1998. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. The amount of net operating loss carryforward available to offset future taxable income will be limited if there is a substantial change in ownership.

NOTE 3 - RELATED PARTY TRANSACTIONS
-----------------------------------

     Various shareholders had loaned the Company $5,173; $13,000 and $13,900 respectively. The notes were payable on demand plus interest at 10% per annum. The balance due as of September 30, 1996 and 1995 was $ 0 and $26,900 plus accrued interest of $ 0 and $41,892 respectively.

     The Company had loaned $46,000 to an affiliated company. The note was payable on demand plus interest at 10% per annum. The balance due as of September 30, 1996 and 1995 was $ 0 and $46,000 plus accrued interest of $ 0 and $9,310 respectively.

     The Friendly Net L.L.C. has entered into a lease agreement with an affiliated company in the amount of $1,000 per month. (See Note 4)

     Beginning January 1, 1995, the Company agreed to Pay Paul G. Begum, former President and Chief Executive Officer of the Company and a principal shareholder, a consulting fee of $3,000 per month. Certain portions of Mr. Begum's consulting fees have been accrued so that at September 30, 1996, $40,900, including interest was due Mr. Begum. Pursuant to the Merger (see Note 7 - Subsequent Events)

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly Hi, Tiger International, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
                                  (Continued)


NOTE 3 - RELATED PARTY TRANSACTIONS (Continued)
-----------------------------------------------

on October 23, 1996, an agreement was entered into with Mr. Begum, $48,000 will, subject to certain setoff rights, be paid to Mr. Begum over a twelve (12) month period beginning November, 1996 at $4,000 per month.

NOTE 4 - COMMITMENTS
--------------------

     As of September 30, 1996 and 1995 all activities of the Company have been conducted by corporate officers from either their homes or business offices. Currently, there are no outstanding debts owed by the Company for the use of these facilities and there are no commitments for future use of the facilities.

     The Friendly Net L.L.C. has entered into a commercial lease of office space with Tree of Stars, Inc./P.D.O. (an affiliated company). The lease provides for rental payments of $1,000 per month and expires April 30, 1997.

     The Friendly Net LLC. Has entered into a commercial lease of storage space with Utah County association of Realtors. The lease provides for rental payments of $100 per month and expires June 20, 1998.

NOTE 5 - STOCK OPTIONS
----------------------

     On March 22, 1995 the Company adopted stock option plans for specified directors and employees pursuant to which 45,000 stock options at $.75 per share were awarded to employees and 105,000 stock options at $.25 per share were awarded to specified directors, and 5,000 stock options at $.75 were awarded to a director. The outstanding and exercisable options expire on periods of between two and three years from the dates of grant, which is during the period September, 1997 through September, 1998. Compensation expense charged to operations in 1995 was $49,687.

The following is a summary of transactions:

                                    Shares Under Option
                                    -------------------
                                        September 30,
                                    -------------------
                                      1996       1995
                                    --------   --------
Outstanding, beginning of year      270,000           -
Granted during the year             144,444     270,000
Canceled during the year            (22,000)          -
Exercised during the year           (90,000)          -
                                    -------    --------

Outstanding, end of year
(at prices ranging from $.25
to $.75 per share)                  302,444     270,000
                                    =======    ========

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly Hi, Tiger International, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
                                  (Continued)


NOTE 5 - STOCK OPTIONS (Continued)
----------------------------------

                                                 Shares Under Option
                                               -----------------------
                                                    September 30,
                                               -----------------------
                                                  1996         1995
                                               -----------  ----------
Eligible, end of year for
exercise currently (at prices
ranging from $.25 to $.75
per share)                                        302,444      270,000
                                               ==========   ==========


NOTE 6 - STOCK REPURCHASE AGREEMENT
-----------------------------------

     On March 27, 1995 the Company entered into an agreement whereby at the option of Peter D. Olsen, a principal shareholder of the Company, the Company is to purchase 100,000 shares of its own stock from Mr. Olsen at $.75 per share. The terms of the agreement provide that the option was to be exercised by June 30, 1995 with full payment by July 31, 1995. The agreement also provided Mr. Olsen the option to buy 20,000 shares at $.50 per share by March 31, 1996. On June 28, 1995 Mr. Olsen sent a letter to the Company exercising the election to put the 100,000 shares back to the Company. On August 6, 1996 Mr. Olsen sent a letter to the Company rescinding the June 28, 1995 letter. As of September 30, 1996, the option is considered null and void.

NOTE 7 - SUBSEQUENT EVENTS
--------------------------

     On October 23, 1996, the Company completed a merger transaction (the "Merger") in which it acquired 100% of the issued and outstanding capital stock of Avtel Holdings, Inc., a California corporation in exchange for 4,252,508 shares of the Company's $.001 par value common stock, comprising approximately 61% of the Company's issued and outstanding common stock after giving effect to the Merger, and 1,000,000 shares of newly authorized shares of the company's Series A Convertible Preferred Stock. The Merger, which was consummated in accordance with the terms of an Acquisition Agreement dated August 30, 1996, was approved by the Company's shareholders at a special meeting held October 23, 1996. The transaction has been accounted for as a purchase. Assets and liabilities are reflected at their fair market value.

     In November, 1996, the Company acquired Silicon Beach Communications, Inc. ("SBC"), a privately held California corporation, that serves an Internet Service Provider ("ISP") and provides software development services. The acquisition was structured as a stock for stock transaction in which the Company issued an aggregate of 115,000 shares of its Common Stock in exchange for all the issued and outstanding capital stock of SBC.

     The following pro forma balance sheets and statements of operations give effect to the above events as if they had occurred on October 1, 1995:

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly Hi, Tiger International, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
                                  (Continued)

NOTE 7 - SUBSEQUENT EVENTS (Continued)

                                As
                                Reported                            Silicon
                                In The              Avtel           Beach
                                Accompanying        Holdings        Communi-
                                Financial            Inc.           cations          Pro forma         Pro Forma
                                Statements          10/31/96        10/31/96        Adjustments         Balance
                                ----------          --------        --------        -----------        ---------
ASSETS                                             (Unaudited)     (Unaudited)
------
Current Assets
 Cash                            $   9,420          $ 959,943      $   5,685           $   -           $ 975,048
 Accounts Receivable,
   Net                              17,936             13,324         26,926               -              58,186
Other Receivables                        -                  -         11,296               -              11,296
 Prepaid Expenses                        -                  -         11,613               -              11,613

    Total Current
      Assets                        27,356            973,267         55,520               -           1,056,143

Fixed Assets
 Equipment                         159,306                  -        239,866               -             399,172
 Equipment Lease                    21,280                  -              -               -              21,280
 Furniture & Fixtures                6,866                  -          3,963               -              10,829
 Less Accumulated
   Depreciation                    (84,426)                 -         (5,630)              -             (90,056)

    Net Fixed Assets               103,026                  -        238,199               -             341,225

Other Assets
 Due From Stockholder                    -                  -          6,722               -               6,722

    Total Assets                 $ 130,382          $ 973,267      $ 300,441               -          $1,404,090

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly Hi, Tiger International, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
                                  (Continued)


NOTE 7 - SUBSEQUENT EVENTS (Continued)
--------------------------------------


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current Liabilities
  Accounts Payable,
   Trade                                   $25,269   $ 62,047   $ 70,399   $ -    $157,715
  Income Taxes Payable                         200        800        800     -       1,800
  Accrued Liabilities                        6,266     10,041     10,970     -      27,277
  Advance Payments                               -          -     15,201     -      15,201
  Line of Credit                                 -          -     24,900     -      24,900
  Lease Obligation,
   Current Portion                           6,120          -     32,823     -      38,943
  Loans, Current Portion                         -          -     60,220     -      60,220
  Officer Payable                           40,900     51,100          -     -      92,000
                                           -------   --------   --------   ---    --------

     Total Current
     Liabilities                            78,755    123,988    215,313     -     418,056
                                           -------   --------   --------   ---    --------

Long Term Liabilities
  Lease Obligation,                          3,890          -     77,662     -      81,552
  Loans                                          -          -      3,930     -       3,930
                                           -------   --------   --------   ---    --------

     Total Liabilities                      82,645    123,988    296,905     -     503,538
                                           -------   --------   --------   ---    --------

  Minority Interest                         18,911          -          -     -      18,911
                                           -------   --------   --------   ---    --------

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly Hi, Tiger International, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
                                  (Continued)


NOTE 7 - SUBSEQUENT EVENTS (Continued)
--------------------------------------



  Common Stock                    2,513         3,000       1,000         (3,000)          A
                                                                          (1,000)          A
                                                                           4,253           B
                                                                             115           C        6,881
  Preferred Stock                     -     1,000,000           -     (1,000,000)          A
                                                                       1,000,000           D    1,000,000
  Offering Costs                      -        (6,709)          -          6,709           E            -
  Paid in Capital in
   Excess of Par Value          520,249             -      10,833          3,000           A
                                                                           1,000           A
                                                                          (4,253)          B
                                                                            (115)          C
                                                                          (6,709)          E
                                                                        (147,012)          F
                                                                          (8,297)          G      368,696
  Retained
   Earnings (Deficit)          (493,936)     (147,012)     (8,297)       147,012           F
                              ---------    ----------    --------
                                                                           8,297           G     (493,936)
                                                                     -----------               ----------

     Total Stockholders'
     Equity                      28,826       849,279       3,536              -                  881,641
                              ---------    ----------    --------    -----------               ----------

     Total Liabilities
     and Stockholders'
     Equity                   $ 130,382    $  973,267    $300,441    $         -               $1,404,090
                              =========    ==========    ========    ===========               ==========

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly Hi, Tiger International, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
                                  (Continued)

NOTE 7 - SUBSEQUENT EVENTS (Continued)
--------------------------------------


REVENUES
--------
  Sales                    $299,315         $  13,197         $432,916        $       -        $ 745,428
  Cost of Sales              67,034             6,138                -                -           73,172
                           --------         ---------         --------        ---------        ---------

     Gross Margin           232,281             7,059          432,916                -          672,256

EXPENSES
--------
  General and
   Administrative           276,485           159,137          441,213                -          876,835
  Bad Debt Expense            4,842                 -                -                -            4,842
                           --------         ---------         --------         --------        ---------

     Total Operating
     Expense                281,327           159,137          441,213                -          881,677
                           --------         ---------         --------         --------        ---------

Income (Loss)
From Operations             (49,046)         (152,078)          (8,297)               -         (209,421)

Operating Loss
Per Share                  $      -                                            $   (.09)
                           ========                                            ========

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                    (formerly Hi, Tiger International, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
                                  (Continued)

NOTE 7 - SUBSEQUENT EVENTS (Continued)
--------------------------------------

The accompanying unaudited condensed pro forma Balance Sheet has been prepared as if the merger took place on October 1, 1996. The accompanying unaudited condensed pro forma Statement of Operations has been prepared as if the merger took place on October 1, 1995.

PRO FORMA ADJUSTMENTS

The adjustments to the accompanying unaudited condensed pro forma financial statements are described below:

(A) Cancellation of all authorized, issued and outstanding shares of all classes of Avtel Holdings, Inc. and Silicon Beach Communications, Inc. common and preferred stock.

(B) Issuance of 4,252,508 shares of $.001 par value common stock of the Company in accordance with the acquisition agreement to purchase of Avtel Holdings, Inc.

(C) Issuance of 115,000 shares of $.001 par value common stock of the Company in accordance with the acquisition agreement to purchase Silicon Beach Communications, Inc.

(D) Issuance of 1,000,000 shares of newly authorized shares of the Company's Series A Convertible preferred stock in accordance with the acquisition agreement to purchase Avtel Holdings, Inc.

(E)  Elimination of offering costs of Avtel Holdings, Inc.

(F) Elimination of current period earnings of Avtel Holdings, Inc. from Retained Deficit due to purchase accounting.

(G) Elimination of current period earnings of Silicon Beach Communications, Inc. from Retained Deficit due to purchase accounting.

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               September 30, 1996 and June 30, 1997 - (Unaudited)


                                                       Three Months           Fiscal Year
                                                         Ended                   Ended
                                                       June 30, 1997       September 30, 1996
                                                       -------------       ------------------
ASSETS
------
Current Assets
     Cash                                               $  431,405             $  985,237
     Other Current Assets                                   18,869                      -
      Notes Receivable - Related Parties                    86,000                      -
     Accounts Receivable (Net of Allowance
     for Doubtful Accounts of ($-0-)                       206,871                  8,785
                                                        ----------            -----------

          Total Current Assets                             743,145                994,022
                                                        ----------            -----------

Fixed Assets
     Equipment                                             575,468                      -
     Furniture and Fixtures                                 22,479                      -
     Less Accumulated Depreciation                         (74,142)                     -
                                                        ----------            -----------

          Net Fixed Assets                                 523,805                      -
                                                        ----------            -----------

Intangible Assets
     Goodwill                                              575,087                      -
     Organization Costs                                      6,709                  6,698
      Less Accumulated Amortization                         (8,683)                     -
                                                        ----------            -----------

          Total Intangible Assets                          573,113                      -
                                                        ----------            -----------

          Total Assets                                  $1,840,063             $1,000,720
                                                        ==========            ===========


The accompanying notes are an integral part of these financial statements.

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               September 30, 1996 and June 30, 1997 - (Unaudited)
                                  (Continued)





                                                          Three Months        Fiscal Year
                                                              Ended              Ended
                                                          June 30, 1997   September 30, 1996
                                                          -------------   -------------------
LIABILITIES AND STOCKHOLDERS EQUITY
-----------------------------------
Current Liabilities
     Accounts Payable - Trade                               $  198,397            $   31,945
  Accounts Payable - Officers                                   49,041                40,683
     Accrued Liabilities                                         3,037                 6,024
  Deferred Revenue                                             123,013                     -
     Line of Credit                                                  -                     -
     Notes Payable- Matrix                                     500,000                     -
     Notes Payable - WestNet Acquisition                       128,099                     -
     Notes Payable - Employee                                  150,000                     -
     Lease Obligations-Current Portion                          32,368                     -
                                                            ----------            ----------

            Total Current Liabilities                        1,183,955                78,652
                                                            ----------            ----------

Long Term Liabilities
     Lease Obligation                                           77,889                     -
                                                            ----------            ----------

            Total Long Term Liabilities                      1,261,844                     -
                                                            ----------            ----------

            Total Liabilities                               $1,261,844            $   78,652
                                                            ----------            ----------

Stockholders Equity
     Preferred Stock
    (Par Value $1.00, Series A Convertible)                  1,000,000             1,000,000
          5,000,000 shares authorized
     Common Stock (Par Value $.001)                              7,136                 3,000
          50,000,000 shares authorized
          7,135,807 and 2,513,299 shares issued and
          outstanding 06/30/97 and 09/30/96.
     Paid in Capital in Excess of Par Value                    135,475                     -
     Retained Earnings/(Deficit)                              (564,219)              (80,932)
          Total Stockholders Equity                            578,219               922,068
                                                            ----------            ----------

           Total Liabilities and
                 Stockholders Equity                        $1,840,063            $1,000,720
                                                            ==========            ==========

The accompanying notes are an integral part of these financial statements.

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months and Six Months Ending June 30, 1997 and 1996 - (Unaudited)


                                                                              Predecessor Company
                                  For The Three     For The Nine          For The Three     For The Nine
                                   Months Ended     Months Ended           Months Ended     Months Ended
                                  June 30, 1997    June 30, 1997          June 30, 1996    June 30, 1996
                                  --------------   --------------         -------------    --------------
REVENUES
--------
  Sales                              $  734,567       $1,600,439             $   84,104       $  216,645
  Cost of Sales                         173,725          401,044                 16,099           48,977
                                     ----------       ----------             ----------       ----------

    Gross Margin                        560,842        1,199,395                 68,005          167,688

EXPENSES
--------
  General and Admin.                    666,384        1,722,940                 60,104          194,623
   Bad Debt Expense                           -            2,235                  2,576            4,362
                                     ----------       ----------             ----------       ----------

     Total Operating Exp.               666,384        1,725,175                 62,680          198,985
                                     ----------

Income (Loss) from Oper.               (105,542)        (525,780)                 5,325          (31,317)
                                     ----------       ----------             ----------       ----------

Other Income/(Expense)
  Interest Income                           526           13,975                      -            1,196
  Miscellaneous Income                   25,633           32,907                      -              867
  Interest Expense                         (694)          (4,426)                  (773)          (4,510)
                                     ----------       ----------             ----------       ----------

     Net Other Income (Exp)              25,465           42,456                   (773)          (2,447)
                                     ----------       ----------             ----------       ----------

Income/(Loss) Before Taxes              (80,077)        (483,324)                 4,552          (33,764)

Income Taxes                                  -                -                      -                -

Minority Interest                             -             (137)                (4,611)          (2,847)
                                     ----------       ----------             ----------       ----------

     Net Income (Loss)                  (80,077)        (483,461)                   (59)         (36,611)
                                     ==========       ==========             ==========       ==========

Weighted Average
          Shares Outstanding          7,135,807        6,719,124              2,333,300        2,312,800

Earnings / (Loss)
          Per Common Share           $    (0.01)      $    (0.07)            $    (0.00)      $    (0.02)
                                     ==========       ==========             ==========       ==========

The accompanying notes are an integral part of these financial statements.

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
          For the Six Months Ending June 30, 1997 and 1996 - Unaudited

                                                                          Predecessor Company
                                                          For The Nine        For The Nine
                                                          Months Ended        Months Ended
                                                         June 30, 1997       March 31, 1996
                                                         --------------   --------------------
Cash Flows From Operating Activities:
-------------------------------------
 Net Loss                                                    $(483,461)              $(36,611)
 Adjustments to reconcile net loss net cash:
     Minority Interest                                               -                  2,847
     Depreciation Expense                                       74,142                 31,658
     Amortization Expense                                        8,683                      -
     Forgiveness of Debts                                      (40,900)                     -
 (Increase)/decrease in:
        Accounts Receivable                                    (88,081)                (3,837)
        Other Assets                                                 -                      -
        Interest Receivable                                          -                  9,309
     Increase/(Decrease) in:
          Accounts Payable                                     (58,068)                24,518
          Accounts Payable - Officers                            8,358                      -
          Accrued Expenses                                     (56,927)                     -
          Deferred Income                                       36,288                      -
          Interest Payable                                           -                (41,892)
                                                             ---------               --------

Net Cash Used in Operating Activities:                        (580,171)               (14,008)
                                                             ---------               --------

Cash Flows From Investing Activities
------------------------------------
     Cash Received from acquisition of subsidiaries             57,094                      -
     Purchase of fixed assets                                  (85,142)               (18,776)
     Purchase of intangible assets                            (177,500)                     -
                                                             ---------               --------

Net Cash Provided (Used) By Investing Activities              (205,548)               (18,776)
                                                             ---------               --------

Cash Flows From Financing Activities:
-------------------------------------
     Cash paid for short term loan receivable                  (86,000)                     -


The accompanying notes are an integral part of these financial statements.

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
          For the Six Months Ending June 30, 1997 and 1996 - Unaudited
                                  (Continued)


                                                                     Predecessor Company
                                                       For The Nine     For The Nine
                                                       Months Ended     Months Ended
                                                      June 30, 1997    March 31, 1996
                                                      --------------   ---------------
Supplemental Disclosures of Cash Flow Information
-------------------------------------------------
     Cash paid on capital lease                             (39,991)           (3,200)
     Borrowing on notes payable                             500,000            46,000
     Cash payments on notes payable                        (142,122)          (26,900)
     Issuance of common stock                                     -            24,500
                                                          ---------          --------


Net Cash Provided (Used) By Financing Activities            231,887            40,400
                                                          ---------          --------

Increase/(Decrease) in cash and cash equivalents           (553,832)            7,616

Cash and Cash Equivalents at Beginning of Period            431,405            17,267
                                                          ---------          --------

Cash and Cash Equivalents at End of Period                $ 431,405          $ 24,883
                                                          =========          ========

      Cash paid for:
            Interest expense                              $   6,199          $ 46,402
             Income taxes                                         -               200

      Non-cash transactions:

    Issuance of 115,000 shares Common Stock
      and $225,000 in contingent consideration in Exchange for Interest in Silicon Beach
    Issuance of 4,452,508 Shares of Common Stock and 1,000,000 Shares of $1.00
      par value Series A Convertible
      Preferred Stock for acquisition
      of AvTel Holdings, Inc.
    Issuance of 35,000 Shares of Common Stock and $188,325 in debt for the acquisition of Westnet Communications, Inc.

                  AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)


Note 1  -  INTERIM REPORTING
----------------------------

     The unaudited consolidated financial statements included herein have been prepared by AvTel Communications, Inc. and its subsidiaries (the "Company") in accordance with generally accepted accounting principles and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in complete financial statements prepared in accordance with generally accepted accounting principles have been omitted. The unaudited consolidated financial statements and selected notes included herein should be read in conjunction with the audited consolidated financial statements and the notes hereto included in the Company's Annual Report on Form 10-KSB for the year ended September 30, 1996. Operating results for the three month and nine month period ended June 30, 1997, are not necessarily indicative of the results that may be expected for the year ended September 30, 1997.

     The foregoing unaudited consolidated financial statements reflect all adjustments, which, in the opinion of management, are necessary to present fairly the consolidated financial position and results of operations for the periods presented. The financial statements have been presented reflecting the effects of the reverse merger for accounting purposes (see Note 2). The statements therefore reflect those of the subsidiary as if it were the parent company. Accordingly, the balance sheet reflected in this 10Q filing is therefore that of AvTel Holdings, Inc. ("AHI"). The statement of operations has been presented with the operating results of AHI and the historical operating results of Hi, Tiger International, Inc. ("HITI"), the predecessor company, a Utah corporation, since AHI has only been in existence since April, 1996 and did not commence operations until August 1996. Accordingly, the cash flow statement is presented reflecting the current changes of AHI as the parent company and the historical information for HITI.

Note 2  -  ACQUISITIONS
-----------------------

     In connection with its acquisition of all the issued and outstanding capital stock of AHI, on October 23, 1996, the Company amended and restated its Articles of Incorporation to, among other things, authorize 5,000,000 shares of preferred stock. The Company's Board of Directors is authorized to designate one or more series of such preferred stock and to designate the rights, preferences and privileges of each such series. The AHI acquisition was completed in accordance with an Acquisition Agreement dated August 30, 1996 ("Acquisition Agreement"). The transaction was accomplished by way of a merger (the "Merger") in which a wholly owned subsidiary of the Company was merged with and into AHI which was the surviving entity and became a wholly owned subsidiary of the Company. Pursuant to the Merger, the Company authorized and issued 1,000,000 shares of Series A Convertible Preferred Stock which have certain liquidation preferences, bear a cumulative dividend, payable semi-annually, at 8% and are convertible, upon the happening of certain events, into shares of the Company's $.001 par value common stock. The Merger has been accounted for as a reverse purchase by AHI of the Company whereby the holders of AHI's Common Stock acquired, after giving effect to the Merger, a controlling interest in the Company. Accordingly, the assets and liabilities of the Company and its subsidiary, The Friendly Net, LLC ("TFN"), are reflected at their fair market values, as are the assets and liabilities of Silicon Beach Communications, Inc., which was acquired in November, 1996. The foregoing unaudited financial statements reflect, for the previous periods noted, comparative data as to AHI only. AHI began operations in April, 1996.

     In November, 1996, the Company, through a subsidiary, acquired all the issued and outstanding capital stock of Silicon Beach Communications, Inc., a California corporation ("SBC") that serves as an Internet Service Provider ("ISP") and provides software development services.

     In February, 1997, the Company, through a subsidiary, acquired all of the issued and outstanding shares of stock of WestNet Communications, Inc., a California corporation ("WNC") that serves as an ISP in certain regions of southern California.

     In March , 1997, the Company, acquired the 20% minority interest in TFN, a Utah limited liability company held by Tree of Stars, Inc. (TOSI), a Nevada corporation of which Paul G. Begum is President and a principle shareholder.
Mr. Begum is the former president and Chief Executive Officer of the Company who, together with TOSI owns directly or indirectly approximately 9.8% of the issued and outstanding common stock of the Company. The acquisition was facilitated through a payment of cash in the amount of $10,000 and the issuance of $20,000 of short term loans. In addition, a loan payable to Mr. Begum has been discounted from $40,900 to zero. The note payable was in consideration of consulting services performed by Mr. Begum prior to the Merger. Prior to realizing a gain, the Company set this amount aside in a reserve account intended be used to offset any unexpected expenses that might arise relating to the Company's operation prior to the Merger (see Note 4).

Note 3  -  RECENT DEVELOPMENTS
------------------------------

     In March 1997, the Company's Board of Directors granted, pursuant to the Company's 1997 Incentive Stock Option Plan (the "1997 Plan") a total of 849,900 stock options which are exercisable at $0.62 - $3.00 per share. Of the total, 92,000 qualified stock options were issued to SBC employees in conjunction with the terms of the acquisition of SBC, 50,0000 non-qualified stock options to a non-employee in conjunction with the Merger and 43,000 non-qualified stock options to consultants for services rendered. A total of 46,000 qualified stock options issued to SBC employees, the 50,000 non-qualified stock options issued to the non-employee and the 43,000 non-qualified stock options issued to consultants have vested as of June 30, 1997.

     In April, 1997, the Company entered into a Stock Exchange Agreement (as subsequently amended in August 1997, the "Exchange Agreement") with Matrix Telecom, Inc., a Texas corporation ("Matrix") pursuant to which the Company will issue to persons who own 100% of the issued and outstanding common stock of Matrix (the "Matrix Stockholders") an aggregate of 38,330,056 of the Company's $.001 par value common stock in exchange for 100% of the issued and outstanding capital stock of Matrix. As a result of the transaction, the Matrix Stockholders will, after giving effect to the exchange, acquire and hold approximately 84% of the issued and outstanding common stock of the Company.
The consummation of the transaction under the Exchange Agreement is subject to the satisfaction of a number of the terms and conditions, including a condition that prior to the exchange, the Company's shareholders shall have approved the transaction as well as a proposal to reincorporate the Company in the state of
Delaware.   The Exchange Agreement also provides for the Company to effect either a four to one reverse stock split. The Exchange Agreement additionally provides for Matrix to provide to the Company a secured loan in the maximum aggregate amount of $750,000, and that the transaction is intended to be a tax free reorganization.

Note  4  -  OTHER
-----------------

     In June 1997, the Company recognized a gain on the forgiveness of debt of $40,900 as a result of eliminated its indebtedness to Paul Begum, former CEO and Chairmen of the Board as part of an agreement to acquire the remaining 20% minority interest in TFN. The agreement was executed in February, 1997, and the forgiveness of debt was set aside in a reserve account intended be used to offset any unexpected expenses that might arise relating to the Company's operation prior to the Merger. Concurrently with recognizing this gain, the Company recorded $12,500 in telecommunications expenses related to TFN's business which had been previously in dispute with US West Communications.
These expenses had not been recorded by TFN in the periods for which they were incurred and were therefore recognized as an expense in the current period. As of June 30, 1997, it is believed that all expenses have been captured and the remaining deferred revenue to Mr. Begum was recorded as income.

     The Company additionally recognized a decrease in payroll expense in the current period due to the elimination of the accrued liability for payroll and payroll taxes for TFN and WNC in the amount of $46,000. The Company switched its payroll services to outside company and in doing so changed the timing of payroll payments to the fifteenth and last day of the month from the first and fifteenth of the month. The Company, therefore, now recognizes all payroll expenses in the month they are incurred.

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors
Matrix Telecom, Inc.:

We have audited the accompanying balance sheets of Matrix Telecom, Inc. as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Matrix Telecom, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                    KPMG Peat Marwick LLP



January 24, 1997, except as to the first paragraph of note 4 which is as of March 10, 1997.

                             MATRIX TELECOM, INC.

                                BALANCE SHEETS
                          December 31, 1996 and 1995


                              Assets                                                  1996          1995
                              ------                                                  ----          ----

Current assets:
       Cash and cash equivalents                                                  $ 4,622,395     3,164,053
       Accounts receivable, net                                                    10,507,580     9,997,081
       Due from affiliates                                                          1,212,414       834,150
       Other current assets                                                         2,200,751       251,960
                                                                                  -----------    ----------
                  Total current assets                                             18,543,140    14,247,244

Investment and advances to DNS Communications, Inc.                                         -     1,244,637
Property and equipment, net                                                         1,621,355     1,796,398
Other assets, net                                                                      39,621       142,318
Deferred income taxes                                                                 134,288       150,097
                                                                                  -----------    ----------
                  Total assets                                                    $20,338,404    17,580,694
                                                                                  ===========    ==========


                     Liabilities and Stockholders' Equity
                     ------------------------------------

Current liabilities:
       Accounts payable and other accrued expenses                                $ 2,060,426     1,872,373
       Accrued network service costs                                                4,863,663     6,419,260
       Sales and excise taxes payable                                               1,676,677     1,694,367
       Due to affiliates                                                            2,597,559     3,340,222
       Income taxes payable                                                           554,596       377,463
       Deferred income taxes                                                                -       337,487
                                                                                  -----------    ----------
                  Total current liabilities                                        11,752,921    14,041,173
                                                                                  -----------    ----------

Stockholders' equity:
       Common stock, no par value; authorized 10,000,000 shares,
          3,484,260 and 2,769,228 shares issued at December 31,
          1996 and 1995, respectively                                               8,255,626     5,336,815
       Retained earnings (accumulated deficit)                                        769,441    (1,797,293)
       Treasury stock, 69,120 common shares, at cost                                 (439,584)            -
                                                                                  -----------    ----------
                  Total stockholders' equity                                        8,585,483     3,539,522

Commitments and contingencies
                                                                                  -----------    ----------
                  Total liabilities and stockholders' equity                      $20,338,404    17,580,694
                                                                                  ===========    ==========

See accompanying notes to financial statements.

                              MATRIX TELECOM, INC.

                            STATEMENTS OF OPERATIONS
                  Years ended December 31, 1996, 1995 and 1994


                                                        1996           1995          1994
                                                        ----           ----          ----

Revenues                                             $71,558,295    64,289,718    59,551,307
Cost of revenues                                      47,674,396    42,980,127    40,074,801
                                                     -----------    ----------    ----------
              Gross margin                            23,883,899    21,309,591    19,476,506
                                                     -----------    ----------    ----------

Operating expenses:
      Selling, general and administrative             18,798,925    17,888,856    18,057,296
      Depreciation and amortization                      993,940       998,342       815,101
                                                     -----------    ----------    ----------
                                                      19,792,865    18,887,198    18,872,397
                                                     -----------    ----------    ----------
              Operating income                         4,091,034     2,422,393       604,109

Interest expense                                        (230,922)       (6,299)     (176,922)
Other income, net                                        271,171       165,616        88,514
                                                     -----------    ----------    ----------
              Income before income tax expense         4,131,283     2,581,710       515,701

Income tax expense (benefit)                           1,686,876     1,081,726      (127,499)
                                                     -----------    ----------    ----------
                                                       2,444,407     1,499,984       643,200
                                                     -----------    ----------    ----------

Equity in net income (loss) of DNS                       122,327    (3,940,477)            -
                                                     -----------    ----------    ----------
              Net income (loss)                      $ 2,566,734    (2,440,493)      643,200
                                                     ===========    ==========    ==========

Net income (loss) per share                          $       .88         (1.19)          .36
                                                     ===========    ==========    ==========

See accompanying notes to financial statements.

                              MATRIX TELECOM, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years ended December 31, 1996, 1995 and 1994

                                                                             Retained
                                                                             earnings                        Total
                                                  Partners'      Common    (accumulated    Treasury       stockholders'
                                                  capital        stock       deficit)       stock            equity
                                                  -------        -----       --------       -----            ------

Balances at December 31, 1993                  $ 1,729,133            -              -           -         1,729,133
     Dissolution of partnership
       and contribution of assets
       to a corporation                         (1,729,133)   1,729,133              -           -                 -
     Net income                                          -            -        643,200           -           643,200
                                               -----------    ---------     ----------    --------        ----------
Balance at December 31, 1994                             -    1,729,133        643,200           -         2,372,333
     Purchase of DNS
       Communications, Inc.
       (969,228 common shares)                           -    3,607,682              -           -         3,607,682
     Net (loss)                                          -            -     (2,440,493)          -        (2,440,493)
                                               -----------    ---------                   --------
Balances at December 31, 1995                            -    5,336,815     (1,797,293)          -         3,539,522
     Purchase of 69,120
       common shares                                     -            -              -    (439,584)         (439,584)
     Issuance of 589,752
       common shares                                     -    2,195,211              -           -         2,195,211
     Issuance of 194,400 common
       shares                                            -      723,600              -           -           723,600
     Net income                                          -            -      2,566,734           -         2,566,734
                                               -----------    ---------     ----------    --------        ----------
Balances at December 31, 1996                  $         -    8,255,626        769,441    (439,584)        8,585,483
                                               ===========    =========     ==========    ========        ==========

See accompanying notes to financial statements.

                             MATRIX TELECOM, INC.

                           STATEMENTS OF CASH FLOWS
                 Years ended December 31, 1996, 1995 and 1994


                                                                  1996           1995           1994
                                                                  ----           ----           ----
Cash flows from operating activities:
     Net income (loss)                                      $ 2,566,734     (2,440,493)       643,200
     Adjustments to reconcile net income (loss) to
       net cash provided by (used in) operating
       activities:
          Depreciation and amortization                         993,940        998,342        815,101
          Amortization of advanced commissions                  618,791              -              -
          Provision for bad debts                             1,461,471      1,955,842      1,974,903
          Loss on disposition of assets                               -              -         14,365
          Deferred income taxes                                (321,678)       530,885       (343,494)
          Equity in (income) loss of DNS                       (122,327)     3,940,477              -
          Changes in assets and liabilities:
              Accounts receivable                            (1,971,970)    (2,170,807)    (2,994,971)
              Due from affiliate                                345,336        630,395     (1,452,481)
              Federal and state income tax receivable                 -        631,183       (631,183)
              Other current assets                             (393,781)       (96,791)       161,967
              Accounts payable and accrued liabilities       (1,397,160)       526,850      5,051,696
              Due to affiliate                                 (742,663)       591,889      1,293,631
                                                            -----------    -----------    -----------
                    Net cash provided by
                      operating activities                    1,036,693      5,097,772      4,532,734
                                                            -----------    -----------    -----------

Cash flows from investing activities:
     Purchase of property and equipment                        (701,718)      (529,805)    (1,125,444)
     Payments for billing and collection agreements             (14,482)             -        (17,600)
     Purchase of acquired customer bases                              -       (103,970)       (32,723)
     Repayments (advances) to DNS, net                        1,577,432     (1,577,432)             -
     Proceeds from sale of property and equipment                     -         52,173         77,967
                                                            -----------    -----------    -----------
                    Net cash provided by (used in)
                      investing activities                      861,232     (2,159,034)    (1,097,800)
                                                            -----------    -----------    -----------

Cash flows from financing activities:
     Net change in notes payable                                      -              -     (3,230,121)
     Purchase of common stock for treasury                     (439,583)             -              -
                                                            -----------    -----------    -----------
                    Net cash used in financing activities      (439,583)             -     (3,230,121)
                                                            -----------    -----------    -----------

Net increase in cash and cash equivalents                     1,458,342      2,938,738        204,813
Cash and cash equivalents at beginning of year                3,164,053        225,315         20,502
                                                            -----------    -----------    -----------
Cash and cash equivalents at end of year                    $ 4,622,395    $ 3,164,053    $   225,315
                                                            ===========    ===========    ===========


                             MATRIX TELECOM, INC.

                           STATEMENTS OF CASH FLOWS
                                  (Continued)


                                                            1996        1995       1994
                                                            ----        ----       ----

Cash paid (received) during the year for:
     Interest                                           $  212,404       6,300    175,134
                                                        ==========   =========    =======
     Income taxes, net of refunds                       $1,482,103    (475,177)   847,179
                                                        ==========   =========    =======
Noncash financing activities:
     Common stock issued for DNS acquisition            $        -   3,607,682          -
                                                        ==========   =========    =======
     Common stock issued for advanced commissions       $2,195,211           -          -
                                                        ==========   =========    =======
     Common stock issued for receivable from
        major shareholder                               $  723,600           -          -
                                                        ==========   =========    =======

See accompanying notes to financial statements.

                             MATRIX TELECOM, INC.

                         NOTES TO FINANCIAL STATEMENTS
                       December 31, 1996, 1995 and 1994

(1)  Summary of Significant Accounting Policies
     ------------------------------------------

     (a)  Business and Background
          -----------------------

          All references to the "Company" or "Matrix Telecom" refer to Matrix Telecom, Inc. and its predecessors. The Company provides long distance telephone service to its customers in forty-nine states over intercity facilities provided by fully certified dominant domestic and international carriers. Matrix resells to both residential and commercial customers; however, the primary focus is to the small business owner with five or fewer employees whose usage resembles that of the residential customer. The Company is fully certified by the Federal Communications Commission and certified to operate in all states requiring such certification. The Company holds billing and collection agreements with all regional bell operating companies, GTE, and other independent telephone companies.

          The Company was originally formed May 29, 1990 as a Texas general partnership. The partners consisted of Matrix Communications, Limited ("MCL") a Texas limited liability partnership and Onward and Upward, Inc. ("OUI"). Effective January 1, 1994, the partnership was dissolved (see note 4). Prior to the dissolution, cash distributions were made to OUI in satisfaction of its partnership interest. Concurrent with the dissolution, all remaining tangible and intangible assets and liabilities of the Company then owned by MCL were transferred to Matrix Telecom, Inc., a Texas corporation. The transfer was a tax free transaction and significant controlling interest in the company did not change. Effective June 30, 1995, MCL was liquidated and its sole asset (Matrix Telecom capital stock) was distributed to MCL's partners in proportion to their ownership interests.

     (b)  Basis of Presentation
          ---------------------

          The Company includes the operations of DNS Communications, Inc. in its financial statements using the equity method of accounting. The Company utilized the equity method due to the temporary period of time that its investment in the operations of DNS was retained (see note
          7).

     (c)  Cash and Cash Equivalents
          -------------------------

          For purposes of the statement of cash flows, the Company considers all demand deposits, time deposits, and other investments with a remaining maturity at date of purchase of less than ninety days to be cash equivalents.

     (d)  Commissions
          -----------

          Commissions to sales agents are paid and expensed based on a percentage of billings as incurred.

          Commissions paid in advance of $1,576,000 as of December 31, 1996, included in other current assets, are being expensed over a period of eighteen months based on estimated billings of the customers for which the commissions were paid. (See note 4).

     (e)  Revenue Recognition
          -------------------

          Long distance revenues are recognized as service is provided to customers.

     (f)  Property and Equipment
          ----------------------

          Property and equipment are recorded at cost. Maintenance and repairs are charged against income as

                             MATRIX TELECOM, INC.

                         NOTES TO FINANCIAL STATEMENTS

          incurred, while renewals and major replacements are capitalized. The cost and related accumulated depreciation of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in operations. The Company provides depreciation on fixed assets using the straight-line method over the estimated useful lives of the respective assets.

     (g)  Income Taxes
          ------------

          Effective January 1, 1994 the Company began accounting for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          Prior to January 1, 1994, the Company operated as a partnership. Accordingly, the Company was not a taxable entity. Income taxes were the responsibility of the individual partners.

     (h)  Use of Estimates
          ----------------

          Management of the Company has made a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     (i)  Concentrations of Credit Risk
          -----------------------------

          The Company's subscribers are primarily small business owners and residential subscribers and are not concentrated in any specific geographic region of the United States. The Company has agreements with LECs, which provide billing and collection services to the majority of the Company's subscribers. A significant portion of the Company's accounts receivable is due from these Companies.

     (j)  Accounts Receivable
          -------------------

          Accounts receivable are net of allowances for doubtful accounts and other provisions of $626,790 and $730,354 as of December 31, 1996 and 1995, respectively. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of subscribers, historical trends and other information.

     (k)  Financial Instruments
          ---------------------

          The Company's financial instruments include cash, receivables, payables and accrued expenses. The carrying amount of such financial instruments approximates fair value because of the short maturity of these instruments.

     (l)  Earnings (loss) per share
          -------------------------

          Earnings (loss) per share are computed based on average common shares outstanding which were 2,919,978, 2,044,296, and 1,800,000 in 1996,
          1995 and 1994, respectively.

                             MATRIX TELECOM, INC.

                         NOTES TO FINANCIAL STATEMENTS

(2)  Property and Equipment
     ----------------------

     Property and equipment consisted of the following:

                                                             Estimated           December 31
                                                                                 -----------
                                                            useful life      1996           1995
                                                            -----------      ----           ----
       Communications system                                2-5 years     $1,328,679      1,328,679
       Office furniture and equipment software              1-7 years      2,815,451      2,449,746
       Leasehold improvements                               lease term       416,220        256,412
                                                                          ----------    -----------
                                                                           4,560,350      4,034,837
                                                                          (2,938,995)    (2,238,439)
                                                                          ----------    -----------
                                                                          $1,621,355      1,796,398
                                                                          ==========    ===========

Depreciation expense was $877,000, $882,000 and $683,000 for 1996, 1995 and
1994, respectively.

(3)  Related Party Transactions
     --------------------------

     The Company has had transactions in the normal course of business with various companies which are affiliated with shareholders of the Company. Pacific Gateway Exchange, Inc. ("PGE"), an affiliated company, provides the Company with significant domestic and international transmission services. Common shareholders hold an interest in both PGE and the Company. Affiliates of the Company also act as agents for the Company in the solicitation of new customers. In addition, the Company's employees are leased from United Group Service Center, an affiliate, who provides such services to a number of affiliated companies. The Company provides long distance service to a number of affiliated companies. Balances with affiliates are settled monthly.

     Due from affiliates consists of the following:

                                                              December 31
                                                              -----------
                                                           1996          1995
                                                           ----          ----
     Excell Agent Services (long distance services)    $  193,285       129,007

     Interactive Media Works (IMW)                            525       336,345
     (long distance services)

     Core Marketing (long distance services)              134,652             -
     Other transactions with various affiliates           160,352       368,798
     Receivable from major shareholder for                723,600             -
     stock issued                                      ----------    ----------

                                                       $1,212,414    $  834,150
                                                       ==========    ==========

     The due to affiliates consists of the following:        1996          1995
                                                             ----          ----

     PGE (network transmission services)               $2,244,411     2,559,031
     United Group Association (UGA) and
     Core Marketing (commission)                          144,612       294,484
                                                          208,536       486,707
                                                       ----------    ----------
     Other transactions with various affiliates
                                                       $2,597,559     3,340,222
                                                       ==========    ==========



                              MATRIX TELECOM, INC.

                         NOTES TO FINANCIAL STATEMENTS

  Significant services and transactions incurred in the normal course of operations with affiliated companies are summarized as follows:

                                                                          1996          1995        1994
                                                                          ----          ----        ----
     Network transmission services - PGE                               $20,527,236   17,195,182   9,259,150

     Expenses paid on behalf of PGE for access services, for
        which the Company was reimbursed                                 5,040,051    3,142,222     853,060

     Expenses incurred for leasing employees from United
        Group Service Center                                             4,542,007    3,655,712   2,442,442

     Consulting fees to United Group Association ("UGA")                         -            -     313,294

     Sales commissions to affiliates:  TravelCom 800, Core
        Marketing, UICI, UGA and Best Connections                        5,335,233    6,314,878   5,108,123

     Long distance revenues from affiliates:  UGA, UICI IMW,
        and Core Marketing                                               5,445,903    3,180,302   1,240,203

     Advances to TravelCom 800                                                   -      126,500     468,609

     Overhead expenses reimbursed to/from UGA Divisions                     77,231      105,007     151,038

     Interest paid to shareholder                                          173,380        6,299     175,134

     During 1996, the Company obtained loans from a significant shareholder for working capital and other purposes of $4,900,000. Such amount was repaid during 1996.

(4)  Stockholders' Equity
     --------------------

     Matrix Telecom original stock issuance consisted of 100 common shares. Effective December 31, 1994, a 10 for 1 stock split was declared. Concurrent with the dissolution of MCL on June 30, 1995, the Company's then outstanding 1,000 shares of common stock were cancelled and 100,000 shares were distributed to the prior MCL partners in proportion to their ownership interest in MCL. In addition, effective March 10, 1997, an 18 for 1 stock split was declared. All share amounts have been restated to reflect the stock splits and share exchange.

     In October 1995, the Company issued 969,228 shares of its no par value common stock valued at $3,607,682 for 100% of the outstanding shares of DNS Communications, Inc. ("DNS"), a Houston based long distance reseller. Matrix Telecom is a private company and accordingly, its stock does not have a readily determinable market value. For purposes of determining the cost of DNS, the stock consideration of $3.72 per share was valued based on the price paid by a shareholder of the Company to purchase the Company's common stock issued to the former owners of DNS in the acquisition of DNS (see note 7).

     In December 1996, the Company issued 589,752 shares of its no par value common stock to its majority shareholder in settlement of future commissions due to affiliates also owned by this majority shareholder as of October 31, 1996. A value of $3.72 per share was used in determining the number of shares to issue in settlement of the $2,195,211 obligation. Of this amount, $619,000 was expensed as commission expense in 1996.

                             MATRIX TELECOM, INC.

                         NOTES TO FINANCIAL STATEMENTS



     Periodically the Board approves stock options for certain officers and employees. Stock option transactions during 1995 and 1996 were as follows:

                                                             Weighted-average
                                                                 Exercise
                                                    Options        Price
                                                    -------        -----

          Outstanding at December 31, 1994                -            -

          Granted                                    21,600        $5.56
                                                    -------
          Outstanding at December 31, 1995           21,600         5.56

          Granted                                   217,800         5.56
          Cancelled                                 230,400         5.56
                                                    -------

          Outstanding at December 31, 1996            9,000         5.56
                                                    =======


     As of December 31, 1996 and 1995 all outstanding options were exercisable. Outstanding options do not expire. The Company accounts for its stock options in accordance with the provisions of APB Opinion No. 25 as allowed by SFAS No. 123 "Accounting for Stock Based Compensation." Options granted in 1996 were cancelled shortly after grant and accordingly no value has been attributed to such options. The fair value of options granted in 1995 is not material based on the minimum value method.

     In connection with the cancellation of 194,400 of the above options during 1996, the Company sold to such employees 194,400 shares of common stock at $3.72 per share. As of December 31, 1996, the Company has recorded a $723,600 receivable for such shares, which was subsequently collected. Proceeds used to pay for these shares were loaned to the employees by a major shareholder of the Company. Also as a part of this transaction, the Company and the employees entered into agreements whereby such shares could be put or called, as applicable, under certain conditions. As of December 31, 1996, the shares subject to this agreement could be put or called at a price per share of approximately $4.61 totalling $896,000.

     During May 1996 the Company purchased 69,120 shares of treasury stock for $439,583.

                             MATRIX TELECOM, INC.

                         NOTES TO FINANCIAL STATEMENTS


(5)  Leasing Activities and Other Commitments
     ----------------------------------------

     The Company has no significant capital lease liabilities; however, the Company leases office space and various equipment under operating leases expiring in various years through 2000. In the normal course of business, operating leases are generally renewed or replaced by other leases. Total rental expenses were $325,000 in 1996, $239,000 in 1995 and $156,000 in
     1994. Minimum future rental payments at December 31, 1996 are as follows:

          1997                            $  253,587
          1998                               265,552
          1999                               276,575
          2000                               253,527
                                          ----------
                                          $1,049,241
                                          ==========

     Substantially all of the Company's switching and transmission facilities have been provided by two suppliers under negotiated contractual agreements. The Company purchases long distance services at certain per-minute rates, which vary depending on the time and type of call. At December 31, 1996, there are outstanding contractual agreements committing the Company to minimum usage requirements for the duration of the contracts as set forth below:

          1997                            $14,925,000
          1998                              1,050,000
                                          -----------
                                          $15,975,000
                                          ===========

(6)  Federal and State Income Taxes
     ------------------------------

     The Company was originally organized as a partnership and continued to operate as a partnership until December 31, 1993. Effective January 1, 1994, the Company became a C corporation for federal income tax purposes.

     Deferred income taxes for 1996 and 1995 reflect the impact of temporary differences between financial statement carrying amounts and tax bases of assets and liabilities. The tax effects of temporary differences that give rise to significant portions of the net deferred tax assets at December 31, 1996 and 1995 are presented below:

                             MATRIX TELECOM, INC.

                         NOTES TO FINANCIAL STATEMENTS


                                                             December 31
                                                             -----------
                                                          1996        1995
                                                          ----        ----
       Deferred tax assets:
          Financial over tax amortization of purchased
           customer base                                 $134,288    150,097
          Less valuation allowance                              -          -
                                                         --------   --------
              Net deferred tax asset                      134,288    150,097

       Deferred tax liabilities:
          Tax versus financial recognition of expenses          -   (337,487)
                                                         --------   --------
              Net deferred tax asset (liability)         $134,288   (187,390)
                                                         ========   ========


     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and prior taxes paid in making this assessment. Based upon its evaluation of these factors, management believes that the deferred tax asset is realizable.

     Income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income as a result of the following:

                                                                   1996       1995       1994
                                                                   ----       ----       ----

       Computed "expected" tax expense (benefit)               $1,404,637    870,502    175,338
       State and local taxes, net of federal income
          tax benefit                                             125,518    116,346     43,835
       Deferred tax asset recorded at conversion
          of partnership                                                -          -   (346,672)
       Other differences                                          156,721     94,878          -
                                                               ----------  ---------   --------
                                                               $1,686,876  1,081,726   (127,499)
                                                               ==========  =========   ========

 The provision for income taxes consisted of the following:

                                                                   1996       1995       1994
                                                                   ----       ----       ----

       Current tax expense:
          Federal                                              $1,751,047    480,736    172,770
          State and local                                         257,507     70,105     43,225
                                                               ----------  ---------   --------
                                                                2,008,554    550,841    215,995

       Deferred tax expense (benefit):
          Federal                                                (254,350)   424,708   (274,794)
          State and local                                         (67,328)   106,177    (68,700)
                                                               ----------  ---------   --------
                                                                 (321,678)   530,885   (343,494)
                                                               ----------  ---------   --------
                                                               $1,686,876  1,081,726   (127,499)
                                                               ==========  =========   ========


                             MATRIX TELECOM, INC.

                         NOTES TO FINANCIAL STATEMENTS

     The difference between the tax and book bases of the assets and liabilities of the partnership upon dissolution and contribution to Matrix Telecom was recorded as a deferred tax benefit as of January 1, 1994, the effective date of the dissolution of the partnership.

(7)  Acquisition
     -----------

     In October 1995, the Company issued 969,228 shares of its common stock valued at $3,607,682 in exchange for all of the outstanding common stock of DNS Communications, Inc., a Houston based long distance reseller. The transaction was accounted for under the purchase method. The purchase price in excess of the book value of DNS net assets was pushed down to DNS and was allocated based upon the estimated fair value of the assets and liabilities acquired at the date of acquisition and included the following:

     Current assets                                                            $ 1,978,262
     Acquired customer base                                                      6,351,131
     Other noncurrent assets                                                       114,384
     Accounts payable and accrued expenses                                      (2,346,102)
     Deferred tax liability                                                     (2,489,993)
                                                                               -----------
           Value assigned to common stock issued                               $ 3,607,682
                                                                               ===========


     Summarized financial information related to DNS is as follows:

                                                                         December 31, 1995
                                                                         -----------------

     Current assets                                                             $2,461,961
     Noncurrent assets                                                             555,739
                                                                                ----------
                                                                                $3,017,700
                                                                                ==========

     Current liabilities (includes $1,577,432 payable to Matrix)                $3,350,495
     Shareholder's deficit                                                        (332,795)
                                                                                ----------
                                                                                $3,017,700
                                                                                ==========



                                                                            Period from
                                                       Year Ended       October 1, 1995 to
                                                    December 31, 1996    December 31, 1995
                                                    -----------------    -----------------

     Revenue                                              $11,027,000           $4,277,000
     Gain on sale of acquired customer bases                3,221,000                    -
     Net income (loss)                                        122,000           (3,940,000)


                             MATRIX TELECOM, INC.

                         NOTES TO FINANCIAL STATEMENTS

     Subsequent to the acquisition, the operations of DNS generated substantial losses. DNS's customer churn rate and bad debts as well as projected cash flows were evaluated and as of December 31, 1995 it was determined that the remaining investment in the DNS acquired customer base totaling approximately $4,462,000 should be written off. Such amount net of related deferred taxes is included in the loss of DNS reflected above for 1995.

     In June 1996, the Company sold the customer base acquired in the DNS acquisition in addition to certain blocks of customers acquired during 1995 and 1996 together with related assets to a former officer of the Company and a former shareholder of DNS for approximately $5,270,000. The Company recorded a gain on this sale of approximately $3,221,000. This gain is recorded in equity in net income (loss) of DNS in the 1996 statement of operations.

(8)  Contingencies
     -------------

     The Company presently has contingent liabilities relating to various lawsuits and other matters related to the conduct of its business. On the basis of information furnished by counsel and others, management believes these contingencies upon resolution will not materially affect the financial condition of the Company.

                             MATRIX TELECOM, INC.

                                BALANCE SHEETS


                                                       June 30,       December 31,
                                                         1997            1996
                                                         ----            ----
                                                     (unaudited)

Assets
------
Current assets
Cash and cash equivalents                            $ 4,240,644       4,622,396
Accounts receivable, net                               8,465,520      10,507,580
Due from affiliates                                      964,300       1,212,414
Other current assets                                   1,570,087       2,200,751
                                                     ------------     ----------
                                                      15,240,551      18,543,141

Property and equipment, net                            1,418,196       1,621,355
Loans to affiliates                                    1,924,303               -
Other assets, net                                        137,657         173,909
                                                     -----------      ----------
                                                     $18,720,707      20,388,405
                                                     ===========      ==========

Liabilities and Stockholders' Equity
------------------------------------

Current liabilities
Accounts payable and other accrued expenses          $ 2,063,742       2,060,425
   Accrued network services costs                      4,328,597       4,863,663
   Sales and excise tax payable                        1,341,572       1,676,680
   Due to affiliates                                   2,207,665       2,597,559
   Income tax payable                                    257,014         554,596
                                                     -----------      ----------
                                                       9,962,023      11,752,923

Stockholders' Equity
   Common stock                                        8,255,626       8,255,626
   Retained earnings (accumulated deficit)               942,641         769,439
   Treasury stock, 69,120 common shares, at cost        (439,583)       (439,583)
                                                     -----------      ----------
                                                       8,758,684       8,585,482
                                                     -----------      ----------
                                                     $18,720,707      20,338,405
                                                     ===========      ==========

                             MATRIX TELECOM, INC.

                           STATEMENTS OF OPERATIONS
            For the Six Month Periods Ended June 30, 1997 and 1996
                                  (Unaudited)



                                           1997          1996
                                           ----          ----

Revenues                                  $26,829,063    37,579,184

Cost of Revenues                           18,314,213    25,298,873
                                          -----------    ----------

Gross Margin                                8,514,850    12,280,311

Operating expenses
   Selling, general and administrative      7,800,920     9,566,846
   Depreciation and amortization              364,200       537,105
                                          -----------    ----------
         Total operating expenses           8,165,120    10,103,951
                                          -----------    ----------

Operating income (loss)                       349,730     2,176,360

Interest expense                               (6,864)     (176,689)
Other income, net                             (44,238)       57,525
                                          -----------    ----------
Income (loss) before income taxes             298,628     2,057,196

Income tax expense (benefit)                  125,426       905,166
                                          -----------    ----------
                                              173,202     1,152,030

Equity in net income (loss) of DNS                  -    (1,413,245)
                                          -----------    ----------

Net income (loss)                             173,202      (261,215)
                                          ===========    ==========

Net income (loss) per share               $      0.05         (0.09)
                                          ===========    ==========

Weighted average shares outstanding         3,484,260     2,754,037
                                          ===========    ==========

                             MATRIX TELECOM, INC.

                           STATEMENTS OF CASH FLOWS
            For the Six Month Periods Ended June 30, 1997 and 1996
                                  (unaudited)

                                                         1997             1996
                                                         ----             ----

Cash Flows from Operating Activities:
   Net income (loss)                                     $   173,202      (261,215)
   Adjustments to reconcile net income (loss) to net
    cash provided by operating activities
      Depreciation and amortization                          364,200       537,105
      Amortization of advanced commissions                   832,094             -
      Provision for bad debts                                668,948       842,918
      Loss on disposition of assets                            2,748             -
      Equity in loss of DNS                                        -     1,413,245
    Changes in assets and liabilities:
      Accounts receivable                                  1,373,111    (2,318,204)
      Due from affiliates                                     24,514      (436,418)
      Other current assets                                  (201,430)     (252,247)
      Accounts payable and accrued liabilities            (1,401,002)    1,753,254
      Due to affiliate                                      (389,894)      507,665
                                                         -----------    ----------
    Net cash provided by operating activities              1,446,491     1,786,103

Cash Flows from Investing Activities:
   Purchase of property and equipment                       (127,540)     (574,729)
   Advance to AvTel                                          500,000             -
   Loans made to affiliates                               (1,924,303)            -
   Repayments (advances) to DNS, net                               -    (3,978,905)
                                                         -----------    ----------
       Net cash used in investing activities              (2,551,843)   (4,553,634)

Cash Flows from Financing Activities:
   Net change in notes payable                                     -     2,896,000
   Purchase of common stock for treasury                           -      (439,583)
   Repayment of affilate loans                               723,600             -
                                                         -----------    ----------
       Net cash provided by financing activities             723,600     2,456,417
       Net decrease in cash and cash equivalents            (381,752)     (311,114)

Cash and cash equivalents at beginning of period           4,622,396     3,164,053
                                                         -----------    ----------
Cash and cash equivalents at end of period               $ 4,240,644     2,852,939
                                                         ===========    ==========
Cash paid during the period for:
     Interest                                            $        11       173,380
                                                         ===========    ==========
   Income taxes, net of refunds                          $   871,150       827,936
                                                         ===========    ==========


                             MATRIX TELECOM, INC.

                         NOTES TO FINANCIAL STATEMENTS
                            June 30, 1997 and 1996
                                  (Unaudited)



(1)  Basis of Financial Reporting
     ----------------------------

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to rules and regulations of the Securities and Exchange Commission; however, Matrix Telecom believes the disclosures which are made are adequate to make the information presented not misleading. These financial statements and footnotes should be read in conjunction with the financial statements and notes thereto of Matrix Telecom for the three year period ended December 31, 1996 included elsewhere herein.

     The unaudited financial information for the six months ended June 30, 1997 and 1996 has not been audited by independent public accountants; however, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the results of operations for the six-month periods have been included therein. The results of operations for the first six months of the year are not necessarily indicative of the results of operations which might be expected for the entire year.

     The balance sheet as of December 31, 1996, has been taken from the audited financial statements as of that date.

(2)  Proposed Merger
     ---------------

     On April 29, 1997, Matrix Telecom entered into a Stock Exchange Agreement with AvTel Communications, Inc. whereby AvTel would issue shares of its common stock for all of the outstanding common stock of Matrix Telecom. After the share exchange, the former shareholders of Matrix Telecom will hold approximately 81% of the then-outstanding common stock of AvTel. The share exchange is subject to AvTel shareholders' approval and various other conditions to closing. The transaction will be accounted for as a reverse acquisition of AvTel by Matrix Telecom using the purchase method of accounting.

(3)  Loans made to affiliates
     ------------------------

     In March 1997, Matrix Telecom loaned approximately $1,924,000 to Core
          Marketing, L.L.C., an affiliated company, with no interest, due September 1998. In June 1997, Matrix Telecom loaned AvTel Communications, Inc. $500,000 at rates ranging from eight to fifteen percent, due by December 1997 or 180 days after the termination of the Exchange Agreement. In February 1997, a major shareholder repaid Matrix Telecom the $723,600 outstanding balance due for the purchase of common stock.

(4)  Sale of DNS
     -----------

     In July 1996, Matrix Telecom sold the customer base acquired in the DNS acquisition (in addition to certain blocks of customers acquired during 1995 and 1996), together with related assets, to a former officer of Matrix Telecom and a former shareholder of DNS for approximately $5,270,000. Matrix Telecom recorded a gain on this sale of approximately $3,221,000. This gain is recorded in the equity in net income (loss) of DNS in the July 1996 statement of operations.

                               PRELIMINARY COPY

                          AVTEL COMMUNICATIONS, INC.
                                REVOCABLE PROXY
                      FOR SPECIAL MEETING OF SHAREHOLDERS
                              SEPTEMBER 26, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned shareholder of AvTel Communications, Inc., a Utah corporation (the "Company"), hereby appoints Anthony E. Papa and James P. Pisani and each of them, with full power of substitution, as proxies for the undersigned to vote, as designated below, and otherwise represent all the shares registered in the name of the undersigned at the Special Meeting of Shareholders of the Company to be held on September 26, 1997, at 10:00 a.m. at 130-B Cremona Drive, Santa Barbara, California, and at any adjournment thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters as set forth in the accompanying Proxy Statement. Either of such proxies or their substitutes, as shall be present and shall act at said meeting or any adjournment or adjournments thereof shall have and may exercise all the powers of said proxies hereunder.

(1)      APPROVAL OF SHARE EXCHANGE

            _____  FOR      ______  AGAINST      _____  ABSTAIN

            The ratification and approval of the Stock Exchange Agreement dated April 29, 1997, as amended, (the "Exchange Agreement") between the Company and Matrix Telecom, Inc., a Texas corporation ("Matrix"), pursuant to which: (i) the Company will acquire Matrix by way of a stock for stock exchange (the "Share Exchange") with the shareholders of Matrix (the "Matrix Shareholders"); (ii) the Matrix Shareholders, after giving effect to the Share Exchange, will own approximately 84% of the issued and outstanding Common Stock of the Company; (iii) holders of outstanding Matrix stock options would receive non-qualified stock options of the Company; and (iv) the Company will enter into a Registration Rights and Lockup Agreement which will provide certain registration rights for, and restrictions on, certain of the Matrix Shareholders.

(2)      APPROVAL OF REINCORPORATION MERGER

            _____  FOR      ______  AGAINST      _____  ABSTAIN

            The ratification and approval of an Agreement and Plan of Merger between the Company and AvTel Communications, Inc., a Delaware corporation ("AvTel Delaware") pursuant to which: (i) concurrently with, or immediately prior to, the Share Exchange, the Company will change its state of incorporation from Utah to Delaware by merging with and into AvTel Delaware, a newly-formed, wholly-owned subsidiary of the Company (the "Reincorporation Merger"); (ii) AvTel Delaware shall succeed to all the rights, benefits, duties and obligations of the Company (including its rights, benefits, duties and obligations under the Exchange Agreement described in the proposal above); (iii) outstanding shares of the Company's Common Stock and Preferred Stock (and outstanding options to purchase Common Stock) will be converted into shares of AvTel Delaware (or options, as the case may be) on a four to one basis, with cash to be paid in lieu of any fractional shares; (iv) the Certificate of Incorporation of AvTel Delaware, as the surviving corporation, will be in substantially the form attached to the Proxy Statement; and (v) the Bylaws of AvTel Delaware, as the surviving corporation, will be in substantially the form attached to the Proxy Statement.

(2)      OTHER MATTERS

            As determined by a majority of the Board of Directors of the Company on such other business, if any, as may properly come before the meeting or any adjournments thereof.

            The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement dated September 9, 1997, together with the Exhibits attached thereto.


               PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS INDICATED; HOWEVER, IF NO INSTRUCTIONS ARE GIVEN, this Proxy will be voted FOR ratification and approval of the Share Exchange and the Reincorporation Merger, and as determined by a majority of the Board of Directors of the Company upon any other matter properly presented to the meeting or at any adjournments thereof.

                            If the shares are held jointly, each holder should sign. If signing for estates, trusts, partnerships or corporations, title or capacity should be stated. Sign exactly as the name(s) appear on the stock certificate(s).

                            Dated:
                            _________________________, 1997

                            (Signature) ______________________________

                            (Signature) ______________________________

SIGNATURES MUST CORRESPOND EXACTLY WITH THE NAME(S) APPEARING ON THIS PROXY.
     EACH JOINT OWNER MUST SIGN. HOWEVER, WHERE SHARES ARE HELD IN JOINT TENANCY, THE SIGNATURE OF ONE JOINT TENANT IS SUFFICIENT.


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.